As filed with the Securities and Exchange Commission on January 15, 2021

Registration No. 333-[  ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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Galaxy Next Generation, Inc.

(Exact name of Registrant as specified in its charter)

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Nevada	8211	61-1363026
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

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285 N Big A Road

Toccoa, Georgia 30577

(706) 391-5030

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Gary LeCroy

Chief Executive Officer and

Chairman of the Board of Directors

Galaxy Next Generation, Inc.

285 N Big A Road

Toccoa, Georgia 30577

(706) 391-5030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Leslie Marlow, Esq. Hank Gracin, Esq. Patrick J. Egan, Esq. Gracin & Marlow, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York 10174 (212) 907-6457

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of "large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

-i-

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Securities to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock to be offered for resale by Selling Stockholder(2)	500,000,000	$0.0248	$12,400,000	$1,352.84

(1) Represents (i) 450,000,000 shares of common stock par value $0.0001 that may be sold by the Selling Stockholder named in this registration statement (the "Selling Stockholder") that we may sell and issue to the Selling Stockholder pursuant to a purchase agreement dated May 30, 2020, as amended on July 9, 2020 and amended and restated on December 29, 2020, by and between the registrant and the Selling Stockholder and (ii) 50,000,000 shares of common stock issued to the Selling Stockholder. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of common stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2) Pursuant to Rule 457(c) of the Securities Act, calculated on the basis of the last sale reported of the Registrant's common stock as reported by the OTCQB on January 14, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell-these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED January 15, 2021

PROSPECTUS

500,000,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to 500,000,000 shares of our common stock par value $0.0001 by Tysadco Partners, LLC, or Tysadco Partners. Tysadco Partners is also referred to in this prospectus as the Selling Stockholder.

The shares of common stock being offered by the Selling Stockholder may be issued pursuant to the amended and restated purchase agreement that we entered into on December 29, 2020, which we refer to in this prospectus as the Amended and Restated Purchase Agreement. Please refer to the section of this prospectus entitled "Tysadco Partners Transaction" for a description of the Amended and Restated Purchase Agreement and the section entitled "Selling Stockholder" for additional information regarding Tysadco Partners. The prices at which Tysadco Partners may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

The Selling Stockholder may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholder may sell or otherwise dispose of their shares of common stock in the section entitled "Plan of Distribution." The Selling Stockholder will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission.

The Selling Stockholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

Our common stock issued is traded on the OTCQB under the symbol "GAXY". On January 14, 2021 the last reported sale price of our common stock on the OTCQB was $0.0248.

Investing in our securities involves various risks. See "Risk Factors" beginning on page [7] of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  _____________, 2021

-iii-

TABLE OF CONTENTS

PAGE
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	-iv-
INDUSTRY AND MARKET DATA	-iv-
PROSPECTUS SUMMARY	-1-
THE OFFERING	-4-
RISK FACTORS	-7-
USE OF PROCEEDS	-20-
DETERMINATION OF OFFERING PRICE	-20-
THE TYSADCO PARTNERS TRANSACTION	-20-
SELLING STOCKHOLDER	-23-
DIVIDEND POLICY	-25-
PLAN OF DISTRIBUTION	-25-
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	-26-
BUSINESS	-32-
MANAGEMENT	-35-
CORPORATE GOVERNANCE	-36-
EXECUTIVE COMPENSATION	-37-
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	-38-
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	-38-
PRINCIPAL STOCKHOLDERS	-40-
DESCRIPTION OF SECURITIES WE ARE OFFERING	-41-
DESCRIPTION OF OUR CAPITAL STOCK	-41-
LEGAL MATTERS	-53-
EXPERTS	-53-
WHERE YOU CAN FIND MORE INFORMATION	-54-
DISCLOSURE OF THE SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	-54-
GALAXY NEXT GENERATION, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS	F-1-79

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See "Where You Can Find More Information."

Information contained in, and that can be accessed through our web site, www.galaxynext.us, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Shares offered hereunder.

Unless the context otherwise requires, the terms "Galaxy," "we," "us" and "our" in this prospectus refer to Galaxy Next Generation, Inc., and "this offering" refers to the offering contemplated in this prospectus.

Neither we nor the Selling Stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the Selling Stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that includes information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as "may," "should," "would," "expect," "intend," "anticipate," "believe," "estimate," "continue," "plan," "potential" and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus or incorporated herein by reference.

You should read this prospectus and the documents we have filed as exhibits to this Registration Statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus under the heading "Risk Factors".

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all the information presented in this prospectus particularly our forward-looking statements, by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in "Risk Factors." We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

-iv-

PROSPECTUS SUMMARY

Company Overview

We are a manufacturer and distributor of interactive learning technologies and enhanced audio solutions. We develop both hardware and software that allows the presenter and participant to engage in a fully collaborative instructional environment. We also develop award winning classroom audio solutions and school PA and Intercom products, creating a full line card offering for classrooms to our channel partners. Our products include our own private-label interactive touch screen panel as well as numerous other national and international branded peripheral and communication devices. New technologies like our own touchscreen panels are sold along with renowned brands such as Google Chromebooks, Microsoft Surface Tablets, Lenovo and Acer computers, Verizon WiFi and more. We provide a multitude of services to our customers, including installation, training, and maintenance.

Our current distribution channel consists of approximately 30 resellers across the United States who primarily sell our product within the commercial and educational market. While we do not control where our resellers focus their efforts, based on experience, the kindergarten through 12th grade education market is the largest customer base for the product, comprising nearly 90% of all purchases. In addition, we possess our own resell channel that sells directly to the Southeast region of the United States.

We believe the market space for interactive technology in the classroom is a perpetual highway of business opportunity, especially in light of the COVID-19 pandemic as school systems have sought to operate remotely during this pandemic. Public and private school systems are in a continuous race to modernize their learning environments. Our goal is to be an early provider of the best and most modern technology available.

We are striving to become the leader in the market for interactive flat panel technology, associated software and peripheral devices for classrooms. Our goal is to provide an intuitive system to enhance the learning environment and create easy to use technology for the teacher, increasing student engagement and achievement. Our products are developed and backed by a management team with more than 30 combined years in the classroom technology space.

On June 22, 2018, we consummated a reverse triangular merger whereby Galaxy Next Generation, Inc., a private company incorporated under the laws of the State of Georgia, merged with and into our newly formed subsidiary, Galaxy MS, Inc. (Galaxy MS or Merger Sub), which was formed specifically for the transaction. After the merger, we changed our name to Galaxy Next Generation, Inc. Under the terms of the merger, the private company shareholders transferred all their outstanding shares of common stock to Galaxy MS, in return for our Series C Preferred Shares. Prior to the merger, we operated under the name Full Circle Registry, Inc.'s (FLCR) and our operations were based upon our ownership of Georgetown 14 Cinemas, a fourteen-theater movie complex located on approximately seven acres in Indianapolis, Indiana. Prior to the merger, our sole business and source of revenue was from the operation of the theater, and as part of the merger agreement, we had the right to spinout the theater to the prior shareholders of FLCR. Effective February 6, 2019, we sold our interest in the theater to focus our resources on our technology operations.

On September 4, 2019, we entered into a stock purchase agreement with Interlock Concepts, Inc. (Concepts) and Ehlert Solutions Group, Inc. (Solutions).  Under the stock purchase agreement, we acquired 100% of the outstanding capital stock of both Concepts and Solutions. The purchase price for the acquisition was 1,350,000 shares of common stock and a two year note payable to the seller for $3,000,000. The note payable to the seller is subject to adjustment based on the achievement of certain future earnings goals and settlement of certain pre-acquisition liabilities. This acquisition provides additional products to what Galaxy offers, including fundamental tools and products for building notification systems primarily to K-12 education market customers located primarily in the north and northwest United States. These products and services allow institutions access to intercom, scheduling, and notification systems with improved ease of use. The products provide an open architecture solution to customers which allows the products to be used in both existing and new environments. Intercom, public announcement, bell and control solutions are easily added and integrated within the open architecture design and software model. These products combine elements over a common internet protocol network, which minimizes infrastructure requirements and reduces costs by combining systems.

On October 15, 2020, we continued to execute on our product and solutions strategy by acquiring the assets of Classroom Technologies Solutions, Inc. ("Classroom Tech"), a designer, manufacturer, importer and integrator of audio-visual products, with headquarters in Jacksonville, Florida.  Pursuant to the terms of an Asset Purchase Agreement (APA) that we entered into with Classroom Tech, we acquired the assets of Classroom Tech for consideration of (a) paying off a secured Classroom Tech loan, not to exceed the greater of 50% of the value of the Classroom Tech assets acquired or $120,000; (b) the issuance a promissory note in the amount of $44,526 to a Classroom Tech designee; and (c) the issuance of 10 million shares of our common stock to the seller of Classroom Tech.

COVID-19 Pandemic Update

The ongoing outbreak of Coronavirus (COVID-19) has caused significant disruptions to national and global economies and government activities. However, during this time, we have continued to conduct our operations to the fullest extent possible, while responding to the outbreak with actions that include:

● coordinating closely with our suppliers and customers;

● instituting various aspects of our business continuity programs;

● planning for and working aggressively to mitigate disruptions that may occur; and

● supporting our communities and schools in addressing the challenges of the pandemic, such as the production and installation of COVID shields and providing products that allow educators to operate in a remote teaching environment.

As such, we have experienced quarter-over-quarter revenue increases during the quarters ended September 30, 2020, June 30, 2020 and March 31, 2020, as our customers face a greater need and willingness to spend on information technology.  While we cannot guarantee this trend will continue, we believe our education customers have prioritized their budgets towards IT spending creating a more robust customer demand for remote enablement.

The pandemic has not had a substantial net impact to our consolidated operating results or our liquidity position so far in fiscal year 2021. However, we have experienced supply chain delays due to the pandemic.  In addition, increased product demand has resulted in our increased need for additional funding. We continue to meet our short-term liquidity needs from revenue derived from product sales supplemented with proceeds from issuances of debt and equity, and we expect to maintain access to the capital markets. To date in fiscal year 2021, we have not observed any impairments of our assets or a significant change in the fair value of assets due to the pandemic. We intend to continue to work with our employees and customers to implement safety measures to ensure that we are able to continue manufacturing and installing our products.

However, given the global economic slowdown, and the other risks and uncertainties associated with the pandemic, our business, financial condition, results of operations and growth prospects could be materially adversely affected. The extent to which the COVID-19 pandemic impacts our business, the business of our suppliers and other commercial partners, our corporate development objectives, our ability to access capital and the value of and market for our common stock par value $0.001 per share (the "Common Stock"), will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and other countries, and the effectiveness of actions taken globally to contain and treat the disease.

Business environment and trends

The educational technology market is currently experiencing substantial growth due to government mandates for improving the education results in the United States. Education, governments, corporations and individuals are recognizing the growing need to utilize technology for more effective delivery of information to educate end users. Today, most classrooms are equipped with some type of smart board technology but given the ever-changing nature of technology, previous investments are becoming obsolete. The industry has several hundred technology resellers, selling a variety of products, already selling to these entities directly. Our goal is to target the resellers to gain market share growth in the education technology market.

Opportunities and plan of operations

We believe that our products, both hardware and software, and the products we intend to develop as part of our extensive product road map, positions us to be one of the leading providers of interactive educational products. We believe that the increase in consumer spending along with the ever-evolving increase in standards for curriculum are two driving focuses for the increase in the demand for interactive educational technology. Some additional factors that we believe will impact our opportunity include:

● Significant resources are being devoted to primary and secondary education, both in the United States and abroad. As set forth in the Executive Office of the President, Council of Economic Advisers report, United States education expenditure (primary, secondary and post-secondary) has been estimated at approximately $1.3 trillion, with primary and secondary education accounting for close to half ($625 billion) of this spending. Global spending is approximated at roughly triple United States spending for primary and secondary education.

● The United States primary and secondary market has always been a point of political debate and scrutiny. With American students ranking far behind other global students in international tests, the United States education system severely impairs the United States' economic, military and diplomatic security as well as broader components of America's global leadership.

● The demand for interactive flat panels is on the rise. With traditional interactive whiteboards having been in the market for more than fifteen years, many of these technologies are coming to a refresh period and are being replaced with the newer, more advanced interactive flat panels.

We intend to build upon our proven ability to produce and sell interactive classroom products. We have begun to implement the growth strategies described below and expect to continue to do so in the upcoming years. In order to implement each goal pertaining to growth, the Company may need additional capital to implement each strategy, particularly in relation to the target acquisition(s) of complementary businesses or technologies.

We intend to grow our business by using the following methodology:

● Capitalizing on market trends in the educational industry: We believe our long history of selling into the K-12 education market provides us with the expertise to continue to stay on the cutting edge of new product development and needs of the classroom teacher. We also believe our expertise in customer service and training positions us well for expected growth. We intend to build our core business by leveraging the strengths of our leadership and building out a solid team with experience and expertise in our market.

● Expanding our reseller channel sales: The educational technology industry is driven by relationships. We intend to continue to grow and expand our resellers in strategic geographical regions so that we are able to leverage the relationships in the local school systems within those regions.

● Growth through acquisitions: We believe that the interactive and collaborative classroom has many components and moving parts. We intend to stay on the cutting edge of new products by building out our product offerings and line card through strategic acquisitions. The acquisition(s) provides us with significant opportunities to grow our business by adding complementary products to provide a whole classroom interactive experience to our customers. We intend to pursue acquisitions that provide services within our current core product offerings, extend our geographic reach and expand our product offerings.

● Further developing intellectual property: We intend to build upon our success in developing original software that we own and license to other brands, and distributors globally. When we develop an original software or application, we retain the copyright and patent of that content. We will create additional revenue streams from development fees, brand license fees, distribution license fees and ancillary sources.

● Expanding our geographic presence: We believe that by expanding our physical presence into select domestic and international regions, we will be better able to attract and retain clients. With a physical presence in strategic locations around the US, we believe we can provide better customer service and offer local services and training resulting in an increase in revenue for those areas.

Corporate Information and History

We were originally organized as a corporation in 2001. Our principal executive offices are located at 286 Big A Road Toccoa, Georgia 30577, and our telephone number is (706) 391-5030. Our website address is www.galaxynext.us. Information contained in our website does not form part of this Registration Statement and is intended for informational purposes only.

On June 22, 2018, we consummated a reverse triangular merger whereby Galaxy Next Generation, Inc., a private company, merged with and into our newly formed subsidiary, Galaxy MS, Inc. (Galaxy MS or Merger Sub) incorporated under the laws of the State of Georgia, which was formed specifically for the transaction. Under the terms of the merger, the private company shareholders transferred all their outstanding shares of common stock to Galaxy MS, in return for our Series C Preferred Shares. After the merger, we changed our name to Galaxy Next Generation, Inc. Prior to the merger, we operated under the name Full Circle Registry, Inc.'s (FLCR) and our operations were based upon our ownership of Georgetown 14 Cinemas, a fourteen-theater movie complex located on approximately seven acres in Indianapolis, Indiana. Prior to the merger, our sole business and source of revenue was from the operation of the theater, and as part of the merger agreement, we had the right to spinout the theater to the prior shareholders of FLCR. Effective February 6, 2019, we sold our interest in the theater to focus our resources on our technology operations.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING

Common Stock Being Offered by the Selling Stockholder

500,000,000 shares of common stock consisting of:

● 50,000,000 commitment shares issued to Tysadco Partners pursuant to the Amended and Restated Purchase Agreement

● 450,000,000 shares of common stock that may be issued and sold to Tysadco Partners pursuant to the Amended and Restated Purchase Agreement

Common Stock Outstanding Before the Offering	2,715,894,203 shares (as of January 14, 2021)

Common Stock Outstanding After the Offering

3,165,894,203 shares (assuming the issuance after the date of this prospectus by us to Tysadco Partners pursuant to the Amended and Restated Purchase Agreement described below of all of the shares that are being offered by this prospectus)

Use of Proceeds

Tysadco Partners will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the Selling Stockholder. However, we may receive in the aggregate gross proceeds of up to $10 million from the sale of our common stock to Tysadco Partners pursuant to the Amended and Restated Purchase Agreement described below. Any proceeds from Tysadco Partners that we receive under the Amended and Restated Purchase Agreement are expected to be used for general corporate purposes, which may include, without limitation working capital and general and administrative expenses.

Risk Factors

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page -7- and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

OTCQB Symbol	"GAXY"

Outstanding Shares

The number of shares of Common Stock to be outstanding immediately prior to and following this Offering excludes:

● 100,000,000 shares of common stock to be issued pursuant to the Tysadco SPA

On May 31, 2020, we entered into a purchase agreement and a registration rights agreement (the "Registration Rights Agreement") with Tysadco Partners. On July 9, 2020, we made certain clarifying amendments to such purchase agreement (the purchase agreement as amended is referred to as the "Original Purchase Agreement"). To date we have received gross proceeds of $2,000,000 from the sale of 242,000,000 shares of our common stock to the Selling Stockholder pursuant to the terms of the Original Purchase Agreement.  On December 29, 2020, we entered into the Amended and Restated Purchase Agreement. Under the Amended and Restated Purchase Agreement, we have the right to sell to Tysadco Partners up to $10,000,000 in shares of common stock, subject to certain limitations and conditions set forth in the Amended and Restated Purchase Agreement. As consideration for Tysadco Partner's commitment to purchase shares of common stock pursuant to the Amended and Restated Purchase Agreement, we issued to Tysadco Partners 50,000,000 shares of common stock, or the Commitment Shares. We did not receive any cash proceeds from the issuance of such shares. See "The Amended and Restated Purchase Agreement" for additional information regarding the terms of the Purchase Agreement and Registration Rights Agreement that we entered into with Tysadco Partners.

We do not know what the purchase price for our common stock will be and therefore cannot be certain as to the number of shares we might issue to Tysadco Partners under the Amended and Restated Purchase Agreement after the date of this prospectus.

Summary Risks

Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware of before you decide to buy our common stock. In particular, you should carefully consider following risks, which are discussed more fully in "Risk Factors" beginning on page 7 of this prospectus:

● We have experienced delays due to disruptions in our supply chain as a direct result of the novel COVID-19 Coronavirus (“COVID-19”) including delays in shipments from China and may also experience payment delays from customers if they are negatively impacted by COVID-19. While we have implemented business continuity plans designed to address and mitigate the current and future impact of COVID-19, such effects are unpredictable and there is no guarantee our efforts will mitigate the negative effects the COVID-19 may continue to have on our business and results of operations;

● we have incurred losses for the years ended June 30, 2020 and 2019 and for the quarter ended September 30, 2020;

● we require substantial funds to expand our business and meet our product demand;

● we may pursue acquisitions, joint ventures or other growth opportunities, which could present unforeseen integration obstacles or costs and could dilute our stockholders;

● we may have difficulty in entering into and maintaining strategic alliances with third parties;

● we generate substantially all of our revenue from the sale of our interactive learning technology hardware and software products, and related installation, training, and maintenance services, and any significant reduction in sales of these products or services would materially harm our business;

● our business is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter-to-quarter and adversely affect our working capital and liquidity throughout the year;

● our working capital requirements and cash flows are subject to fluctuation, which could have an adverse effect on our financial condition;

● we operate in a highly competitive industry;

● if we are unable to continually enhance our products and to develop, introduce and sell new technologies and products at competitive prices and in a timely manner, our business will be harmed;

● we receive a significant portion of our revenues from a small number of customers and the loss of any one of these customers or failure to collect a receivable from them could adversely affect our operations and financial position;

● we rely on highly skilled personnel, and, if we are unable to attract, retain or motivate qualified personnel, we may not be able to operate our business effectively;

● we use resellers and distributors to promote and sell our products over which we have limited control;

● we are controlled by, and dependent upon, our management;

● our businesses are geographically concentrated and could be significantly affected by any adverse change in the regions in which we operate;

● our suppliers may not be able to always supply components or products to us on a timely basis and on favorable terms, and as a result, our dependency on third party suppliers has adversely affected our revenue and may continue to do so;

● our facilities and information systems and those of our key suppliers could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations;

● increases in component costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and have an adverse effect on our business, financial condition, and operating results;

● adverse changes in economic and political policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business;

● we face significant challenges growing our sales in foreign markets;

● decreases in, or stagnation of, spending or changes in the spending policies or budget priorities for government funding of schools, colleges, universities, other education providers or government agencies may have a material adverse effect on our revenue;

● if our products fail to comply with consumer product or environmental laws, it could materially affect our financial performance;

● defects in our products can be difficult to detect before shipment; If defects occur, they could have a material adverse effect on our business;

● we may not be able to obtain patents or other intellectual property rights necessary to protect our proprietary technology and business;

● our business may suffer if it is alleged or determined that our technology or another aspect of our business infringes the intellectual property of others;

● if we are unable to anticipate consumer preferences and successfully develop attractive products, we might not be able to maintain or increase our revenue or achieve profitability

● we may be unable to keep pace with changes in technology as our business and market strategy evolves;

● future sales of our common stock could adversely affect our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our common stock;

● the market price of our common stock may be volatile, which could cause the value of your investment to fluctuate and possibly decline significantly;

● certain provisions of Nevada law may have anti-takeover effects;

● we have no intention of declaring dividends on our common stock in the foreseeable future;

● we have discovered weaknesses in our internal controls.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following risks and other information included in this prospectus before you decide whether to buy our common stock. The following risks may adversely affect our business, financial condition, and operating results. As a result, the trading price of our common stock could decline and you could lose part or all of your investment. Additional risks, uncertainties and other factors not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to This Offering

We may not be able to access the full amounts available under the Amended and Restated Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations, which could have an adverse effect on our business.

We intend to rely on the Amended and Restated Purchase Agreement for our near-term capital needs. We may direct Tysadco Partners to purchase up to $10.0 million of shares of our common stock over a 24-month period, commencing upon the satisfaction of certain conditions, including that the registration statement is declared effective by the SEC. Thereafter, on any trading day selected by us, we may sell shares of common stock to Tysadco Partners in an amount equal to the lesser of $500,000 or 300% of the average shares traded for the 10 days prior to the closing request date, with a minimum request of $200,000. The purchase price shall be 85% of the lowest average daily traded price during the ten trading days commencing on the first trading day following delivery and clearing of the delivered shares (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse split or other similar transaction that occurs on or after the date of the Amended and Restated Purchase Agreement).

In addition, Tysadco partners will not be required to purchase any shares of our common stock if such sale would result in its beneficial ownership exceeding 4.99% of the then outstanding shares of our common stock. Our inability to access a portion or the full amount available under the Amended and Restated Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The sale or issuance of our common stock to Tysadco Partners may cause dilution and the sale of the shares of common stock acquired by Tysadco Partners, or the perception that such sales may occur, could cause the price of our common stock to fall.

Upon the execution of the Amended and Restated Purchase Agreement, we issued 50,000,000 Commitment Shares to Tysadco Partners in consideration for its commitment to purchase shares of our common stock under the Amended and Restated Purchase

Agreement. The remaining shares of our common stock that may be issued under the Amended and Restated Purchase Agreement may be sold by us to Tysadco Partners at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Amended and Restated Purchase Agreement, including that the SEC has declared effective the registration statement of which this prospectus is a part and that such registration statement remains effective. The purchase price for the shares that we may sell to Tysadco Partners under the Amended and Restated Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Tysadco Partners. Additional sales of our common stock, if any, to Tysadco Partners will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tysadco Partners all, some, or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Tysadco Partners, after Tysadco Partners has acquired the shares, Tysadco Partners may resell all or some of those shares at any time or from time to time in its discretion. Therefore, sales to Tysadco Partners by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Tysadco Partners, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may not be able to access the full amounts available under the Amended and Restated Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations, which could have an adverse effect on our business

At September 30, 2020, we had cash of $411,721. We had an accumulated deficit of $36,631,570 million at September 30, 2020, and at June 30, 2020, an accumulated deficit of $23,496,792. We have generated significant losses to date and expect to continue to incur significant operating losses. To date, our revenue from operations have been insufficient to support our operational activities and has been supplemented by the proceeds from the issuance of securities. There is no guarantee that additional equity, debt or other funding will be available to us on acceptable terms, or at all.

Our ability to direct Tysadco Partners to purchase up to $10.0 million of shares of our common stock over a 24-month period is subject to the satisfaction of certain conditions, including that the registration statement of which this prospectus is a part is declared effective by the SEC. The extent we rely on Tysadco Partners as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure funding from other sources. If obtaining sufficient funding from Tysadco Partners were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $10.0 million under the Purchase Agreement to Tysadco Partners, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to the Selling Stockholder at any time throughout the term of the Purchase Agreement. The actual number of shares that are sold to the Selling Stockholder may depend based on a number of factors, including the market price of the common stock during the sales period. Actual gross proceeds may be less than $10.0 million, which may impact our future liquidity. Because the price per share of each share sold to the Selling Stockholder will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the sale of our common stock pursuant to the terms of the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. Similarly, the Selling Stockholder may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of sales made by us in future transactions to Selling Stockholder at prices lower than the prices they paid.

Risks Related to Our Business, Operations and Financial Condition

We have incurred losses for the years ended June 30, 2020 and 2019 and the quarter ended September 30, 2020 and there can be no assurance that we will generate net income

For the year ended June 30, 2020 and 2019 we had a net loss of $14,026,107 and $6,663,117, respectively. For the quarter ended September 30, 2020 we had net losses of $13,134,778. There can be no assurance that our losses will not continue in the future, even if our revenues and expenditures for the products and solutions we sell and distribute increase. In addition, as of September 30, 2020, the Company had an accumulated deficit of approximately $37,000,000 and negative working capital of approximately $5,000,000. These factors raise substantial doubt regarding our ability to continue as a going concern.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern.

Our recurring losses from operations and net capital deficiency raises substantial doubt about our ability to continue as a going concern. The consolidated financial statements for the years ended June 30, 2020, and 2019 do not include any adjustments that might result from the outcome of this uncertainty and contemplate the realization of assets and the settlement of liabilities and commitments in the normal course of business. The report of our independent registered public accounting firm for the years ended June 30, 2020 and 2019 included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. If we cannot generate the required revenues and gross margin to achieve profitability or obtain additional capital on acceptable terms, we will need to substantially revise our business plan or cease operations and an investor could suffer the loss of a significant portion or all of his investment in our company.

Our business has been impacted by the COVID-19 pandemic

With the global spread of the ongoing novel coronavirus ("COVID-19") pandemic in 2020, we have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on our employees and business. While our sales have not declined and in fact have increased significantly during the quarters ended September 30, 2020, June 30, 2020 and March 31, 2020, in part as a result of the COVID-19 pandemic, as school systems have sought to operate remotely during this pandemic, we have experienced supply chain delays, including delays in shipments from China. In addition, we could experience payment delays from customers if they are negatively impacted by the pandemic. The business of our suppliers and other commercial partners, our corporate development objectives and the value of and market for our common stock, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and other countries, and the effectiveness of actions taken globally to contain and treat the disease. The global economic slowdown and the other risks and uncertainties associated with the pandemic could have a material adverse effect on our business, financial condition, results of operations and growth prospects. In addition, to the extent the ongoing COVID-19 pandemic adversely affects our business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties which we face.

We have a limited operating history for which you can evaluate our business.

Prior to June 2018, our sole business and source of revenue was from the operation of the Georgetown 14 Cinemas, a fourteen-theater movie complex located on approximately seven acres in Indianapolis, Indiana. In June 2018, we commenced operations in the educational products industry. We have subsequently sold the Georgetown 14 Cinemas and now our operations are solely concentrated within the educational products industry. Therefore, we have a limited history of operations in our current line of business upon which investors can evaluate our business.

We require substantial funds to expand our business.

We will require substantial funds to purchase additional inventories and pay our accounts payable to our vendors, as well as to build our marketing and sales staff. If we do not succeed in raising additional funds on acceptable terms, we may be unable to expand our business and could default in payment of certain of our obligations. There can be no assurance that such financing will be available and that the equity interests of all of our stockholders would not be substantially diluted.

We have disclosed a material weakness in our internal control over financial reporting relating to our accounting procedures which could adversely affect our ability to report our financial condition, results of operations or cash flows accurately and on a timely basis.

In connection with our assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, we identified a material weakness in our internal control over financial reporting relating to our disclosure controls and procedures. The material weakness relates to the fact that our management is relying on external consultants for purposes of preparing its financial reporting package; however, the officers may not be able to identify errors and irregularities in the financial reporting package before its release as a continuous disclosure document. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a result of the deficiencies, we have discovered it is reasonably possible that internal controls over financial reporting may not have prevented or detected errors from occurring that could have been material, either individually or in the aggregate.

We have outstanding debentures secured by a security interest in all of our assets and our failure to comply with the terms and covenants of such debentures could result in our loss of all of our assets.

Some of our outstanding Convertible Debentures are secured by a security interest in all of our assets. The debentures contain both affirmative and negative covenants. Our obligations under the debentures may be accelerated upon the occurrence of an event of default in accordance with the terms of the debentures, which includes customary events of default, including payment defaults, the inaccuracy of representations or warranties, cross-defaults related to material indebtedness, bankruptcy and insolvency related defaults, defaults relating to certain other matters. If we fail to comply with these covenants or if we fail to make certain payments under the secured loans when due, the debenture holders could declare the debentures in default. If we default on the debentures, the holder has the right to seize our assets that secure the debentures, which may force us to suspend all operations.

We have pursued and may continue to pursue acquisitions, joint ventures or other growth opportunities, which could present unforeseen integration obstacles or costs and could dilute our stockholders. We may also face competition in our acquisition strategy, and such competition may limit our number of proposed acquisitions, joint ventures and other growth opportunities.

We recently acquired all of the equity of Interlock Concepts, Inc. and Ehlert Solutions Group, Inc. as well as the assets of Classroom Tech and have explored a wide range of proposed acquisitions, joint ventures and other growth ventures with other educational technology companies that have interests in related businesses or other strategic opportunities. The process of integrating any acquired business, including Interlock Concepts, Inc. and Ehlert Solutions Group, Inc. and Classroom Tech, may create unforeseen operating difficulties and expenditures and is itself risky. Any future acquisitions, joint ventures or other growth opportunities will be subject to a number of challenges, including:

●

diversion of management time and resources as well as a shift of focus from operating the businesses to issues related to integration and administration, which could result in the potential disruption of our ongoing business;

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the need to integrate each company’s accounting, management, information, human resources and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

●	the need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had lacked such controls, procedures and policies;
●	difficulties in maintaining uniform standards, controls, procedures and policies;
●	difficulties in managing operations in widely disparate time zones;
●

potential unknown liabilities associated with acquired businesses, including liability for activities of the acquired company before the acquisition, including violations of laws, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities;

●	difficulty retaining key alliances on attractive terms with partners and suppliers;
●	declining employee morale and retention issues resulting from changes in compensation, or changes in management, reporting relationships, future prospects or the direction or culture of the business;
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in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political, and regulatory risks associated with specific countries; and

●	in some cases, the need to transition operations, end-users, and customers onto our existing platforms.

Failure to manage expansion effectively may affect our success in executing our business plan and may adversely affect our business, financial condition and results of operation. We may not realize the anticipated benefits of any or all of our acquisitions or may not realize them in the time frame expected. Future acquisitions or mergers may require us to issue additional equity securities, spend our cash, or incur debt, and amortization expenses related to intangible assets or write-offs of goodwill, any of which could adversely affect our results of operations.

We may have difficulty in entering into and maintaining strategic alliances with third parties.

We have entered into and we may continue to enter into strategic alliances with third parties to gain access to new and innovative technologies and markets. These parties are often large, established companies. Negotiating and performing under these arrangements involves significant time and expense, and we may not have sufficient resources to devote to our strategic alliances, particularly those with companies that have significantly greater financial and other resources than we do. The anticipated benefits of these arrangements may never materialize and performing under these arrangements may adversely affect our results of operations.

We generate substantially all of our revenue from the sale of our interactive learning technology products and related services and any significant reduction in sales of these products or services would materially harm our business.

For the years ended June 30, 2020 and 2019, we generated approximately 99% and 67% of our revenue, respectively, from sales of our interactive learning technology hardware and software products, and related installation, training, and maintenance services. Any material decrease in the demand for our products and services would significantly reduce our revenue. If any of our competitors introduces attractive alternatives to our products or services, we could experience a significant decrease in sales as customers migrate to those alternative products and services.

Our business is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter to quarter and adversely affect our working capital and liquidity throughout the year.

We expect quarterly fluctuations in our revenues and operating results to continue. These fluctuations could result in volatility and adversely affect our cash flow, working capital and liquidity. As our business grows, we expect these seasonal fluctuations may become more pronounced. Traditionally, the majority of expenditures by school districts occur in the second and third calendar quarters after receipt of budget allocations. Because our revenues and operating results are driven largely by the purchasing cycles of the educational market and normally fluctuate as a result of seasonal variations in our business, sequential quarterly comparisons of our financial results may not provide an accurate assessment of our financial position.

Our working capital requirements and cash flows are subject to fluctuation, which could have an adverse effect on our financial condition.

If we are unable to manage fluctuations in cash flow, our business, operating results and financial condition may be materially adversely affected. Our working capital requirements and cash flows have historically been, and are expected to continue to be, subject to seasonal fluctuations, depending on a number of factors. Factors which could result in fluctuations in our working capital and cash flows include:

●	the quantity of product and service sales revenue achieved;
●	the margins achieved on sales of products and services;
●	the timing and collection of receivables;
●	the timing and size of inventory and related component purchases; and
●	the timing of payment on payables and accrued liabilities.

We operate in a highly competitive industry.

The interactive learning technology industry in which we operate is highly competitive and characterized by frequent product introductions and rapid technological advances that have substantially increased the capabilities and use of interactive projectors, interactive whiteboards, and microcomputer-based logging technologies and combinations of them. We face substantial competition from developers, manufacturers and distributors of interactive learning products and solutions, including interactive projectors, interactive whiteboards and microcomputer data logging products.

Many of these competitors have, and our potential competitors may have, significantly greater financial and other resources than we do and have spent, and may continue to spend, significant amounts of resources to try to enter or expand their presence in the market. These companies may manufacture and/or distribute new, alternative or substitute products that compete for the pool of available funds that previously could have been spent on interactive displays and associated products. In addition, low cost competitors have appeared in China and other countries. We may not be able to compete effectively against these current and future competitors. Increased competition or other competitive pressures have and may continue to result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations.

Some of our customers are required to purchase equipment by soliciting proposals from a number of sources and, in some cases, are required to purchase from the lowest bidder. While we attempt to price our products competitively based upon the relative features they offer, our competitors' prices and other factors, we are often not the lowest bidder and, in such cases, may lose sales. For example, we have observed sales of tablet computers by competitors to school districts in the U.S. whose technology budgets could otherwise have been used to purchase interactive displays.

Competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively and faster than we can or devote greater resources to the development, promotion and sale of products than we can. Current and potential competitors may establish cooperative relationships among themselves or with third parties, including through mergers or acquisitions, to increase the ability of their products to address the needs of customers. If these interactive display competitors or other substitute or alternative technology competitors acquire significantly increased market share, it could have a material adverse effect on our business, financial condition or results of operations.

If we are unable to continually enhance our products and to develop, introduce and sell new technologies and products at competitive prices and in a timely manner, our business will be harmed.

Our future success will depend upon our ability to enhance our products and to develop, introduce and sell new technologies and products offering enhanced performance and functionality at competitive prices and in a timely manner and market acceptance of any new products. If we are unable, for any reason, to enhance, develop, introduce and sell new products in a timely manner, or at all, in response to changing market conditions or customer requirements or otherwise, our business will be harmed.

The development of new technologies and products involves time, substantial costs and risks. Our ability to successfully develop new technologies will depend in large measure on our ability to maintain a technically skilled research and development staff and to adapt to technological changes and advances in the industry. The success of new product introductions depends on a number of factors, including timely and successful product development, market acceptance, the effective management of purchase commitments and inventory levels in line with anticipated product demand, the availability of components in appropriate quantities and costs to meet anticipated demand, the risk that new products may have quality or other defects and our ability to manage distribution and production issues related to new product introductions. If we are unsuccessful in selling the new products that we develop and introduce, or any future products that we may develop, we may carry obsolete inventory and have reduced available working capital for the development of other new technologies and products.

We receive a significant portion of our revenues from a small number of customers and the loss of any one of these customers or failure to collect a receivable from them could adversely affect our operations and financial position.

We have three customers that accounted for approximately 79% of accounts receivable at June 30, 2020 and one customer that accounted for approximately 86% of accounts receivable at June 30, 2019. We have two customers that accounted for approximately 40% of total revenue for the year ended June 30, 2020 and four customers that accounted for 79% of revenues for the year ended June 30, 2019. For the three months ended September 30,2020, we had two customers that accounted for approximately 48% of total revenues.

Receivables from our customers are not secured by any type of collateral and are subject to the risk of being uncollectible. Significant deterioration in the liquidity or financial position of any of our major customers or any group of our customers could have a material adverse impact on the collectability of our accounts receivable and our future operating results. Since we receive a significant portion of our revenues from a small number of customers, the loss of any one of these customers or failure to collect a receivable from them could adversely affect our operations and financial position.

We rely on highly skilled personnel, and, if we are unable to attract, retain or motivate qualified personnel, we may not be able to operate our business effectively.

If any of our employees leaves us, and we fail to effectively manage a transition to new personnel, or if we fail to attract and retain qualified and experienced professionals on acceptable terms, our business, financial condition and results of operations could be adversely affected. Our success depends in large part on continued employment of senior management and key personnel who can effectively operate our business, as well as our ability to attract and retain skilled employees. Competition for highly skilled management, technical, research and development and other employees is intense in the high-technology industry and we may not be able to attract or retain highly qualified personnel in the future. In making employment decisions, particularly in the high-technology industry, job candidates often consider the value of the equity awards they would receive in connection with their employment.

Inasmuch as our products are installed in many states throughout the United States, our employment needs include the hiring of skilled installers in several states and we are subject to the employment laws of these states. Our long-term incentive programs may not be attractive enough or perform sufficiently to attract or retain qualified personnel.

Our success also depends on our having highly trained financial, technical, recruiting, sales and marketing personnel. We will need to continue to hire additional personnel as our business grows. A shortage in the number of people with these skills or our failure to attract them to our Company could impede our ability to increase revenues from our existing products and services, ensure full compliance with federal and state regulations, or launch new product offerings and would have an adverse effect on our business and financial results.

We depend on resellers and distributors to promote and sell our products and services.

We depend on our ability to establish and develop new relationships and to build on existing relationships with resellers and distributors through whom substantially all our sales are made. Our resellers and distributors are not our employees and therefore we have limited control over their practices. Industry and economic conditions have the potential to weaken the financial position of our resellers and distributors. These resellers and distributors also may determine to no longer sell our products and services or may reduce efforts to sell our products and services, which could materially adversely affect our business, financial condition and results of operations. Furthermore, if our resellers' and distributors' abilities to repay their credit obligations were to deteriorate and result in the write-down or write-off of such receivables, it would negatively affect our operating results and, if significant, could materially adversely affect our business, financial condition and results of operations.

Because our resellers and most of our distributors are not contractually required to sell our products and services exclusively and may offer competing interactive display products and services, and often do not devote their full time promoting our products and services no assurance can be given that our resellers and distributors will act in a manner that will promote the success of our products and services. Factors that are largely within the control of those resellers and distributors but are important to the success of our products and services include:

●	the degree to which our resellers and distributors actively promote our products and services;
●	the extent to which our resellers and distributors offer and promote competitive products and services; and
●	the quality of installation, training and other support services offered by our resellers and distributors.

In addition, if some of our competitors were to offer their products and services to resellers and distributors on more favorable terms than or have more products and services available to meet their needs, there may be pressure on us to reduce the price of our products and services, or those resellers and distributors may stop carrying our products and services or de-emphasize the sale of our products and services in favor of the products and services of these competitors.

Our business operations are geographically concentrated and could be significantly affected by any adverse change in the regions in which we operate.

Historically, our business operations have been located primarily throughout the Southeast region of the United States. While we have expanded our business to new geographic areas, we are still highly concentrated in the United States. Because we derived all of our total revenues on a consolidated basis for the years ended June 30, 2020 and 2019 and the three months ended September 30, 2020 from our operations in the United States, our business is exposed to adverse regulatory and competitive changes, economic downturns and changes in political conditions in the United States. If we are unable to identify and successfully manage or mitigate these risks, our businesses, financial condition, results of operations and prospects could be materially adversely affected.

We are dependent upon our key suppliers for the components used in our products. Our suppliers may not be able to always supply components or products to us on a timely basis and on favorable terms, and as a result, our dependency on third party suppliers has adversely affected our revenue and may continue to do so.

We are subject to disruptions in our operations if our sole or limited supply contract manufacturers decrease or stop production of components and products, or if such suppliers and contract manufacturers do not produce components and products of sufficient quantity. We do not manufacture any of the products we sell and distribute and are dependent upon a limited number of suppliers for all products and components. We depend on obtaining adequate supplies of quality components on a timely basis with favorable terms, and some of those components, as well as certain complete products that we sell are provided to us by only one supplier or contract manufacturer. Alternative sources for our components are not always available. Approximately 60% of our products and components are manufactured overseas in China, so they have long lead times, and events such as local disruptions, natural disasters or political conflict may cause unexpected interruptions to the supply of our products or components.

We are currently subject to market prices for the components that we purchase, which are subject to fluctuation beyond our control. An increase in the price of components used in our products could result in an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our products.

Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, financial failure, manufacturing quality, or for other reasons, would adversely affect or limit our sales and growth. There is no assurance that we will continue to find qualified manufacturers on acceptable terms and, if we do, there can be no assurance that product quality will continue to be acceptable, which could lead to a loss of sales and revenues.

Our business is subject to the risks associated with doing business in China.

Since we rely on a third-party manufacturer located in China, our business is subject to the risks associated with doing business in China, including:

● adverse political and economic conditions, particularly those potentially negatively affecting the trade relationship between the United States and China;
● trade protection measures, such as tariff increases, and import and export licensing and control requirements;
● potentially negative consequences from changes in tax laws;
● difficulties associated with the Chinese legal system, including increased costs and uncertainties associated with enforcing contractual obligations in China;
● historically lower protection of intellectual property rights;
● unexpected or unfavorable changes in regulatory requirements; and
● difficulties in managing foreign relationships and operations generally.

These risks are likely to be exacerbated by our limited experience with our current products and manufacturing processes. If demand for our products materializes, we may have to invest additional resources to purchase materials, hire and train employees, and enhance our manufacturing processes. It may not be possible for us to manufacture our product at a cost or in quantities sufficient to make our product commercially viable. Any of these factors may affect our ability to manufacture our products and could reduce gross margins and profitability.

Reliance on third-party manufacturers and suppliers entails risks to which we would not be subject if we manufactured the components for our products ourselves, including:

●	reliance on the third parties for regulatory compliance and quality assurance;
●

the possible breach of the manufacturing agreements by the third parties because of factors beyond our control or the insolvency of any of these third parties or other financial difficulties, labor unrest, natural disasters or other factors adversely affecting their ability to conduct their business; and

●

possibility of termination or non-renewal of the agreements by the third parties, at a time that is costly or inconvenient for us, because of our breach of the manufacturing agreement or based on their own business priorities.

In addition, the outbreak of the novel strain of coronavirus has caused a widespread health crisis in several districts in China resulting in temporary work stoppages in many affected districts. If the virus should spread to the districts in which our manufacturer's facilities are located, we could experience delays in manufacturing and shipments of our products. If the third-party manufacturer were to experience any prolonged disruption for our manufacturing, we could be forced to seek additional third-party manufacturing contracts outside of China, thereby increasing our manufacturing costs and negatively impacting our timelines.

If our contract manufacturer or its suppliers fail to deliver the required commercial quantities of our components required for our products and, if approved, for commercial sale, on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement manufacturers or suppliers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality, and on a timely basis, we would likely be unable to meet demand for our products, and we would lose potential revenue. It may also take a significant period of time to establish an alternative source of supply for our components.

In the past the U.S. Government has imposed tariffs on products manufactured in China and imported into the United States causing the prices for such products to increase. This could cause customer demand for our products to decrease.

Although the components of our products that are manufactured in China are currently exempt from the tariffs on products manufactured in China, if the exemption was no longer available for such products, the imposition of tariffs on our products would most likely cause prices to rise, which would generally increase the price for our products, and which may cause a reduction in demand.

Our facilities and information systems and those of our key suppliers could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

Our logistics are currently provided by our Toccoa, Georgia; our Broomfield, Colorado; our Peoria, Arizona and our Jacksonville, Florida facilities and multiple import and freight carriers throughout the United States. Our suppliers for original design manufacturing ("ODM") and original equipment manufacturing ("OEM") are located in the United States, China, Taiwan and South Korea. If major disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur in any of these locations, or our information systems or communications network or those of any of our key component suppliers breaks down or operates improperly as a result of such events, our facilities or those of our key suppliers may be seriously damaged, and we may have to stop or delay production and shipment of our products. We may also incur expenses relating to such damages. If production or shipment of our products or components is stopped or delayed or if we incur any increased expenses as a result of damage to our facilities, our business, operating results and financial condition could be materially adversely affected.

Increases in component costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and have an adverse effect on our business, financial condition, and operating results.

Meeting customer demand partially depends on our ability to obtain timely and adequate delivery of components for our products. As demand for our products increases, in part due to the COVID-19 pandemic, we have experienced temporary supply chain delays also related to the COVID-19 pandemic. All of the components that go into the manufacturing of our products are sourced from a limited number of third-party suppliers. Our manufacturers generally purchase these components on our behalf, subject to certain approved supplier lists, and we do not have long-term arrangements with most of our component suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in design, quantities, and delivery schedules. We may in the future experience component shortages, and the predictability of the availability of these components may be limited. In the event of a component shortage or supply interruption from suppliers of these components, we may not be able to develop alternate sources in a timely manner. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to fill our orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to meet our scheduled product deliveries to our customers.

Moreover, volatile economic conditions may make it more likely that our suppliers may be unable to timely deliver supplies, or at all, and there is no guarantee that we will be able to timely locate alternative suppliers of comparable quality at an acceptable price. Further, since the beginning of 2018, there has been increasing rhetoric, in some cases coupled with legislative or executive action, from several U.S. and foreign leaders regarding tariffs against foreign imports of certain materials. Several of the components that go into the manufacturing of our products are sourced internationally, including from China, where the United States has imposed tariffs on specified products imported there following the U.S. Trade Representative Section 301 Investigation. Although the components that we purchase are not currently subject to the tariffs, if they were to become subject to the tariffs, these tariffs could have a negative impact on our component costs. Increases in our component costs could have a material effect on our gross margins. The loss of a significant supplier, an increase in component costs, or delays or disruptions in the delivery of components, could adversely impact our ability to generate future revenue and earnings and have an adverse effect on our business, financial condition, and operating results.

Adverse changes in economic and political policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

As a result of our reliance on third-party manufacturers and suppliers located in China, our results of operations, financial condition, and prospects are subject to a significant degree to economic, political, and legal developments in China. China's economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate and control of foreign exchange, and allocation of resources. While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The Chinese government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall Chinese economy but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

Risks Related to our Industry and Regulations

Decreases in, or stagnation of, spending or changes in the spending policies or budget priorities for government funding of schools, colleges, universities, other education providers or government agencies may have a material adverse effect on our revenue.

Any decrease in, stagnation of or adverse change in national, federal, state, provincial or local funding for primary and secondary schools, colleges, universities, or other education providers or for government agencies that use our products could cause our current and prospective customers to further reduce their purchases of our products, which could cause us to lose additional revenue. Our customers include primary and secondary schools, colleges, universities, other education providers which depend heavily on government funding. Many federal, state, and local governments have limited fiscal capacity and have experienced recent declines in tax revenues. Many of those governments have reacted to the decreases in tax revenues and could continue to react to the decreases in tax revenues by cutting funding to educational institutions. If our products are not a high priority expenditure for such institutions, or if such institutions allocate expenditures to substitute or alternative technologies, we could lose revenue. In addition, a specific reduction in governmental funding support for products such as ours could also cause us to lose revenue.

If our products fail to comply with consumer product or environmental laws, it could materially affect our financial performance.

If our products do not meet applicable safety or regulatory standards, we could experience lost sales, diverted resources and increased costs, which could have a material adverse effect on our financial condition and results of operations. Our products are subject to environmental regulations in some jurisdictions in which we will do business, we are and will be required to comply with a variety of product safety, product testing and environmental regulations, including compliance with applicable laws and standards with respect to lead content and other child safety and environmental issues. Events that give rise to actual, potential or perceived product safety or environmental concerns could expose us to government enforcement action or private litigation and result in product recalls and other liabilities. In addition, negative consumer perceptions regarding the safety of our products could cause negative publicity and harm our reputation.

Risks Related to Our Intellectual Property and Technology

Defects in our products can be difficult to detect before shipment. If defects occur, they could have a material adverse effect on our business.

The occurrence of errors and defects in our products could result in loss of, or delay in, market acceptance of our products, including harm to our brand. Correcting such errors and failures in our products could require significant expenditure of capital by us. Our products are highly complex and sophisticated and, from time to time, have contained and may continue to contain design defects or software "bugs" or failures that are difficult to detect and correct in advance of shipping. In addition, we are rapidly developing and introducing new products, and new products may have higher rates of errors and defects than our established products. We have historically provided product warranties between one and five years, and the failure of our products to operate as described could give rise to warranty claims. The consequences of such errors, failures and other defects and claims could have a material adverse effect on our business, financial condition, results of operations and our reputation.

We may not be able to obtain patents or other intellectual property rights necessary to protect our proprietary technology and business.

Our commercial success depends to a significant degree upon our ability to develop new or improved technologies and products, and to obtain patents or other intellectual property rights or statutory protection for these technologies and products in the United States and other countries. We will seek to patent concepts, components, processes, designs and methods, and other inventions and technologies that we consider have commercial value or that will likely give us a technological advantage. Despite devoting resources to the research and development of proprietary technology, we may not be able to develop technology that is patentable or protectable. Patents may not be issued in connection with pending patent applications, and claims allowed may not be sufficient to allow us to use the inventions that they create exclusively. Furthermore, any patents issued could be challenged, re-examined, held invalid or unenforceable or circumvented and may not provide sufficient protection or a competitive advantage. In addition, despite efforts to protect and maintain patents, competitors and other third parties may be able to design around our patents or develop products similar to our products that are not within the scope of their patents.

Finally, patents provide certain statutory protection only for a limited period of time that varies depending on the jurisdiction and type of patent. The statutory protection term of certain patents may expire and, thereafter, the underlying technology of such patents can be used by any third-party including competitors.

Prosecution and protection of the rights sought in patent applications and patents can be costly and uncertain, often involve complex legal and factual issues and consume significant time and resources. In addition, the breadth of claims allowed in our patents, their enforceability and our ability to protect and maintain them cannot be predicted with any certainty. The laws of certain countries may not protect intellectual property rights to the same extent as the laws of the United States. Even if our patents are held to be valid and enforceable in a certain jurisdiction, any legal proceedings that we may initiate against third parties to enforce such patents will likely be expensive, take significant time and divert management's attention from other business matters. We cannot assure that any of the issued patents or pending patent applications will provide any protectable, maintainable or enforceable rights or competitive advantages to us.

In addition to patents, we will rely on a combination of copyrights, trademarks, trade secrets and other related laws and confidentiality procedures and contractual provisions to protect, maintain and enforce our proprietary technology and intellectual property rights. However, our ability to protect our brands by registering certain trademarks may be limited. In addition, while we will generally enter into confidentiality and nondisclosure agreements with our employees, consultants, contract manufacturers, distributors and resellers and with others to attempt to limit access to and distribution of our proprietary and confidential information, it is possible that:

●	misappropriation of our proprietary and confidential information, including technology, will nevertheless occur;
●	our confidentiality agreements will not be honored or may be rendered unenforceable;
●	third parties will independently develop equivalent, superior or competitive technology or products;
●

disputes will arise with our current or future strategic licensees, customers or others concerning the ownership, validity, enforceability, use, patentability or registrability of intellectual property; or

●	unauthorized disclosure of our know-how, trade secrets or other proprietary or confidential information will occur.

We cannot assure that we will be successful in protecting, maintaining or enforcing our intellectual property rights. If we are unsuccessful in protecting, maintaining or enforcing our intellectual property rights, then our business, operating results and financial condition could be materially adversely affected, which could:

●	adversely affect our relationships with current or future distributors and resellers of our products;
●	adversely affect our reputation with customers;
●	be time-consuming and expensive to evaluate and defend;
●	cause product shipment delays or stoppages;
●	divert management’s attention and resources;
●	subject us to significant liabilities and damages;
●	require us to enter into royalty or licensing agreements; or
●	require us to cease certain activities, including the sale of products.

If it is determined that we have infringed, violated or are infringing or violating a patent or other intellectual property right of any other person or if we are found liable in respect of any other related claim, then, in addition to being liable for potentially substantial damages, we may be prohibited from developing, using, distributing, selling or commercializing certain of our technologies and products unless we obtain a license from the holder of the patent or other intellectual property right. We cannot assure that we will be able to obtain any such license on a timely basis or on commercially favorable terms, or that any such licenses will be available, or that workarounds will be feasible and cost-efficient. If we do not obtain such a license or find a cost-efficient workaround, our business, operating results and financial condition could be materially adversely affected, and we could be required to cease related business operations in some markets and restructure our business to focus on our continuing operations in other markets.

Our business may suffer if it is alleged or determined that our technology or another aspect of our business infringes the intellectual property of others.

The markets in which we will compete are characterized by the existence of a large number of patents and trade secrets and also by litigation based on allegations of infringement or other violations of intellectual property rights. Moreover, in recent years, individuals and groups have purchased patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Also, third parties may make infringement claims against us that relate to technology developed and owned by one of our suppliers for which our suppliers may or may not indemnify us. Even if we are indemnified against such costs, the indemnifying party may be unable to uphold its contractual obligations and determining the extent such of such obligations could require additional litigation. Claims of intellectual property infringement against us or our suppliers might require us to redesign our products, enter into costly settlements or license agreements, pay costly damage awards or face a temporary or permanent injunction prohibiting us from marketing or selling our products or services. If we cannot or do not license the infringed intellectual property on reasonable terms or at all, or substitute similar intellectual property from another source, our revenue and operating results could be adversely impacted. Additionally, our customers and distributors may not purchase our offerings if they are concerned that they may infringe third party intellectual property rights. Responding to such claims, regardless of their merit, can be time consuming, costly to defend in litigation, divert management's attention and resources, damage our reputation and cause us to incur significant expenses. The occurrence of any of these events may have a material adverse effect on our business, financial condition and operating results.

If we are unable to anticipate consumer preferences and successfully develop attractive products, we might not be able to maintain or increase our revenue or achieve profitability

If we are unable to introduce new products or technologies in a timely manner or our new products or technologies are not accepted by our customers, our competitors may introduce more attractive products which would adversely impact our competitive position. Failure to respond in a timely manner to changing consumer preferences could lead to, among other things, lower revenues and excess inventory of outdated products. Our success depends on our ability to identify and originate product trends as well as to anticipate and react to change demands and preferences of customers in a timely manner.

We may be unable to keep pace with changes in technology as our business and market strategy evolves.

There can be no assurance that we will be able to respond successfully to technological change. We will need to respond to technological advances and emerging industry standards in a cost-effective and timely manner in order to remain competitive. The need to respond to technological changes may require us to make substantial, unanticipated expenditures.

The loss of key management personnel could adversely affect our business.

Our business is significantly dependent upon, Gary LeCroy and Magen McGahee, who are primarily responsible for our day-to-day operations and we believe our success depends in part on our ability to retain our executive officers, to compensate our executive officers at attractive levels, and to continue to attract additional qualified individuals to our management team. We cannot guarantee continued service by our key executive officers. We maintain key man life insurance on our executive officers. The loss or limitation of the services of any of our executive officers or the inability to attract additional qualified management personnel could have a material adverse effect on our business, financial condition, or results of operations.

Our Chief Executive Officer and director and our Chief Financial Officer/Chief Operating Officer have significant influence over us.

Our Chief Executive Officer and our Chief Financial Officer/Chief Operating Officer are two of the three members of the Board of Directors and have the ability to significantly influence our business affairs.

Risks Related to Our Common Stock

Future sales of our common stock could adversely affect our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our common stock.

We intend, from time to time, to seek additional equity or debt financing to finance working capital requirements, continue our expansion, develop new products or make acquisitions or other investments. In addition, we have issued convertible securities that are convertible into shares of our common stock. In addition, if our business plans change, general economic, financial or political conditions in our industry change, or other circumstances arise that have a material effect on our cash flow, the anticipated cash needs of our business, as well as our conclusions as to the adequacy of our available sources of capital, could change significantly. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital. If additional funds are raised through the issuance of equity shares, preferred shares or debt securities, the terms of such securities could impose restrictions on our operations and would reduce the percentage ownership of our existing stockholders. If financing is not available on satisfactory terms, or at all, we may be unable to expand our business or to develop new business at the rate desired and our results of operations may suffer.

The market price of our common stock may be volatile, which could cause the value of your investment to fluctuate and possibly decline significantly.

The market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our common stock. Investors may not be able to resell their shares at or above the current price due to a number of factors such as those listed under this "Risk Factors" section. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

●	our operating and financial performance and prospects;
●	our quarterly or annual earnings or those of other companies in our industry;
●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
●	the failure of analysts to cover our common stock;
●	strategic actions by us or our competitors, such as acquisitions or restructurings;
●	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;
●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
●	changes in accounting standards, policies, guidance, interpretations or principles;
●	announcements by third parties or governmental entities of significant claims or proceedings against us;

●	new laws and governmental regulations, or other regulatory developments, applicable to our industry;
●	changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;
●	changes in government spending levels on education;
●	changes in key personnel;
●	sales of common stock by us, members of our management team or our stockholders;
●	the granting or exercise of employee stock options or other equity awards;
●	the volume of trading in our common stock; and
●	the realization of any risks described in this section under the caption "Risk Factors."

Furthermore, the stock market has recently experienced volatility that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Certain Provisions of Nevada law may have anti-takeover effects.

Certain provisions of Nevada law applicable to our Company could also delay or make more difficult a merger, tender offer or proxy contest involving our company, including Sections 78.411 through 78.444 of the Nevada Revised Statutes, which prohibit a Nevada corporation from engaging in any business combination with any "interested stockholder" (as defined in the statute) for a period of two years unless certain conditions are met. In addition, our senior management is entitled to certain payments upon a change in control.

We have no intention of declaring dividends on our common stock in the foreseeable future.

The decision to pay cash dividends on our common stock rests with our board of directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends on our common stock in the foreseeable future, as we intend to use any excess cash to fund our operations. Investors in our common stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our common stock to earn a return on their investment.

The exercise or conversion of currently outstanding securities or issuance of additional share of our common stock or preferred stock would further dilute holders of our common stock.

We currently have outstanding securities that convert into shares of our common stock, including preferred stock that converts into shares of our common stock and debt that converts into shares of our common stock. Our Series D Preferred Stock converts into twenty percent of the number of shares that are outstanding on the date of conversion and our Series E Preferred Stock converts into 1,190,476 shares of our common stock. Our Board of Directors has authority, without action or vote of our shareholders, to issue shares of common and preferred stock. We may issue shares of our common stock or preferred stock to complete a business combination or to raise capital. Such stock issuances could be made at a price that reflects a discount from the then-current trading price of our common stock. These conversions and issuances would dilute our stockholders' ownership interest, which among other things would have the effect of reducing their influence on matters on which our stockholders vote. In addition, our stockholders and prospective investors may incur additional dilution if holders of warrants, whether currently outstanding or subsequently granted, exercise their warrants to purchase shares of our common stock or if our convertible debt holders convert their debt.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Tysadco Partners. We will receive no proceeds from the sale of shares of common stock by Tysadco Partners in this offering.

We may receive up to $10.0 million in gross proceeds if we issue to Tysadco Partners all of the additional shares issuable pursuant to the Amended and Restated Purchase Agreement. All such proceeds are currently expected to be used for general corporate purposes, including working capital and general and administrative expenses. As we are unable to predict the timing or amount of potential issuances of all of the additional shares issuable purchase to the Amended and Restated Purchase Agreement, we cannot specify with certainty the proceeds that we will have from the sale of such additional shares. Our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of this offering. It is possible that no additional shares will be issued under the Amended and Restated Purchase Agreement.

After the issuance of any of the shares issuable under the Amended and Restated Purchase Agreement, we would not receive any proceeds from the resale of those shares by Tysadco Partners because those shares will be sold for the account of Tysadco Partners.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

DETERMINATION OF OFFERING PRICE

The prices at which the shares covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiations between the Selling Stockholder and buyers of our common stock in private transactions or as otherwise described in the "Plan of Distribution."

THE TYSADCO TRANSACTION

General

On May 31, 2020, we entered into the Original Purchase Agreement with Tysadco Partners, which was amended on July 9, 2020. To date we have received gross proceeds of approximately $2,000,000 from the sale of 242,000,000 shares of our common stock to the Selling Stockholder pursuant to the terms of the Original Purchase Agreement. On December 29, 2020, we entered into the Amended and Restated Purchase Agreement. Pursuant to the terms of the Amended and Restated Purchase Agreement, Tysadco Partners has agreed to purchase from us up to $10 million of our common stock (subject to certain limitations) from time to time during the term of the Amended and Restated Purchase Agreement. Additionally, on December 29, 2020, we entered into the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement of which this prospectus is a part to register for resale under the Securities Act of the shares that have been or may be issued to Tysadco Partners under the Amended and Restated Purchase. Pursuant to the terms of the Amended and Restated Purchase Agreement, we issued 50,000,000 Commitment Shares to Tysadco Partners as consideration for its commitment to purchase shares of our common stock under the Amended and Restated Purchase Agreement. In addition, on December 29, 2020, we entered into a securities purchase agreement (the "Tysadco SPA") with the Selling Stockholder for the purchase of 100,000,000 shares of our common stock at an aggregate purchase price of $500,000, or $0.005 per share, none of which have been issued as of the dart of this prospectus. The shares that will be issued under the Tysadco SPA are not being registered for resale pursuant to this registration statement of which this prospectus is a part.

We may, from time to time and at our sole discretion, direct Tysadco Partners to purchase shares of our common stock upon the satisfaction of certain conditions set forth in the Amended and Restated Purchase Agreement at a purchase price per share based on a discount to the market price of our common stock at the time of sale as computed under the Amended and Restated Purchase Agreement. Tysadco Partners may not assign or transfer its rights and obligations under the Amended and Restated Purchase Agreement.

The Amended and Restated Purchase Agreement  prohibits us from directing Tysadco Partners to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Tysadco Partners, would result in Tysadco Partners and its affiliates exceeding 9.99% of our then outstanding equity.

Purchase of Shares under the Amended and Restated Purchase Agreement

Under the Amended and Restated Purchase Agreement, on any business day selected by us, we may direct Tysadco Partners to purchase the lesser of $500,000 or 300% of the average shares traded for the 10 days prior to the closing request date, with a minimum request of $200,000. The purchase price shall be 85% of the lowest average daily traded price during the ten trading days commencing on the first trading day following delivery and clearing of the delivered shares (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse split or other similar transaction that occurs on or after the date of the Amended and Restated Purchase Agreement).

Other than as described above, there are no trading volume requirements or restrictions under the Amended and Restated Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Tysadco Partners.

Conditions to Obligations To Purchase

Tysadco Partners obligation to buy the shares of common stock is subject to certain conditions being met which include the following:

● The Commitment Shares having been issued;

● This registration statement having been declared effective;

● No Event of Default having occurred;

● The representations and warranties in the transaction documents being true and correct in all material respects.

Events of Default

Events of default under the Amended and Restated Purchase Agreement include the following:

● the effectiveness of the registration statement of which this prospectus is a part lapses for any reason (including, without limitation, the issuance of a stop order), or the registration statement of which this prospectus is a part is unavailable to Tysadco Partners for the resale of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period, but excluding a lapse or unavailability where (i) we terminate a registration statement after Tysadco Partners has confirmed in writing that all of the shares of our common stock covered thereby have been resold or (ii) we supersede one registration statement with another registration statement, including (without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering the shares of our common stock covered by the Amended and Restated Purchase Agreement (provided in the case of this clause (ii) that all of the shares of our common stock covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);

● suspension by our principal market of our common stock from trading for a period of one business day;

● the de-listing of our common stock from the OTCQB, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board, the OTCQX operated by the OTC Markets Group, Inc., or the OTC Markets Group, Inc. (or any other comparable market);

● if at any time the Exchange Cap is reached and our stockholders have not approved the transactions contemplated by the Amended and Restated Purchase Agreement in accordance with the applicable rules and regulations of the OTCQB, to the extent applicable;

● the failure for any reason by our transfer agent to issue purchase shares of our common stock to Tysadco Partners within three business days after the applicable purchase date on which Tysadco Partners is entitled to receive such shares;

● any breach of the representations, warranties, covenants or other terms or conditions contained in the Amended and Restated Purchase Agreement or Registration Rights Agreement that has or could have a Material Adverse Effect (as defined in the Amended and Restated Purchase Agreement) and, in the case of a breach of a covenant that is reasonably curable, that is not cured within a period of at least five business days;

● our common stock ceases to be DTC authorized and ceases to participate in the DWAC/FAST systems; and

● certain bankruptcy events, including any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Tysadco Partners does not have the right to terminate the Amended and Restated Purchase Agreement upon any of the events of default set forth above, however, the Amended and Restated Purchase Agreement will automatically terminate upon initiation of insolvency or bankruptcy proceedings by or against us. During an event of default, all of which are outside of Tysadco Partners' control, we may not direct Tysadco Partners to purchase any shares of our common stock under the Amended and Restated Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Tysadco Partners to terminate the Amended and Restated Purchase Agreement. In addition, the Amended and Restated Purchase Agreement automatically terminates upon the bankruptcy events described above, the first day of the month immediately following the twenty four month anniversary of the Commencement Date (the date of satisfaction of the conditions in the Amended and Restated Purchase Agreement, if the commencement shall not have occurred on or before March 31, 2021 or we sell the entire $10.0 million of shares of common stock.

No Short-Selling or Hedging by Tysadco Partners

Tysadco Partners has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Amended and Restated Purchase Agreement.

Effect of Performance of the Amended and Restated Purchase Agreement on our Stockholders

All shares registered in this offering that have been or may be issued or sold by us to Tysadco Partners under the Amended and Restated Purchase Agreement are expected to be freely tradable. Shares registered in this offering may be sold by us to Tysadco Partners over a period of up to 24 months commencing on the date of this registration statement of which this prospectus is a part becomes effective. The resale by Tysadco Partners of a significant amount of shares registered in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Tysadco Partners, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tysadco Partners all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Amended and Restated Purchase Agreement. If and when we do sell shares to Tysadco Partners, after Tysadco Partners has acquired the shares, Tysadco Partners may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Tysadco Partners by us under the Amended and Restated Purchase Agreement in addition to the issuance of the 50,000,000 Commitment Shares and 100,000,000 shares of common stock issuable pursuant the Tysadco SPA, may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Tysadco Partners under the Amended and Restated Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Tysadco Partners may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

However, we have the right to control the timing and amount of any additional sales of our shares to Tysadco Partners and the Amended and Restated Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Amended and Restated Purchase Agreement, we have the right, but not the obligation, to direct Tysadco Partners to purchase up to $10.0 million of our common stock, subject to certain limitations and exclusive of the Commitment Shares issued to Tysadco Partners on the date of the Amended and Restated Purchase Agreement. We have registered what could be all the shares issuable under the Amended and Restated Purchase Agreement; however, since the number of shares we may sell cannot be determined at this time, we may have registered only a portion of the shares issuable under the Amended and Restated Purchase Agreement and, therefore, we may seek to issue and sell to Tysadco Partners under the Amended and Restated Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale under this prospectus is dependent upon the number of shares we direct Tysadco Partners to purchase under the Amended and Restated Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Tysadco Partners from our sale of shares to Tysadco Partners under the Amended and Restated Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Tysadco Partners (2)	Gross Proceeds from the Sale of Shares to Tysadco Partners Under the Amended and Restated Purchase Agreement
$0.005	375,939,850	12.2%	$1,879,699
$0.01	375,939,850	12.2%	$3,759,398
$0.02	375,939,850	12.2%	$7,518,797
$0.0248(3)	375,939,850	12.2%	$10,000,000(4)

_______________

(1) Although the Amended and Restated Purchase Agreement provides that we may sell up to $10.0 million of our common stock to Tysadco Partners, we are only registering 500,000,000 shares (inclusive of the 50,000,000 Commitment Shares issued to Tysadco Partners) under this prospectus, which may or may not cover all of the shares we ultimately sell to Tysadco Partners under the Amended and Restated Purchase Agreement. The number of registered shares to be issued as set forth in this column (i) excludes the 50,000,000 Commitment Shares issued and registered because no proceeds will be attributable to such shares, and (ii) is without regard for the Beneficial Ownership limitation.

(2)  The denominator is based on 2,715,894,203 shares outstanding as of January 14, 2021, and the number of shares set forth in the adjacent column that we would have sold to Tysadco Partners, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Amended and Restated Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column and includes the 375,939,850 shares to be issued in this offering but excludes the 100,000,000 shares of common stock to be issued pursuant to the Tysadco SPA.

(3)  The closing sale price of our common stock on January 14, 2021.

(4) Sale of the full 450,000,000 shares would exceed the limit in the Amended and Restated Purchase Agreement

Registration Rights

Pursuant to the terms of a Registration Rights Agreement entered into between us and the Selling Stockholder dated as of December 29, 2020, which was entered into in connection with the Amended and Restated Purchase Agreement, we agreed to file a registration statement for the resale of the shares of Common Stock within 30 days of the date of the agreement.

We will pay all reasonable expenses incurred in connection with the registrations described above. However, we will not be responsible for any broker or similar concessions or any legal fees or other costs of the Selling Stockholders.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling securityholder, Tysadco Partners, of shares of common stock that have been or may be issued to Tysadco Partners pursuant to the Amended and Restated Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Tysadco Partners on December 29, 2020 concurrently with our execution of the Amended and Restated Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Tysadco Partners of the shares of common stock that have been or may be issued to Tysadco  Partners under the Amended and Restated Purchase Agreement.

Tysadco Partners, as the selling securityholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we will issue or may sell to Tysadco  Partners under the Amended and Restated Purchase Agreement. The selling securityholder may sell some, all or none of its shares. We do not know how long the selling securityholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling securityholder regarding the sale of any of the shares.

The shares beneficially owned after the offering assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus. However, because the Selling Stockholder may sell all or some or none of the shares under this prospectus or another permitted manner, we cannot assure you that the actual number of shares that will be sold by the Selling Stockholder or that will be held by the Selling Stockholder after completion of any sales.  We do not know how long the Selling Stockholder will hold the shares before selling them.

The Selling Stockholder may sell all, some or none of the shares in this offering.  See "Plan of Distribution."

The following table presents information regarding the selling securityholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling securityholder, and reflects its holdings as of January 11, 2021. Neither Tysadco Partners nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates other than a consulting agreement that we entered into with Tysadco Partners effective May 1, 2019 that expired May 1, 2020 pursuant to which Tysadco Partners was issued 52,508 shares of common stock as well as cash compensation, the Original Purchase Agreement and related registration rights agreement and the Tysadco SPA pursuant to which we agreed to issue Tysadco Partners 100,000,000 shares of common stock that are set forth below and not being registered pursuant to this Registration Statement. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming The Company issues the Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After this Offering
Tysadco Partners, LLC(1)	171,491,187 (2)	6.1% (3)	500,000,000	3.73% (4)

(1) Howard Davner, the Managing Members of Tysadco Partners, LLC, is deemed to be beneficial owner of all of the shares of common stock owned by Tysadco Partners, LLC. Mr. Davner has sole voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Amended and Restated Purchase Agreement. Tysadco Partners is not a licensed broker-dealer or an affiliate of a licensed broker-dealer. The address of Tysadco Partners is 222 West 80th Street, New York, New York 10024.

(2)  Represents (a) 50,000,000 shares issued to Tysadco Partners as Commitment Shares under the Amended and Restated Purchase Agreement and being registered under this prospectus; (b) 100,000,000 shares of common stock to be issued to Tysadco Partners pursuant to the terms of  the Tysadco SPA; and (c) 21,491,187 shares of common stock owned directly by the Selling Stockholder.

(3) Based on 2,810,894,203 outstanding shares of our common stock, which includes (i) 2,715,894,203 shares of common stock issued and outstanding as of January 14, 2021 and 100,000,000 shares of common stock issuable to the Selling Stockholder pursuant to the Tysadco SPA.

(4) Although the Amended and Restated Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Tysadco  Partners in addition to the 50,000,000 Commitment Shares issued to Tysadco Partners, only 450,000,000 shares of our common stock are being offered under this prospectus that have been  or may be sold by us to Tysadco Partners at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Amended and Restated Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. Depending on the price per share at which we sell our common stock to Tysadco Partners pursuant to the Amended and Restated Purchase Agreement, we may need to sell to Tysadco Partners under the Amended and Restated Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $10,000,000 total commitment available to us under the Amended and Restated Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Tysadco Partners is dependent upon the number of shares we sell to Tysadco Partners under the Amended and Restated Purchase Agreement.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our C-Corporation common stock, and currently intend to retain all of our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

PLAN OF DISTRIBUTION

An aggregate of up to 500,000,000 shares of our common stock may be offered by this prospectus by Tysadco Partners pursuant to the Amended and Restated Purchase Agreement. The common stock may be sold or distributed from time to time by Tysadco Partners directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be affected in one or more of the following methods:

● ordinary brokers' transactions;

● transactions involving cross or block trades;

● through brokers, dealers, or underwriters who may act solely as agents;

● at the market" into an existing market for the common stock;

● in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;/P>

● in privately negotiated transactions; or

● any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state's registration or qualification requirement is available and complied with.

Tysadco Partners is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act.

Tysadco Partners has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Amended and Restated Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Tysadco Partners has informed us that each such broker-dealer will receive commissions from Tysadco Partners that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from Tysadco Partners and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Tysadco Partners can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Tysadco Partners or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from Tysadco Partners and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Tysadco Partners. We have agreed to indemnify Tysadco Partners and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Tysadco Partners has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Tysadco Partners specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Tysadco Partners has represented to us that at no time prior to the Amended and Restated Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Tysadco Partners has agreed that during the term of the Amended and Restated Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Tysadco Partners that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Tysadco Partners, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

 This offering will terminate on the date that all shares offered by this prospectus have been sold by Tysadco Partners.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled "Risk Factors" included elsewhere in this prospectus. All amounts in this report are in U.S. dollars.

Overview

Since we completed a reverse triangular merger in June 2018, we have been a distributor of interactive learning technology hardware and software that allows the presenter and participant to engage in a fully collaborative instructional environment. We work hand-in-hand with educators to help them evolve how teaching and learning happens in their 21st century classroom.  This new approach leverages digital content, learning data, and one-of-a-kind technologies in order to create an immersive and interactive experience. We help the administrators, teachers, students, and the IT staff incorporate meaningful digital content, leverage learning data, and creatively use our products to create an immersive and interactive experience.

Our products include our own private-label interactive touch screen panel as well as numerous other national and international branded peripheral and communication devices. New technologies like our own touchscreen panels are sold along with renowned brands such as Google Chromebooks, Microsoft Surface Tablets, Lenovo and Acer computers, Verizon WiFi and more. We provide a multitude of services to our customers, including installation, training, and maintenance.  Prior to the merger, our sole revenue source was derived from FullCircle Entertainment, Inc. ("FLCE") our subsidiary's operation of a cinema complex in Indianapolis, Indiana, which was sold in February 2019. In September 2019, we acquired Interlock Concepts, Inc. (Concepts) and Ehlert Solutions Group, Inc. (Solutions). Our acquisition of Concepts and Solutions in September 2019 increased our line of product offerings. These products provide fundamental tools and products for building notification systems primarily to K-12 education market customers located primarily in the north and northwest United States. These products and services allow institutions access to intercom, scheduling, and notification systems with improved ease of use. The products provide an open architecture solution to customers which allows the products to be used in both existing and new environments. Intercom, public announcement, bell and control solutions are easily added and integrated within the open architecture design and software model. These products combine elements over a common internet protocol network, which minimizes infrastructure requirements and reduces costs by combining systems.

In fiscal year 2021, we continued to execute on our product and solutions strategy and closed on an asset purchase of Classroom Tech, a designer, manufacturer, importer and integrator of audio-visual products, with headquarters in Jacksonville, Florida. We expect the purchase of Classroom Tech's assets will prove to be accretive to our bottom line. As part of the purchase agreement, we are gaining access to not only years of customer support to the Classroom Tech brands, but also years of buying power from the Classroom Tech, president, Cy Marshall.

During the three months ended September 30, 2020, we continued to experience strong demand for our products and services.  We remain confident in our strategy and we are executing against our innovation roadmap.  We believe our understanding of high-performance interactive technology products positions us to effectively capitalize on the industry transition to remote classrooms.

This Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) includes a discussion of our operations for the years ended June 30, 2020 and 2019 and the quarter ended September 30, 2020. The discussion of our operations for the year ended June 30, 2019 does not include the operations of Concepts and Solutions but does include the operations of the cinema complex in Indianapolis, Indiana. The discussion of the operations for the year ended June 30, 2020 and the quarter ended September 30, 2020 includes the operations of Concepts and Solutions since they were acquired in September 2019 but does not include the operations of the cinema complex. Accordingly, the results of operations reported for the years ended June 30, 2020 and June 30, 2019 are not comparable.

COVID-19 Pandemic Update

The ongoing outbreak of Coronavirus (COVID-19) has caused significant disruptions to national and global economies and government activities. However, during this time, we have continued to conduct our operations to the fullest extent possible, while responding to the outbreak with actions that include:

● coordinating closely with our suppliers and customers;

● instituting various aspects of our business continuity programs;

● planning for and working aggressively to mitigate disruptions that may occur; and

● supporting our communities and schools in addressing the challenges of the pandemic, such as the production and installation of COVID shields and providing products that allow educators to operate in a remote teaching environment.

As such, we have experienced quarter-over-quarter revenue increases during the last 3 quarters as our customers face a greater need and willingness to spend on information technology.  While we cannot guarantee this trend will continue, we believe our education customers have prioritized their budgets towards IT spending creating a more robust customer demand for remote enablement.

The pandemic has not had a substantial net impact to our consolidated operating results or our liquidity position so far in fiscal year 2021. However, we have experienced supply chain delays due to the pandemic.  In addition, increased product demand has resulted in our increased need for additional funding. We continue to meet our short-term liquidity needs from revenue derived from product sales supplemented with proceeds from issuances of debt and equity, and we expect to maintain access to the capital markets. To date in fiscal year 2021, we have not observed any impairments of our assets or a significant change in the fair value of assets due to the pandemic. We intend to continue to work with our employees and customers to implement safety measures to ensure that we are able to continue manufacturing and installing our products.

However, given the global economic slowdown, and the other risks and uncertainties associated with the pandemic, our business, financial condition, results of operations and growth prospects could be materially adversely affected. The extent to which the COVID-19 pandemic impacts our business, the business of our suppliers and other commercial partners, our corporate development objectives, our ability to access capital  and the value of and market for our common stock par value $0.001 per share (the "Common Stock"), will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and other countries, and the effectiveness of actions taken globally to contain and treat the disease.

Critical Accounting Policies and Estimates

Management's Discussion and Analysis discusses our consolidated financial statements which have been prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet date and reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates and judgments on historical experience and on various other factors that are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue recognition

We recognize revenue to depict the transfer of promised goods to the customer in an amount the reflects the consideration to which we expect to be entitled in exchange for those goods in accordance with the provisions of ASC 606, "Revenue from Contracts with Customers".

Stock Compensation

We record stock-based compensation in accordance with the provisions set forth in ASC 718. ASC 718 requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. We, from time to time, may issue common stock to acquire services or goods from non-employees. Common stock issued to persons other than employees or directors are recorded on the basis of their fair value.

Business Combinations

We account for business combinations under the acquisition method of accounting. Under this method, acquired assets, including separately identifiable intangible assets, and any assumed liabilities are recorded at their acquisition date estimated fair value. The excess of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents the goodwill amount resulting from the acquisition. Determining the fair value of assets acquired and liabilities assumed involves the use of significant estimates and assumptions.

Goodwill

Goodwill is not amortized, but is reviewed for impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value may not be recoverable. Judgements regarding indicators of potential impairment are based on market conditions and operational performance of the business. If management concludes, based on its assessment of relevant events, facts and circumstances that it is more likely than not that a reporting unit's carrying value is greater than its fair value, then a goodwill impairment charge is recognized for the amount in excess, not to exceed the total amount of goodwill allocated to that reporting unit.

Our management determined that a triggering event to assess goodwill impairment occurred during the year ending June 30, 2020 due to the separation of a key executive associated with the acquisition of Concepts and Solutions. While there was no single determinative event, the consideration in totality of several factors that developed during the year of 2020 led management to conclude that it was more likely than not that the fair values of certain intangible assets and goodwill acquired as part of that acquisition were below their carrying amounts. These factors included: a) former key executive separating from us; b) respective former key executive violating his noncompete changing the use and value of it; c) sustained decrease in our share price which reduced market capitalization; and d) uncertainty in the United States and global economies beginning in March 2020 due to COVID-19. As a result of the impairment test, an impairment loss of approximately $2,000,000, including $800,287 related to goodwill and $1,200,000 related to finite-lived intangible assets was recorded during the year ended June 30, 2020.

Intangible Assets

Intangible assets are stated at the lower of cost or fair value. Intangible assets are amortized on a straight-line basis over periods ranging from two to five years, representing the period over which we expect to receive future economic benefits from these assets.

As noted above, we determined certain intangible assets were impaired during the year ended June 30, 2020.

Derivative Liabilities

We classify warrants and embedded conversion features on convertible debt as derivative liabilities due to protection provisions within the agreements. Such financial instruments are initially recorded at fair value using the Monte Carlo model and subsequently adjusted to fair value at the close of each reporting period. The derivative liabilities represent a Level 3 financial instrument. We account for derivative instruments and debt instruments in accordance with ASC 815, ASU 2017-11, and associated pronouncements related to the classification and measurement of warrants and instruments with conversion features.

Recent Accounting Pronouncements Accounting Pronouncements Not Yet Adopted

For a description of recent accounting pronouncements, including the expected dates of adoption and estimated effects, if any, on our consolidated financial statements, see "Summary of Significant Accounting Policies" to the consolidated financial statements included in this Registration Statement.

Results of Operations for the three Months Ended September 30, 2020 and 2019

Revenue

Total revenues recognized were $1,178,213 and $624,897 for the three months ended September 30, 2020 and 2019, respectively, an increase of approximately 89%. Additionally, deferred revenue amounted to $1,565,139 and $1,133,992 as of September 30, 2020 and June 30, 2020, respectively. Revenues increased due to the increase in the customer base for interactive panels and related products as well as additional revenues received through Concepts and Solutions, which were acquired in September 2019.

Cost of Sales and Gross Margin

Our cost of sales was $833,177 and $493,679 for the three months ended September 30, 2020 and 2019, respectively, an increase of approximately 69%. Cost of sales consists primarily of manufacturing, freight, and installation costs. There are no significant overhead costs which impact cost of sales. Cost of sales increased from the three months ended September 30, 2019 due to costs associated with higher revenues generated from technology and interactive panels. Our gross margin was 29% and 21% for the three months ended September 30, 2020 and 2019, respectively.

General and Administrative

Three months ended	September 30, 2019	September 30, 2020
General and Administrative Expenses:
Stock compensation and stock issued for services	$ 1,327,811	$ 2,763,000
General and administrative	796,048	1,392,227

Total General and Administrative Expenses	$ 2,123,859	$ 4,155,227

Total general and administrative expenses (including stock compensation expenses) were $4,155,227 and $2,123,859 for the three months ended September 30, 2020 and 2019, respectively, an increase of approximately 96%. General and administrative expenses consist primarily of salaries and stock compensation expense, office rent, travel expense, amortization expense, impairment charges and professional fees. Of this amount, $2,763,000 represent consulting fees and employee compensation paid through the issuance of stock, which did not impact cash, for the three months ended September 30, 2020. Additionally, amortization of intangible assets for the three months ended September 30, 2020 totaled $80,512 which did not impact cash. There was no amortization of intangibles during the three months ended September 30, 2019.

Other Income (Expense)

Three months ended	September 30, 2019	September 30, 2020
Other Income (Expense)
Other income	$ 3,049	$ -
Expenses related to convertible notes payable:
Change in fair value of derivative liability	802,968	(1,053,895)
Interest accretion	(228,933)	(399,936)
Interest expense related to put purchase agreement	-	(4,006,900)
Interest expense	(601,790)	(3,863,856)

Total Other Income (Expense)	$ (24,706)	$ (9,324,587)

Interest expense amounted to $7,870,756 and $601,790 for the three months ended September 30, 2020 and 2019, respectively. Interest expense of $4,006,900 was due to sales of our common stock to investors under the Put Purchase Agreement in exchange for proceeds of $2,316,520. Interest expense of $3,863,856 is attributed to the increase in our debt.

The outstanding warrants and conversion features in convertible notes meet the definition of a derivative liability instrument because the exercise price of the warrants and the conversion rates are variable. As a result, the outstanding warrants and conversion features of the notes are recorded as a derivative liability at fair value and marked-to-market each period with the change in fair value charged or credited to income. A derivative liability of $1,276,312 and $246,612 is recorded at September 30, 2020 and June 30, 2020. During the three months ended September 30, 2020 and 2019, we amortized $399,936 and $228,933 of original issue debt discount on derivative instruments to interest accretion, respectively. Changes in these amounts do not impact cash.

Net Loss for the Period

Net loss incurred for the three months ended September 30, 2020 and 2019 was $13,134,778 and $2,017,347, respectively, an increase of approximately 551%. Noncash contributing factors for the net loss incurred for the three months ended September 30, 2020 and 2019 are as follows:

a) $2,763,000 and $1,327,811 represent consulting fees and employee compensation paid through the issuance of stock for the three months ended September 30, 2020 and 2019, respectively;

b) amortization of intangible assets for the three months ended September 30, 2020 totaling $80,512; and

c) change in fair value of the derivative liability related to convertible notes payable of $(1,053,895) and $802,968 for the three months ended September 30, 2020 and 2019.

Results of Operations for the Years Ended June 30, 2020 and 2019

Revenue

Total revenues recognized were $2,319,852 and $1,882,058 for the years ended June 30, 2020 and 2019, respectively, an increase of 23%. Additionally, deferred revenue amounted to $1,133,992 and $247,007 as of June 30, 2020 and 2019, respectively. Revenues during the year ended June 30, 2020 substantially consisted of revenues from sales of technology interactive panels and related products.  Revenues increased over the year ended June 30, 2019 due to the increases in the customer base for interactive panels and related products, partially as a result of the pandemic, as well as additional revenues received through Concepts and Solutions, which were acquired in September 2019, offset by the decrease in entertainment revenue resulting from the sale of FLCE in February 2019.

Cost of Sales and Gross Profit

Our cost of sales was $1,136,126 and $1,766,331 for the years ended June 30, 2020 and 2019, respectively, a decrease of approximately 36%. Cost of sales for the year ended June 30, 2020 consists primarily of manufacturing, freight, and installation costs. There are no significant overhead costs which impact cost of sales. Cost of sales decreased from the year ended June 30, 2019 due to economies of scale generated from technology and interactive panels as well as there was no cost of sales related to the entertainment segment during the year ended June 30, 2020 due to the sale of FLCE. Our gross profit as a percentage of total revenues was 51% and 6% for the years ended June 30, 2020 and 2019, respectively.

General and Administrative

Total general and administrative expenses (including stock compensation expenses) were $10,928,797 and $5,838,270 for the years ended June 30, 2020 and 2019, respectively, an increase of 87%. General and administrative expenses consist primarily of salaries and stock compensation expense, office rent, travel expense, amortization expense, impairment charges, legal settlement expense and professional fees. Of this amount, $2,087,425 and $2,416,934 represent consulting fees and stock compensation and stock issued for services, which did not impact cash, for the years ended June 30, 2020 and 2019, respectively. Additionally, amortization of intangible assets for the year ended June 30, 2020 totaled $614,750, which did not impact cash. There was no amortization of intangibles during the year ended June 30, 2019.

Our management determined that a triggering event to assess the impairment of goodwill and intangibles associated with the acquisition of Concepts and Solutions occurred during the third quarter of 2020. While there was no single determinative event, the consideration in totality of several factors that developed during this quarter led management to conclude that it was more likely than not that the fair values of certain intangible assets and goodwill acquired as part of the acquisition were below their carrying amounts. As a result of the assessment, we recorded non-cash impairment charges to write-down the carrying values of our intangible assets to their fair values by $1,200,000. In addition, we recognized goodwill impairment charges of approximately $800,287 to write-down the carrying value of the goodwill acquired through the acquisition to its fair value. These impairment charges are more fully described in Notes 1 and 12 to the accompanying consolidated financial statements.

When excluding the non-cash impairment charge taken during the year ended June 30, 2020, general and administrative expenses increased from $3,090,814 to $5,838,270 for the year ended June 30, 2019, an increase of 19%. The increase was due to the increase in the number of employees and therefore the increase in day to day operating and travel expenses.

Interest Expense

Interest expense amounted to $5,113,902 and $333,851 for the years ended June 30, 2020 and 2019, respectively. The increase in interest expense was due to the increase in our debt. During the year ended June 30, 2020, we amortized $340,526 of debt discounts to interest expense. During the year ended June 30, 2019, we amortized $109,853 of debt discounts to interest expense.

During the years ended June 30, 2020 and 2019, we amortized $1,825,506 and $644,055 of original issue debt discount on derivative instruments to interest accretion.

Other Income (Expense)

The outstanding warrants and conversion features in convertible notes meet the definition of a derivative liability instrument because the exercise price of the warrants and the conversion rates are variable. As a result, the outstanding warrants and conversion features of the notes are recorded as a derivative liability at fair value and marked-to-market each period with the change in fair value charged or credited to income. A derivative liability of $246,612 and $1,025,944 is recorded at June 30, 2020 and 2019. A change in fair value of the derivative instruments was accreted by $2,651,957 and $89,198 during the years ended June 30, 2020 and 2019, respectively, due to the change in our stock price. These amounts do not impact cash.

Net Loss for the Period

As a result of the foregoing, net loss incurred for the years ended June 30, 2020 and 2019 was $14,026,107 and $6,663,117, respectively, an increase of 80%. Noncash contributing factors for the net loss incurred for the years ended June 30, 2020 and 2019 is as follows: a) $2,087,425 and $2,416,934 represent consulting fees and stock compensation and stock issued for services for the years ended June 30, 2020 and 2019, respectively; b) amortization of intangible assets and capitalized development costs for the years ended June 30, 2020 and 2019 totaling $605,530 and $0, respectively; and c) impairment charges taken of $2,000,287 for the year ended June 30, 2020.

Off-Balance Sheet Arrangements

Other than our commitments discussed in Notes 10 and 11 to our audited financial statements for the year ended June 30, 2020, we did not have any off-balance sheet arrangements as of June 30, 2020.

Liquidity and Capital Resources

Our revenues generated from operations have been insufficient to support our operational activities and have been supplemented by the proceeds from the issuance of securities, including equity and debt issuances. As stated in Note 14 of the notes to the consolidated financial statements included in this Registration Statement and Note 16 of the notes to the unaudited condensed consolidated financial statements included in this Registration Statement, our ability to continue as a going concern is dependent upon management's ability to raise capital from the sale of its equity and, ultimately, the achievement of operating revenues. If our revenues continue to be insufficient to support our operational activities, we intend to raise additional capital through the sale of equity securities or borrowings from financial institutions and possibly from related and nonrelated parties who may in fact lend to us on reasonable terms and ultimately generating sufficient revenue from operations. Management believes that its actions to secure additional funding will allow us to continue as a going concern. We currently do not have any committed sources of financing other than our line of credit, our Amended and Restated Put Purchase Agreement, and accounts receivable factoring agreement, each of which requires us to meet certain requirements to utilize. There can be no assurance that we will meet all or any of the requirements pursuant to our line of credit, our Amended and Restated Put Purchase Agreement, and accounts receivable factoring agreement, and therefore those financing options may be unavailable to us. There is no guarantee we will be successful in raising capital outside of our current sources, and if so, that we will be able to do so on favorable terms.

Our cash totaled $411,721 at September 30, 2020, as compared with $412,391 at June 30, 2020, a decrease of $670. Net cash of $2,823,306 was used by operations for the three months ended September 30, 2020. Net cash of $7,373,687 was used by operations for the year ended June 30, 2020.

For the three months ended September 30, 2020, we had no cash provided by investing activities; however, for the three months ended September 30, 2019, we had net cash provided by investing activities of $2,950,282 which resulted from our acquisition of Concepts and Solutions. Net cash of $2,950,281 was provided from investing activities for the year ended June 30, 2020.

For the three months ended September 30, 2020, we had $2,822,636 of cash provided by financing activities primarily related to $2,316,520 of proceeds from the sale of common stock under the Original Purchase Agreement and $840,000 of proceeds from the sale of convertible notes offset by payments of $300,000 under the line of credit. For the three months ended September 30, 2019, we had $667,000 of cash provided by financing activities related to proceeds from convertible notes. Net cash of $4,666,367 was provided from financing activities for the year ended June 30, 2020, primarily due to proceeds from convertible notes payable. Total current liabilities of $7,326,629 and $8,962,520 as of September 30, 2020 and June 30, 2019, respectively, a decrease of 18%. Our liabilities primarily consist of borrowings under a line of credit, convertible notes payable, related party notes payable, derivative liability, deferred revenue, accrued expenses and accounts payable. Total current liabilities amounted to $9,680,520 and $6,395,904 as of June 30, 2020 and 2019, respectively, primarily consists of borrowings under a line of credit, convertible notes payable, derivative liability, accounts payable, accrued legal settlement payable, deferred revenue and related party notes payable.

To implement our business plan, we will require additional financing. Additional financing may come from future equity or debt offerings that could result in dilution to our stockholders. Further, current or future adverse capital and credit market conditions could limit our access to capital. We may be unable to raise capital or bear an unattractive cost of capital that could reduce our financial flexibility.

Our long-term liquidity requirements will depend on many factors, including the rate at which we grow our business and footprint in the industries. To the extent that the funds generated from operations are insufficient to fund our activities in the long term, we may be required to raise additional funds through public or private financing. No assurance can be given that additional financing will be available or that, if it is available, it will be on terms acceptable to us.

To implement our business plan, we may require additional financing. Additional financing may come from future equity or debt offerings that could result in dilution to our stockholders. Further, current adverse capital and credit market conditions could limit our access to capital. We may be unable to raise capital or bear an unattractive cost of capital that could reduce our financial flexibility.

Our long-term liquidity requirements will depend on many factors, including the rate at which we grow our business and footprint in the industries. To the extent that the funds generated from operations are insufficient to fund our activities in the long term, we may be required to raise additional funds through public or private financing. No assurance can be given that additional financing will be available or that, if it is available, it will be on terms acceptable to us.

Sale of FLCE

On February 6, 2019, the Company sold its wholly owned subsidiary FullCircle Entertainment, Inc.("FLCE").

FLCE operated a movie theater in Indianapolis, Indiana. The operations of FLCE were accounted for as a separate segment from the other operations of the Company as described herein. As a result of the sale, the Company no longer has separate segments to account for.

Off-Balance Sheet Arrangements

The Company did not have off-balance sheet arrangements or transactions as of and for the three months ended September 30, 2020 and 2019.

BUSINESS

Overview

We are a manufacturer and distributor of interactive learning technologies and enhanced audio solutions. We develop both hardware and software that allows the presenter and participant to engage in a fully collaborative instructional environment. We also develop award winning classroom audio solutions and school PA and Intercom products, creating a full line card offering for classrooms to our channel partners. Our products include our own private-label interactive touch screen panel as well as numerous other national and international branded peripheral and communication devices. New technologies like our own touchscreen panels are sold along with renowned brands such as Google Chromebooks, Microsoft Surface Tablets, Lenovo and Acer computers, Verizon WiFi and more. We provide a multitude of services to our customers, including installation, training, and maintenance.

Our current distribution channel consists of 30 resellers across the United States who primarily sell our product within the commercial and educational market. While we do not control where our resellers focus their efforts, based on experience, the kindergarten through 12th grade education market is the largest customer base for the product, comprising nearly 90% of all purchases. In addition, we possess our own resell channel that sells directly to the Southeast region of the United States.

We believe the market space for interactive technology in the classroom is a perpetual highway of business opportunity, especially in light of the COVID-19 pandemic as school systems have sought to operate remotely during this pandemic. Public and private school systems are in a continuous race to modernize their learning environments. Our goal is to be an early provider of the best and most modern technology available.

We are striving to become the leader in the market for interactive flat panel technology, associated software and peripheral devices for classrooms. Our goal is to provide an intuitive system to enhance the learning environment and create easy to use technology for the teacher, increasing student engagement and achievement. Our products are developed and backed by a management team with more than 30 combined years in the classroom technology space.

On June 22, 2018, we consummated a reverse triangular merger whereby Galaxy Next Generation, Inc., a private company incorporated under the laws of the State of Georgia, merged with and into our newly formed subsidiary, Galaxy MS, Inc. (Galaxy MS or Merger Sub), which was formed specifically for the transaction. After the merger, we changed our name to Galaxy Next Generation, Inc. Under the terms of the merger, the private company shareholders transferred all their outstanding shares of common stock to Galaxy MS, in return for our Series C Preferred Shares. Prior to the merger, we operated under the name Full Circle Registry, Inc.'s (FLCR) and our operations were based upon our ownership of Georgetown 14 Cinemas, a fourteen-theater movie complex located on approximately seven acres in Indianapolis, Indiana. Prior to the merger, our sole business and source of revenue was from the operation of the theater, and as part of the merger agreement, we had the right to spinout the theater to the prior shareholders of FLCR. Effective February 6, 2019, we sold our interest in the theater to focus our resources on our technology operations.

On September 4, 2019, we entered into a stock purchase agreement with Interlock Concepts, Inc. (Concepts) and Ehlert Solutions Group, Inc. (Solutions).  Under the stock purchase agreement, we acquired 100% of the outstanding capital stock of both Concepts and Solutions. The purchase price for the acquisition was 1,350,000 shares of common stock and a two year note payable to the seller for $3,000,000. The note payable to the seller is subject to adjustment based on the achievement of certain future earnings goals and settlement of certain pre-acquisition liabilities. Concepts and Solutions provide fundamental tools and products for building notification systems primarily to K-12 education market customers located primarily in the north and northwest United States. These products and services allow institutions access to intercom, scheduling, and notification systems with improved ease of use. The products provide an open architecture solution to customers which allows the products to be used in both existing and new environments. Intercom, public announcement, bell and control solutions are easily added and integrated within the open architecture design and software model. These products combine elements over a common internet protocol network, which minimizes infrastructure requirements and reduces costs by combining systems.

On October 15, 2020, we continued to execute on our product and solutions strategy when we acquired the assets of Classroom Technologies Solutions, Inc. ("Classroom Tech"),  a designer, manufacturer, importer and integrator of audio-visual products, with headquarters in Jacksonville, Florida.  Pursuant to the terms of an Asset Purchase Agreement (APA) that we entered into with Classroom Tech, we acquired  the assets of Classroom Tech for consideration of (a) paying off a secured Classroom Tech loan, not to exceed the greater of 50% of the value of the Classroom Tech assets acquired or $120,000; (b) the issuance a promissory note in the amount of $44,526 to a Classroom Tech designee; and (c) the issuance of 10 million shares of our common stock to the seller of Classroom Tech.

Business environment and trends

The educational technology market is currently experiencing substantial growth due to government mandates for improving the education results in the United States. Education, governments, corporations and individuals are recognizing the growing need to utilize technology for more effective delivery of information to educate end users. Today, most classrooms are equipped with some type of smart board technology but given the ever-changing nature of technology, previous investments are becoming obsolete. The industry has several hundred technology resellers, selling a variety of products, already selling to these entities directly. Our goal is to target the resellers to gain market share growth in the education technology market. With the global spread of the ongoing novel coronavirus ("COVID-19") pandemic in the first quarter of 2020, we have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on our employees and business. While our sales have not declined, and actually have increased as school systems have sought to operate remotely during this pandemic, we have experienced supply chain delays due to the pandemic.

Opportunities and plan of operations

We believe that our products, both hardware and software, and the products we intend to develop as part of our extensive product road map, positions us to be one of the leading providers of interactive educational products. We believe that the increase in consumer spending along with the ever-evolving increase in standards for curriculum are two driving focuses for the increase in the demand for interactive educational technology. Some additional factors that we believe will impact our opportunity include:

Significant resources are being devoted to primary and secondary education, both in the United States and abroad. As set forth in the Executive Office of the President, Council of Economic Advisers report, United States education expenditure (primary, secondary and post-secondary) has been estimated at approximately $1.3 trillion, with primary and secondary education accounting for close to half ($625 billion) of this spending. Global spending is approximated at roughly triple United States spending for primary and secondary education.

● The United States primary and secondary market has always been a point of political debate and scrutiny. With American students ranking far behind other global students in international tests, the United States education system severely impairs the United States' economic, military and diplomatic security as well as broader components of America's global leadership.

● The demand for interactive flat panels is on the rise. With traditional interactive whiteboards having been in the market for more than fifteen years, many of these technologies are coming to a refresh period and are being replaced with the newer, more advanced interactive flat panels.

● We intend to build upon our proven ability to produce and sell interactive classroom products. We have begun to implement the growth strategies described below and expect to continue to do so in the upcoming years. In order to implement each goal pertaining to growth, the Company may need additional capital to implement each strategy, particularly in relation to the target acquisition(s) of complementary businesses or technologies./P>

We intend to grow our business by using the following methodology:

● Capitalizing on market trends in the educational industry: We believe our long history of selling into the K-12 education market provides us with the expertise to continue to stay on the cutting edge of new product development and needs of the classroom teacher. We also believe our expertise in customer service and training positions us well for expected growth. We intend to build our core business by leveraging the strengths of our leadership and building out a solid team with experience and expertise in our market.

● Expanding our reseller channel sales: The educational technology industry is driven by relationships. We intend to continue to grow and expand our resellers in strategic geographical regions so that we are able to leverage the relationships in the local school systems within those regions.

● Growth through acquisitions: We believe that the interactive and collaborative classroom has many components and moving parts. We intend to stay on the cutting edge of new products by building out our product offerings and line card through strategic acquisitions. The acquisition(s) provides us with significant opportunities to grow our business by adding complementary products to provide a whole classroom interactive experience to our customers. We intend to pursue acquisitions that provide services within our current core product offerings, extend our geographic reach and expand our product offerings.

● Further developing intellectual property: We intend to build upon our success in developing original software that we own and license to other brands, and distributors globally. When we develop an original software or application, we retain the copyright and patent of that content. We will create additional revenue streams from development fees, brand license fees, distribution license fees and ancillary sources.

● Expanding our geographic presence: We believe that by expanding our physical presence into select domestic and international regions, we will be better able to attract and retain clients. With a physical presence in strategic locations around the US, we believe we can provide better customer service and offer local services and training resulting in an increase in revenue for those areas.

Corporate Information and History

We were originally organized as a corporation in 2001. Our principal executive offices are located at 286 Big A Road Toccoa, Georgia 30577, and our telephone number is (706) 391-5030. Our website address is www.galaxynext.us. Information contained in our website does not form part of this prospectus and is intended for informational purposes only.

On June 22, 2018, we consummated a reverse triangular merger whereby Galaxy Next Generation, Inc., a private company, merged with and into our newly formed subsidiary, Galaxy MS, Inc. (Galaxy MS or Merger Sub) incorporated under the laws of the State of Georgia, which was formed specifically for the transaction. Under the terms of the merger, the private company shareholders transferred all their outstanding shares of common stock to Galaxy MS, in return for our Series C Preferred Shares. After the merger, we changed our name to Galaxy Next Generation, Inc. Prior to the merger, we operated under the name Full Circle Registry, Inc.'s (FLCR) and our operations were based upon our ownership of Georgetown 14 Cinemas, a fourteen-theater movie complex located on approximately seven acres in Indianapolis, Indiana. Prior to the merger, our sole business and source of revenue was from the operation of the theater, and as part of the merger agreement, we had the right to spinout the theater to the prior shareholders of FLCR. Effective February 6, 2019, we sold our interest in the theater to focus our resources on our technology operations.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Logistics and suppliers

Logistics is currently provided by our Toccoa, Georgia; Broomfield, Colorado; Peoria, Arizona; and Jacksonville, Florida facilities and multiple import and freight carriers throughout the US. These partners allow us to provide affordable freight routes and shorter delivery times to our customers. Our suppliers for ODM and OEM are located in the United States, China, Taiwan and South Korea.

Technical support and service

We currently have our technical support and service centers located in Toccoa, Georgia, Broomfield Colorado, and Peoria, Arizona. Our technical support division is responsible for the repair and management of customer service cases.

Sales and marketing

Our sales force consists of three regional account managers in the United States. Our marketing team consists of a marketing consulting group. The marketing and sales team drive sales of the entire product line. We also go to market through an indirect channel and use traditional value-added resellers. We support them and train them on the products. We currently have approximately 30 resellers.

Competition

The interactive education industry is highly competitive and has frequent product introductions and quick technological advances. With less barriers on the school technology entry, we face heated competition from other interactive panel developers, manufacturers and distributors. We compete with other developers, manufacturers and distributors of interactive panels and personal computer technologies, tablets, television screens, smart phones, such as Smart Technologies, Promethean, Boxlight Inc, Dell Computers, Samsung, Panasonic and ClearTouch.

Employees

As of September 30, 2020, we had approximately twenty full time employees, of whom three are executives, five employees are engaged in product development, engineering and research and development, three employees are engaged in sales and marketing, four employees are engaged in administrative and clerical services and two employees are engaged in service and training. In addition, approximately five individuals provide consulting services as independent contractors.

None of our employees are represented by labor organizations. We consider our relationship with our employees to be excellent.

Property

We maintain the following operating facilities:

Location	Description	Owned / Leased	Approx. Sq. Ft.
Toccoa, Georgia	Corporate office	Leased (1)	10,500
Broomfield, Colorado	Satellite office	Leased (2)	2,000
Jacksonville, Florida	Satellite office	Leased (2)	3,000
Peoria, Arizona	Satellite office	Leased (2)	3,500

(1)	The lease on this property is with a family member of a shareholder. Refer to Note 6 in the financial statements footnotes for more information.
(2)	The leases on these properties are with commercial real estate companies. Refer to Notes 7 and 15 in the financial statements footnotes for more information.

In the opinion of our management, our property is adequate for our present needs. We do not anticipate difficulty in renewing the existing lease as they expire or in finding alternative facilities if necessary. We believe all of our assets are adequately covered by insurance.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age, position and office term of each executive officer and director of the Company.

Name	Age	Title
Gary LeCroy	52	Chief Executive Officer, President and Director
Magen McGahee	35	Chief Operating Officer, Chief Financial Officer, Secretary and Director
Carl R. Austin	81	Director

Gary LeCroy, Chief Executive Officer, President and Director

Mr. LeCroy has served as the Chief Executive Officer and President of the private company Galaxy Next Generation, Ltd since founding the company in November 2016. Previously, Mr. LeCroy owned and operated R&G Sales, Inc. located in Toccoa, Georgia from 2004 to 2018 and has been our Chief Executive Officer since our merger in 2018. Mr. LeCroy served as CEO and sales director for that company which was involved in the sales and distribution of educational technology. In May 1988, Mr. LeCroy graduated with an Associate degree in business from Piedmont College in Demarest, Georgia.

Magen McGahee, Chief Operating Officer, Chief Financial Officer, Secretary and Director

Ms. McGahee has served as the COO and CFO of Galaxy Next Generation, Ltd. since founding the company in November 2016 and has acted as our Chief Operating and Finance Officer since our merger in 2018. From 2014 to 2016, Ms. McGahee worked as Vice President of LeCroy Educational Technology located in Toccoa, Georgia. LeCroy Educational Technology sells interactive presentation panels in the educational market. From 2013 to 2014, Ms. McGahee worked with Qomo, Inc. as a Director, Strategic Partnerships, developing programs and video display models that would allow expansion into the U.S. market. Ms. McGahee worked for MIMIO Corporation on its sales leadership team from 2008 to 2013. MIMIO now Boxlight Corporations, (BOXL) is a manufacturer of interactive video displays for the educational market. Ms. McGahee received a Bachelor of Science degree in early childhood education at Valdosta State College in 2005, located in Valdosta, Georgia. In 2010, Ms. McGahee received a Master of Business Administration degree from Georgia Tech, located in Atlanta, Georgia.

Carl R. Austin, Director

Mr. Austin is the founder and owner of CJ Austin, LLC, a company located in Brandenburg, Kentucky. CJ Austin, LLC is in the real estate, development and investment business, and Mr. Austin has worked there from its organization in 1992 to the present. Mr. Austin is an entrepreneur and he owns and operates shopping centers, car washes and residential and commercial real estate. In 1962, Mr. Austin received a Bachelor of Science degree from Indiana University, located in Bloomington, Indiana.  Mr. Austin has served as a director of our company since 2014.

All Directors hold their office until the next annual meeting of shareholders or until their successors are duly elected pursuant to NRS 78.320, and qualified. Any vacancy occurring in the Board of Directors may be filled by the shareholders, or the Board of Directors.

A Director elected to fill a vacancy is elected for the unexpired term of his predecessor in office. Any Directorship filled by reason of an increase in the number of Directors shall expire at the next shareholders ‘meeting in which Directors are elected, unless the vacancy is filled by the shareholders, in which case the term shall end on the later of (i) the next meeting of the shareholders or (ii) the term designated for the Director at the time of creation of the position being filled.

Family Relationships

There are no family relationships between any officer and director.

CORPORATE GOVERNANCE

Our Board of Directors

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations.

In lieu of an Audit Committee, the Company's Board of Directors is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company's independent public accountants. The Board of Directors reviews the Company's internal accounting controls, practices and policies.

Board Committees

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions, nor does the Company have a written nominating, compensation or audit committee charter. The Board of Directors believes that it is not necessary to have such committees, at this time, because the functions of such committees can be adequately performed by the Board of Directors.

Code of Business Conduct and Ethics

The Company has adopted a code of ethics that applies to the Company's officers, and directors. Our Code of Ethics was included as an exhibit to our annual report on Form 10-K for the year ended December 31, 2004. Any amendments to or waivers from the code will be posted on our website.  Information on our website does not constitute part of this filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists the compensation received by our former and current officers over the last two years.

Name	Position	Year	Salary	Stock	Other	Total
Gary D. LeCroy	CEO, President, Director	2020	$ 85,566	-	$549,022	$634,588
		2019	$292,028	-	-	$292,028
Magen McGahee	COO, CFO, Sec., Director	2020	$172,500	-	-	$172,500
		2019	$217,500	-	-	$217,500

Employment Agreements

On January 1, 2020, the Company entered into an employment agreement with Gary D. LeCroy to serve as its Chief Executive Officer (CEO) of the Company for a two-year term which was amended on September 1, 2020. Under the employment agreement, the CEO will receive annual compensation of $500,000, and an annual discretionary bonus based on profitability and revenue growth. The agreement includes a non-compete agreement and severance benefits of $90,000.

On January 1, 2020, the Company entered into an employment agreement with Magen McGahee to serve as its Chief Financial Officer/Chief Operations Officer (CFO/COO) of the Company for a two-year term was amended on September 1, 2020. Under the employment agreement, the CFO/COO will receive annual compensation of $250,000, and an annual discretionary bonus based on profitability and revenue growth. The agreement includes a non-compete agreement and severance benefits of $72,000.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards held by the named executive officers at June 30, 2020.

Director Compensation

The following table sets forth information for the fiscal year ended June 30, 2019 regarding the compensation of our director who at June 30, 2020 was not also a named an executive officer.

Name and Principal Position	Fees Earned or Paid in Cash	Option Awards	Other Compensation	Totals
Carl R. Austin (1)	-	-	-	-

(1)  (1) We compensated our non-executive director, Carl R. Austin by the issue of 44,511 shares of restricted stock, valued at $1.00 per share during the year ended June 30, 2019. Mr. Austin has not received other equity compensation as a director. We record stock-based compensation in accordance with the provisions set forth in ASC 718, Stock Compensation, using the modified prospective method.

The executive directors were not paid any fees for their service as directors; however, each of Mr. LeCroy and Ms. McGahee received compensation for service as officers of our company.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of January 14, 2021, our common stock trades on the OTCQB under the trading symbol GAXY. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our Board of Directors and will depend on our earnings, capital requirements, financial condition, and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

Holders

The number of record holders of our common stock at January 11, 2021 was 386.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions during the years ended June 30, 2020 and 2019 and subsequent thereto to which we have been a party, in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements other than compensation arrangements described under "Executive Compensation."

On August 21, 2020, we issued 2,500,000 shares of the Company's common stock as commitment shares to the Selling Stockholder in connection with the Original Purchase Agreement. To date we have received gross proceeds of approximately $2,000,000 from the sale of 242,000,000 shares of our common stock to the Selling Stockholder pursuant to the terms of the Original Purchase Agreement.

On December 29, 2020, we entered into the Amended and Restated Purchase Agreement which amended and restated the Original Purchase Agreement, as well as the Registration Rights Agreement and Tysadco SPA with the Selling Stockholder. Pursuant to the terms of the Tysadco SPA, the Company sold an aggregate of 100,000,000 shares of our common stock to the Selling Stockholder for an aggregate price of $500,000, which have not yet been issued. Pursuant to the Amended and Restated Purchase Agreement, the Selling Stockholder committed to purchase, subject to certain restrictions and conditions, up to $10,000,000 of the Company's common stock over a period of 24 months from the effectiveness of this registration statement registering the resale of shares purchased by the Selling Stockholder pursuant to the Amended and Restated Purchase Agreement. The Company also issued Commitment Shares, consisting of 50,000,000 shares of its common stock to the Selling Stockholder as a commitment fee.

On October 30, 2020, the Company issued and sold a convertible debenture to a stockholder in the aggregate principal amount of $1,200,000, issued with a 7.0% original issue discount, resulting in net proceeds of $1,116,000 before deducting legal fees and expenses. The convertible debenture is secured by a security interest in all of the assets of the Company and each of the Company's subsidiaries. The holder of such Convertible Debenture, has the right, subject to certain limitations, at any time to convert all or a portion of the Convertible Debentures, up to $350,000 of the outstanding and unpaid Conversion Amount in any 30 day calendar period, into fully paid and nonassessable shares of common stock, below an initial price of $0.47.

On October 9, 2020, the Company issued and sold a convertible debenture to a stockholder in the aggregate principal amount of $500,000, issued with a 7.0% original issue discount, resulting in net proceeds to the us of $465,000, before deducting legal fees and expenses. The convertible debenture is secured by a security interest in all of the assets of the Company and each of the Company's subsidiaries. The holder of such Convertible Debenture, has the right, subject to certain limitations, at any time to convert all or a portion of the Convertible Debentures, up to $350,000 of the outstanding and unpaid Conversion Amount in any 30 day calendar period, into fully paid and nonassessable shares of common stock, below an initial price of $0.47.

We had a short-term note payable to a stockholder, totaling $200,000 at June 30, 2019, in which the note principal plus interest of $10,000 was payable in December 2019. Effective October 2019, the principal amount of the note was increased to $400,000 and the maturity extended to November 2021. Principal of the note is convertible into 400,000 shares of our Series D Preferred Stock at maturity. The balance of the note payable at June 30, 2020 and 2019 was $400,000 and $200,000.

We have notes payable to the seller of Concepts and Solutions, a related party, bearing interest at 3% annually, payable in annual installments from October 31, 2019 to November 30, 2021. Payments are subject to annual earnings. The balance of the notes payable at June 30, 2020 totaled $1,030,079 with $780,079 being considered current and the remainder as long term.

We have a note payable to a stockholder, bearing interest at 6% annually, payable in March 2022. Principal of the note is convertible into 1,225,000 shares of our Series D Preferred Stock. The balance of the note payable at June 30, 2020 and 2019 was $1,225,000 and $0.

We have a note payable to a stockholder, bearing interest at 6% annually, payable in November 2021. Principal of the note is convertible into 200,000 shares of our Series D Preferred Stock. The balance of the note payable at June 30, 2020 and 2019 was $200,000 and $0.

We have a note payable to a stockholder, bearing interest at 10% annually, payable August 20, 2020. The balance of the note payable at June 30, 2020 and 2019 was $385,000 and $0. In August 2020, the note's maturity was extended to March 2021.

We have a note payable to a stockholder, payable on demand. The balance of the note payable at June 30, 2020 and 2019 was $52,000 and $0.

We have a note payable to a stockholder, payable on demand. The balance of the note payable at June 30, 2020 and 2019 was $55,733 and $0.

We lease property used in operations from a related party under terms of an operating lease. The term of the lease expires on December 31, 2021. The monthly lease payment is $1,500 plus maintenance and property taxes, as defined in the lease agreement. Rent expense for this lease was $18,000 and $9,000 for the years ended June 30, 2020 and 2019.

We lease vehicles from related parties (a family member of a director) under financing leases. We are paying the lease payments directly to the creditors, rather than the lessor. The leased vehicles are used in operations for deliveries and installations.

A related party (a family member of a director) collateralizes our short-term note with a CD in the amount of $274,900, held at the same bank. The related party will receive a $7,500 collateral fee for this service.

We have a $1,250,000 line of credit bearing interest at prime plus 0.5% (4.25% and 6.0% at June 30, 2020 and 2019, respectively) which expires October 29, 2021. The line of credit is collateralized by certain real estate owned by a family member of a stockholder, 850,000 shares of the Company's common stock owned by two stockholders, personal guarantees of two stockholders, and a key man life insurance policy. The outstanding balance was $1,236,598 and $1,230,550 at June 30, 2020 and 2019, respectively.

At June 30, 2018, we had outstanding a $15,000 note payable to a related party (shareholder) which the note accrued interest on the original principal balance at a rate of 8% annually and was due on demand.  The liability for the note was sold with the Entertainment segment on February 6, 2019.

At June 30, 2018, we had various notes payable to a related party (shareholder) outstanding in the aggregate principal amount of $91,000.  The notes accrued interest on the original principal balance at a rate of 6.25% annually and were due on demand. The liability for the notes were sold with the Entertainment segment on February 6, 2019.

At June 30, 2018, we had a note payable to a related party (shareholder) outstanding in the principal amount of $8,000.  The note accrued interest on the original principal balance at a rate of 6.25% annually and was due on demand. The liability for the note was sold with the Entertainment segment on February 6, 2019.

At June 30, 2018, we had a note payable to a related party (shareholder) outstanding in the principal amount of $25,000.  The note did not accrue interest and was due on demand. The liability for the note was sold with the Entertainment segment on February 6, 2019.

At June 30, 2018, we had a note payable to a related party (shareholder) outstanding in the principal amount of $125,000. The note accrued interest on the original principal balance at a rate of 9% annually and was due on October 2019. The liability for the note was sold with the Entertainment segment on February 6, 2019.

At June 30, 2018, we had various notes payable to a related party (shareholder) in the amount of $211,534 in which the notes accrue interest on the original principal balance at a rate of 10% annually through December 31, 2016 at which time the interest rate was reduced to 6.25% interest annually. The notes were scheduled to mature at various dates through July 2021. The liability for the notes were sold with the Entertainment segment on February 6, 2019.

Advances

In support of our efforts and cash requirements, we may rely on advances from related parties until such time that we can support our operations or attain adequate financing through sales of equity or traditional debt financing. There is no formal written commitment for continued support by officers, directors or shareholders. Amounts represent advances or amounts paid in satisfaction of liabilities. The advances are unsecured, due on demand, and the amounts outstanding at June 30, 2020 and 2019 are $107,733 and $0, respectively. At September 30, 2020, the amounts outstanding were $74,323.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 14, 2021 by:

●	each of our named executive officers;
●	each of our directors;
●	all of our current directors and executive officers as a group; and
●	each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of January 11, 2021, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 2,715,894,203 shares of common stock outstanding.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is c/o Galaxy Next Generation, Inc., 285 N Big A Road, Toccoa, Georgia 30577.

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to Offering	Percentage of common stock Beneficially Owned
Directors and Executive Officers
Gary LeCroy	8,088,440	*
Magen McGahee	5,939,081	*
Carl Austin	528,415	*
All current executive officers and directors as a group (3 persons)	14,555,936	*
5% or more shareholders
Tysadco Partners, LLC (1)	171,491,187	6.1%
* less than 1%

(1) Includes (i) 50,000,000 Commitment Shares issued pursuant to the Amended and Restated Purchase Agreement, (ii) 100,000,000 shares of common stock issuable pursuant to the terms of the Tysadco SPA, and (iii) 21,491,187 shares of common stock owned directly by Tysadco Partners, LLC. Figure does not include purchase of up to $10.0 million of shares of our common stock we may sell to the Selling Stockholder over a 24-month period pursuant to the terms of the Amended and Restated Purchase Agreement. The address for Tysadco Partners, LLC is 210 West 77th Street, No. 7W, New York, NY 10024. Howard Davner is the Managing Member of Tysadco Partners, LLC, and as such, may be considered to be the beneficial owner of such securities.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 500,000,000 shares of our common stock.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption "Description of Capital Stock" in this prospectus.

Registration Rights

The Selling Stockholder is entitled to certain rights with respect to the registration of the Shares issuable upon conversion of the Convertible Debenture.

Pursuant to the terms of a Registration Rights Agreement entered into between us and the Selling Stockholder dated as of December 29, 2020, which was entered into in connection with the Amended and Restated Purchase Agreement, we agreed to file a registration statement for the resale of the shares of common stock that have been or will  be issued to the Selling Stockholder within 30 days of the date of the agreement.

We will pay all reasonable expenses incurred in connection with the registrations described above. However, we will not be responsible for any broker or similar concessions or any legal fees or other costs of the Selling Stockholders.

DESCRIPTION OF OUR CAPITAL STOCK

General

The total number of shares of all classes which we have authority to issue is 4,212,250,000 of which 4,000,000,000 shares are designated as "Common Stock" with a par value of $0.0001 per share, and 200,000,000 shares are designated as "Preferred Stock," 750,000 shares are designated as "Preferred Stock - Class A"; 1,000,000 shares are designated as "Preferred Stock - Class B"; 9,000,000 shares are designated as "Preferred Stock - Class C"; 1,000,000 shares are designated as "Preferred Stock - Class D" and 500,000 shares are designated as of "Preferred Stock - Class E", all with par value of $0.0001.

As of January 14, 2021 we had 2,715,894,203 issued and outstanding shares of common stock and 500,000 shares of Series E preferred stock issued and outstanding.

The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

Preferred Stock

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.  The description of shares of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and Articles of Amendment shall be filed as required by law with respect to issuance of such Preferred Stock, prior to the issuance of any shares of Preferred Stock.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, dividing of such shares into series or providing for a change in the number of, shares of any Preferred Stock and, if and to the extent from time to time required by law, by filing Articles of Amendment which are effective without Shareholder action to increase or decrease the number of shares included in the Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of Preferred Stock.  Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the rights of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action.  The authority of the Board of Directors with respect to the Preferred Stock shall include, but not be limited to, setting or changing the following:

1. The annual dividend rate, if any, on shares of Preferred Stock, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

2. Whether the shares of Preferred Stock shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

3. The obligation, if any, of the Corporation to redeem shares of Preferred Stock pursuant to a sinking fund;

4. Whether shares of Preferred Stock shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

5. Whether the shares of Preferred Stock shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

6. The rights of the shares of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

7. Any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to the Preferred Stock.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

Series A Preferred Stock

Ranking

The Series A Preferred Stock will, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, rank(i) senior to the Common Stock and to shares of all other series of preferred stock issued by the Company the terms of which specifically provide that the capital stock of such series rank junior to such Series A Preferred Stock with respect to dividend rights or distributions upon dissolution of the Company ("Junior Stock"); (ii) on a parity with the shares of all other capital stock issued by the Company whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof shall be different from those of the Series A Preferred Stock, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series A Preferred Stock ("Parity Stock"); and (iii) junior to all other capital stock issued by the Company the terms of which specifically provide that the shares rank senior to the Series A Preferred Stock with respect to dividends and distributions upon dissolution of the Company ("Senior Stock").

Dividends

Holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, cumulative cash dividends at the rate per annum of 40 cents per share of Series A Preferred Stock.  Dividends on the Series A Preferred Stock will be payable quarterly in arrears on the last calendar day of March, June, September, and December of each year, commencing September 30, 2002 (and in the case of any accumulated and unpaid dividends not paid on the corresponding dividend payment date, at such additional time and for such interim periods, if any, as determined by the Board of Directors).  Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company.  Dividends will accrue from the date of the original issuance of the Series A Preferred Stock.  Dividends will be cumulative from such date, whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends. Accumulations of dividends on shares of Series A Preferred Stock will not bear interest.  Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of actual days. Dividends payable on the Series A Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series A Preferred Stock for all prior dividend periods.  If accrued dividends on Series A Preferred Stock for all prior periods have not been paid in full, then any dividends declared on the Series A Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accumulated and unpaid dividends on the Series A Preferred Stock and such Parity Stock.

So long as the shares of the Series A Preferred Stock shall be outstanding, unless (i) full cumulative dividends shall have been paid or declared and set apart for payments on all outstanding shares of the Series A Preferred Stock and any Parity Stock (ii) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Stock and any Parity Stock (iii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, the Series A Preferred Stock, the Company may not declare any dividends on any Junior Stock, or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of , or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligation or stock of the Company, other than (x) Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock, or (y) Common Stock acquired in connection with the cashless exercise of options under employee incentive or benefit plans of the Company of any subsidiary or any other redemption or purchase of other acquisition of Common Stock made in the ordinary course of business which has been approved by the Board of Directors of the Company, for the purpose of any employee incentive or benefit plan of the Company.  The limitations in this paragraph do not restrict the Company's ability to take the actions in this paragraph with respect to any Parity Stock.

As used in the preceding paragraph, the term "dividend" with respect to Junior Stock does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock.

Redemption

Optional Redemption. Except in the case of a Public Offering, the shares of Series A Preferred Stock were not redeemable by the Company prior to May 14, 2005.  On or after May 14, 2005, the shares of Series A Preferred Stock are redeemable at the option of the Company in whole or in part for $10.00 per share in cash or for such number of shares of Common Stock as equals the liquidation preference of the Series A Preferred Stock to be redeemed (without regard to accumulated and unpaid dividends) divided by the Conversion Price (as defined below under "Conversion Rights") as of the opening of business on the date set for such redemption (equivalent to a conversion rate of four shares of Common Stock for each share of Series A Preferred Stock), subject to adjustment in certain circumstances. The Company may exercise this option only if for 20 trading days, within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Stock on the OTC Bulletin Board exceeds the Conversion Price. In order to exercise its redemption option, the Company must notify the holders of record of its Series A Preferred Stock in writing (the "Conditions Satisfaction Notice") prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been satisfied.

Mandatory Redemption. Upon any public offering of the Company's Common Stock ("Public Offering"), whereby the Company sells shares of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, the Series A Preferred Stock will be redeemed in whole by the Company for such number of shares of Common Stock as equals the liquidation preference of the Series A Preferred Stock to be redeemed (without regard to accumulated and unpaid dividends) divided by the Conversion Price as of the opening of business on the date set for such redemption (equivalent to a conversion rate of four shares of Common Stock for each share of Series A Preferred Stock), subject to adjustment in certain circumstances. In order to exercise its redemption option, the Company must deliver a Conditions Satisfaction Notice prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been satisfied.

Notice of Redemption. Notice of redemption (the "Redemption Notice") will be given by mail to the holders of the Series A Preferred Stock not more than seven business days after the Company delivers the Conditions Satisfaction Notice.  The Company's right to exercise its redemption option will be affected by changes in the closing price of the Common Stock following such 30-day period. The redemption date will be a date selected by the Company not less than 30 nor more than 60 days after the date on which the Company delivers the Redemption Notice.  If fewer than all the shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Board of Directors of the Company.

If full cumulative dividends on the outstanding shares of Series A Preferred Stock shall not have been paid or declared and set apart for payment for all regular dividend payment dates to and including the last dividend payment date prior to the date fixed for redemption, the Company shall not call for redemption any shares of Series A Preferred Stock unless all such shares then outstanding are called for simultaneous redemption.

On the redemption date, the Company must pay, in cash, on each share of Series A Preferred Stock to be redeemed any accumulated and unpaid dividends through the redemption date.  In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holder of the Series A Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend payment records date. Except as provided for in the preceding sentence, no payment or allowance will be made for accumulated and unpaid dividends on any shares of Series A Preferred Stock called for redemption or on the shares of Common Stock issuable upon such redemption.

On and after the date fixed for redemption, provided that the Company has made available at the office of its registrar and transfer agent a sufficient number of shares of Common Stock and an amount of cash to effect the redemption, dividends will cease to accrue on the Series A Preferred Stock called for redemption (except that, in the case of a redemption date after the dividend payment record date and prior to the related dividend payment date, holders of Series A Preferred Stock on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares of Series A Preferred Stock shall cease except the right to receive the shares of Common Stock upon such redemption and any cash payable upon such redemption, without interest from the date of such redemption.  Any shares of Common Stock so set aside and unclaimed at the end of three years from the date fixed for redemption shall revert to the Company.  At the close of business on the redemption date upon surrender in accordance with such notice of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), each holder of Series A Preferred Stock (unless the Company defaults in the delivery of the shares of Common Stock or cash) will be, without any further action, deemed holder of the number of shares of Common Stock for which such Series A Preferred Stock is redeemable.

Fractional shares of Common Stock are not to be issued upon redemption of the Series A Preferred Stock, but in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Stock on the day prior to the redemption date. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost of the holder thereof.

Subject to applicable law and the limitation on purchase when dividends on the Series A Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of the Series A Preferred Stock by tender of by private agreement.

Liquidation Preference

The holders of the shares of Series A Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up on the Company, whether voluntary or involuntary, $5.00 per share of Series A Preferred Stock (the "Liquidation Preference"), plus an amount per share of Series A Preferred Stock equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to the date of final distribution to such holders, and no more.  If, upon any liquidation, dissolution or winding up of any Company, the assets of the Company, or proceeds thereof, distributable among the holders of Series A Preferred Stock and any other Parity Stock, then such assets, or the proceeds therefore, will be distributed among the holders of Series A Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full.

Neither a consolidation or merger of the Company with or into another corporation, nor a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

Voting Rights

Except as indicated below, and as otherwise from time to time required by applicable law, the holders of shares of Series A Preferred Stock will have no voting rights.

If an amount equal to the dividend payable to the Series A Preferred Stock for six quarterly dividends payable on the Series A Preferred Stock is in arrears, the number of directors then constituting the Board of Directors of the company will be increased by two and the holders of share of Series A Preferred Stock, voting together as a class with the holders of any other series of Parity Stock (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional directors to serve on the Company's Board of Directors at an annual meeting of stockholders or a properly called special meeting of the holders of the Series A Preferred Stock and such Voting Preferred Shares and at each subsequent annual meeting of stockholders until all such dividend on the Series A Preferred Stock have been paid in full. Such voting rights will terminate when all such accumulated and unpaid dividends have been paid in full with funds placed in trust for stockholders who cannot be located. The term of office of all directors so elected will terminate with the termination of such voting rights.

With respect to any matter as to which the Series A Preferred Stock is entitled to vote, holders, of shares of the Series A Preferred shall be entitled to one vote per share.

Without the vote of the holders of at least 66-2/3% in number of shares of the Series A Preferred Stock then outstanding, the Company may not (i) create or issue or increase the authorized number of shares of any class or classes or series of Senior Stock or (ii) amend, alter or repeal any of the provisions of the Company's Restated Certificate of Incorporation or the Certificate of Designation so as to materially affect adversely the preferences, special rights or powers of the Series A Preferred Stock or (iii) authorize any reclassification of the Series A Preferred Stock; provided, however, a consolidation or merger of the Company with or into another corporation, will not be considered a reclassification of the Series A Preferred Stock.

The voting provisions in the immediately preceding paragraph with respect to the Series A Preferred Stock will not apply if, at or before a time when the act with respect to which such vote would otherwise be required shall be effected, (i) all outstanding shares of Series A Preferred Stock shall have been redeemed or (ii) sufficient funds to pay in full and all accumulated and unpaid dividends on the Convertible Preferred Stock and a sufficient number of shares to fund such redemption of all outstanding shares of Series A Preferred Stock shall have been deposited in trust to effect such redemption.

No consent or approval of the holders of shares of Series A Preferred Stock will be required for the issuance of the Company's authorized but unissued Preferred Stock ranking on a parity with or junior to the Series A Preferred Stock.

Conversion Rights

Shares of Series A Preferred Stock will be convertible, in whole or in part, at any time during the first eighteen months from the date of issuance at the option of the holders thereof, into shares of Common Stock at a conversion price of $1.25 per share of Common Stock (equivalent to a Conversion Rate of four shares of Common Stock for each share of Series A Preferred Stock), subject to the adjustment as described below ("Conversion Price").  Thereafter and until Redemption (as described above) shares of Series A Preferred Stock will be convertible, in whole or in part, at the option of the holders thereof, into shares of Common Stock at a conversion price equal to the greater of (1) the average of the lowest seven inter-day trading prices during the twenty-one trading days immediately prior to conversion discounted by 50% or (ii) $0.50 per share of Common Stock.  The right to convert shares of Series A Preferred Stock called for redemption will terminate at the close of business on the third business day immediately preceding a redemption date.  For information as to notices of redemption, see "Redemption" above.

Conversion of shares of Series A Preferred Stock, or a specific portion thereof, may be affected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Company.

Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificate for shares of Series A Preferred Stock shall have been surrendered and notice shall have been received by the Company as aforesaid (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Company as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

Holders of shares of Series A Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend payment record date and prior to such dividend payment date.  However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares converted after the issuance of a Redemption Notice with respect to a redemption date during such period, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date.  A holder of shares of Series A Preferred Stock on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such dividend payment date will receive the dividend payable by the Company on such shares of Series A Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion.  Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

Fractional shares of Common Stock are not to be issued upon conversion but, the Company will pay cash adjustment for any fractional shares based on the current market price of the Common Stock on the day prior to the conversion date.

Conversion Price Adjustments

The Conversion Price is subject to adjustment upon certain events, including (i) dividends (and other distributions) on its Common Stock, payable in shares of Common Stock or any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of certain rights, options or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the fair market value per share or Common Stock, (iii) subdivisions, combinations and reclassifications of Common Stock and (iv) distributions to all holders of Common Stock of cash, evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants, options and distributions referred to above and excluding any dividend or distribution paid in cash to holders of Common Stock in the ordinary course of the Company's business as determined in good faith by the Board of Directors and not in excess of the stockholders' equity of the Company). In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock.

In the event the Company shall (x) effect any capital reorganization or reclassification of its shares or (y) consolidate or merge with or into any other corporation (other than a consolidation or merger in which the Company is the surviving corporation and each share of Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) or (z) sell, lease or transfer substantially all of its assets to any other person or entity for a consideration consisting in whole or in part of equity securities of such other corporation, the holders of shares of Series A Preferred Stock shall receive upon conversion thereof, in lieu of each share of Common Stock into which the Series A Preferred Stock would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as such holder would have been entitled to receive upon such transaction if such holder had held the Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such transaction.

No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price.  Any adjustments not so made will be carried forward and taken into account in subsequent adjustments.

A conversion price adjustment made according to the provisions of the Series A Preferred Stock (or the absence of provision for such an adjustment) might result in a constructive distribution to the holders of Series A Preferred Stock or holders of Common Stock that would be subject to taxation as a dividend.

Transfer Restrictions

As with the underlying shares of the Company's Common Stock, the shares of Series A Preferred Stock have not been registered under any federal or state securities laws. Accordingly, the transfer of shares of Series A Preferred stock, and of shares of Common Stock upon conversion or redemption of such Series A Preferred Stock, will be restricted.  The Company may require an opinion of counsel acceptable to it to the effect that any proposed sale, transfer or other disposition of restricted shares of Series A Preferred Stock or Common Stock will not violate any applicable federal or state securities laws.

Other Aspects

Because the Company has subsidiaries, its rights and the rights of holder of its securities, including the holder of Series A Preferred Stock, to participate in the assets of any Company subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claim of the subsidiary's creditors and preferred stockholders, if any, except to the extent the Company may itself be a creditor with recognized claims against the subsidiary or the holders of preferred shares, if any, of the subsidiary.

Series B Preferred Stock

Ranking

The Class B Preferred Stock will, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, rank on a parity with the Common Stock (except that each share of Class B Preferred Stock shall be equal to 10 shares of Common Stock as set forth herein) issued by the Company whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof shall be different from those of the Class B Preferred Stock, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Class B Preferred Stock; and junior to all other capital stock issued by the Company the terms of which specifically provide that the shares rank senior to the Class B Preferred Stock with respect to dividends and distributions upon dissolution of the Company.

Dividends

Until such time that a share of Class B Preferred Stock is converted to Class A Common Stock, each such share of Class B Preferred Stock will yield a dividend of $.02 each year payable on the anniversary date of its issuance until it is converted to Common Stock, out of funds of the Company legally available for payment.  Each such dividend will be payable to holders of record as they appear on stock records of the Company at the close of business on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company.  Dividends will accrue from the date of the original issuance of the Class B Preferred Stock shares.  Dividends will be cumulative from such date, whether or not in the any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends.  Accumulations of dividends on shares of Class B Preferred Tock will not bear interest.

Redemption

Subject to applicable law, the Company may, at any time and from time to time, purchase any shares of the Class B Preferred Stock by tender or by private agreement.

Liquidation Preference

Prior to conversion of Class B Preferred Stock, the holders of shares of Class B Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up on the Company, whether voluntary or involuntary, an amount per share of Class B Preferred Stock equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to the date of final distribution to such holders. Each share of Class B Preferred Stock shall be entitled to receive an amount in liquidation equal to the amount received by 10 shares of Common Stock.  If, upon any liquidation, dissolution or winding up of any Company, the assets of the Company, or proceeds thereof, distributable among the holders of Class B Preferred Stock and any such Common Stock (or other parity stock, if any) ratably in accordance with the respective amounts which would be payable on such Class B Preferred Stock and any such Common Stock (or other parity stock, if any) if all amounts payable thereon were paid in full.  Neither a consolidation or merger of the Company with or into another corporation, nor a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

Voting Rights

The holders of Class B Preferred Stock are entitled to vote on all corporate matters on which the holders of shares of Common Stock shall be entitled to vote.  The total number of votes each share of Class B Preferred Stock is entitled to cast is 10 votes per share.

Conversion Rights

Shares of the Class B Preferred Stock will be convertible, in whole or in part, at any time two years from the date of issuance at the option of the holders thereof, or at the discretion of the Board of Directors of the Company, into shares of the Common Stock at a conversion rate of 10 shares of Common Stock for each share of Class B Preferred Stock, Conversion of shares of Class B Preferred Stock, or a specific portion thereof, may be effected by delivering certificates to the Company. Each conversion will be deemed to have been affected immediately prior to the close of business on the date on which the certificate for the shares of Class B Preferred Stock shall have been surrendered and notice shall have been received by the Company as aforesaid.  Holders of shares of Class B Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend payment record date and prior to such dividend payment date.  Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

Transfer Restrictions

The transfer of shares of Class B Preferred Stock prior to the conversion or redemption of such Class B Preferred Stock, will be prohibited for a period of two years following their issuance.  The Company may require an option of counsel acceptable to it to the effect that any proposed sale, transfer or other disposition of restricted shares of Class B Preferred Stock or Common Stock will not violate any applicable federal or state securities laws.

Other Aspects

Because the Company has subsidiaries, its rights and the right of holders of its securities, including the holder of Class B Preferred Stock, to participate in the assets of the Company subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claim of the subsidiary's creditors and preferred stockholders, if any, except for the extent that the Company may itself be a creditor with recognized claims against the subsidiary or the holder of preferred shares, if any, of the subsidiary.

Series C Preferred Stock

Designations and Amount

Nine Million (9,000,000) shares of the Preferred Stock of the Corporation, $0.0001 par value per share, shall constitute a class of Preferred Stock designated as "Series C Preferred Stock" (the "Series C Preferred Stock") with a face value of $0.0001 per share (the "Face Amount").

The Series C Preferred Shares shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

Designation, Amount and Par Value

This series of preferred stock shall be designated as this Corporation's Series C Preferred Stock (the "Series C Stock") and the number of shares so designated shall be up to 9,000,000.   Each share of Series C Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $0.0001.

Dividends

The Holders of outstanding Series C Preferred Stock shall be entitled to receive 500 times the dividends per share of Series C Stock as are paid for each share of the Corporation's common stock.

Voting Rights

In addition to voting as a class as to all matters that require class voting under the Nevada Revised Statutes, the holders of the Series C Stock shall vote on all matters with the holders of the Common Stock (and not as a separate class) on five hundred votes per Series C Stock (500:1) basis.

The holders of the Series C Stock shall be entitled to receive all notices relating to voting as are required to be given to the holders of the Common Stock.

Rank

The Series C Stock shall, with respect to the rights on liquidation be entitled to receive 500 for 1 Share of liquidation proceeds as compared to each share of common stock, $.0001 par value per share.

Redemption

Shares of Series C Preferred Stock may not be redeemed by the Corporation absent the consent of the holder thereof.

Conversion

(a) Each share of Series C Stock shall be convertible, without any payment of additional consideration by the holder thereof and at the option of the holder thereof, at any time after the Series C Issue Date at the conversion ratio of one (1) share of Series C Stock for five hundred (500) shares of Common Stock.

(b) The Conversion Ratio shall be subject to adjustment in accordance with the following:

i. In case the Corporation shall have at any time or from time to time after the Series C Issue Date, paid a dividend, or made a distribution, on the outstanding shares of Common Stock in shares of Common Stock, subdivided the outstanding shares of Common Stock, combined the outstanding shares of Common Stock into a smaller number of shares of issued by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and with respect to each such case, the Conversion Ratio shall be adjusted so that the holder of any shares of Series C Stock shall be entitled to receive upon conversion the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive immediately prior to such events or the record date therefor, whichever is earlier, assuming the Series C Stock had been converted into Common Stock, it being the intention of the foregoing, to provide the holders of Series C Stock with the same benefits and securities as such holders would have received as holders of Common Stock if the Series C Stock had been converted into Common Stock at the Conversion Ratio on the Series C Issue Date and such holders had continued to hold such Common Stock.

ii. In case the Corporation shall at any time or from time to time after the Series C Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spin-off), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this section (b), then the holders of the Series C Stock shall be entitled to receive upon conversion their pro rata share of any such dividend or other distribution on an as converted basis; provided, however, that any plan or declaration of a dividend or distribution shall not have been abandoned or rescinded.

iii. If the Corporation shall be a party to any transaction including without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets or a reorganization, reclassification or recapitalization of the capital stock, (such actions being referred to as a "Transaction), in each case, as a result of which shares of Common Stock are converted into the right to receive stock securities or other property (including cash or any combination thereof), each share of Series C Stock shall thereafter be convertible into the number of shares of stock or securities or property to which a holder of the five hundred times the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series C Stock would have been entitled upon such Transaction; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions set forth in this Subsection, with respect to the rights and interest thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Subsection shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Stock. The Corporation shall not effect any Transaction (other than a consolidation or merger in which the Corporation is the continuing corporation) unless prior to or simultaneously with the consummation thereof the Corporation, or the successor corporation or purchaser, as the case may be, shall provide in its charter document that each share of Series C Stock shall be converted into such shares of stock, securities or property as, in accordance with the foregoing provisions, each such holder is entitled to receive.  The provisions of this paragraph shall similarly apply to successive Transactions.

(c) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (b) and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Stock against impairment.

(d) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series C Stock a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution at least ten (10) day prior to such record date.

(e) The Corporation shall, at or prior to the time of any conversion, take any and all action necessary to increase its authorized, but unissued Common Stock and to reserve and keep available out of its authorized, but unissued Common Stock, such number of shares of Common Stock as shall, from time to time, be sufficient to effect conversion of the Series C Stock Section 6.

Series D Preferred Stock

Designations and Amount

One Million (1,000,000) shares of the Preferred Stock of the Corporation, $0.0001 par value per share, shall constitute a class of Preferred Stock designated as "Series D Preferred Stock" (the "Series D Stock") with a face value of $0.0001 per share (the "Face Amount").

The Series D Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

Dividends

The holders of outstanding Series D Preferred Stock shall be entitled to receive dividends per share of Series E Stock equal to the dividends paid for each share of the Corporation's common stock.

Voting Rights

The Series D Stock is non-voting.

Rank

The Series D Stock shall, with respect to the rights on liquidation, be entitled to liquidation proceeds equal to the proceeds paid on each share of the Corporation's common stock.

Redemption

Shares of Series D Preferred Stock may not be redeemed by the Corporation absent the consent of the holder thereof.

Conversion

The Series D Stock is convertible into twenty percent (20%) of the outstanding shares of Common Stock at the time of the conversion.

Series E Preferred Stock

Designations and Amount

Five Hundred Thousand (500,000) shares of the Preferred Stock of the Corporation, $0.0001 par value per share, shall constitute a class of Preferred Stock designated as "Series E Preferred Stock" (the "Series E Stock") with a face value of $0.0001 per share (the "Face Amount").

The Series E Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

Dividends

The holders of outstanding Series E Preferred Stock shall be entitled to receive dividends per share of Series E Stock equal to the dividends paid for each share of the Corporation's common stock.

Voting Rights

The Series E Stock is non-voting.

Rank

The Series E Stock shall, with respect to the rights on liquidation, be entitled to liquidation proceeds equal to the proceeds paid on each share of the Corporation's common stock.

Redemption

Shares of Series E Preferred Stock may not be redeemed by the Corporation absent the consent of the holder thereof.

Conversion

The Series E Stock is convertible into 1,190,476 shares of Common Stock.

Common Stock

Subject to all of the rights of the Shares as expressly provide herein, by law or by the Articles of Incorporation, our common stock possesses all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Articles of Incorporation, including, but not limited to, the following rights and privileges:

1. Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

2. The holders of common stock shall have the unlimited right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

3. Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the common stock in accordance with their respective rights and interests.

Board of Directors

The governing board of the Corporation shall be styled as a "Board of Directors", and any member of said Board shall be styled as a "Director."

The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws; provided, that the number of directors shall never be less than one.  In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

Indemnification

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

We will, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under the law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Articles of Incorporation

We reserve the right to amend, alter, change, or repeal any provision contained in the Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

The Board of directors is authorized to make Non-Material changes to the Articles of Incorporation and to take any and all actions without shareholder approval, which are allowed by the General Corporation Law of the state of Nevada.  "Non-Material" for the purpose of this paragraph shall be construed to mean a change that does not affect the rights or benefits of the shareholders.

Merger; Reverse Stock Split

In recognition of the merger with FLCR, a holding company created for the purpose of acquiring small profitable businesses to provide exit plans for those company's owners, several things occurred: (1) FLCR amended its articles of incorporation to change its name from FullCircle Registry, Inc. to Galaxy Next Generation, Inc.; (2) Galaxy and FLCR changed its fiscal year end to June 30, effective June 2018; (3) FLCR authorized shares of preferred stock were increased to 200,000,000 and authorized shares of common stock were increased to 4,000,000,000, (prior to the reverse stock split) both with a par value of $0.0001; and (4) the Board of Directors and Executive Officers approved Gary LeCroy, President and Director; Magen McGahee, Secretary and Director; and Carl Austin, Director; and (5) the primary business operated by the combined company became the business that was operated by Galaxy. In addition, in connection with this merger in September 2018, a reverse stock split was approved at a ratio of one new share for every 350 shares of common stock outstanding (1:350 Reverse Stock Split).

Transfer Agent

The transfer agent and registrar for our common stock is Madison Stock Transfer Inc.  Its address is 2500 Coney Island Ave, Brooklyn, New York 11223 and its telephone number is (718) 627-4453.

Listing

Our common stock is traded on the OTCQB Venture Market under the symbol GAXY.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Parsons Behl & Latimer, Reno, Nevada.

EXPERTS

The financial statements of Galaxy Next Generation, Inc. as of June 30, 2020 and 2019 and for the years ended June 30, 2020 and the unaudited financial statements as of September 30, 2020 and June 30, 2020 and for the three months ended September 30, 2020 and 2019 included in this registration statement, of which this prospectus forms a part, have been so included in reliance on the report of Somerset CPAs PC, an independent registered public accounting firm appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are publicly available through the SEC's website at www.sec.gov. We also maintain a website at www.galaxynext.us, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

DISCLOSURE OF THE SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation contain provisions that permit us to indemnify our directors and officers to the fullest extent permitted by Nevada law.  Our bylaws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of the Company or our subsidiaries, unless that indemnification is prohibited by law. These provisions do not limit or eliminate our rights or the rights of any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's or officer's fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The rights of indemnification provided in our articles of incorporation and bylaws are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Index to Financial Statements	Page
Report of Independent Registered Public Accounting Firm	F-2-F-3
Consolidated Balance Sheets as of June 30, 2020 and 2019	F-4
Consolidated Statements of Operations for the Years Ended June 30, 2020 and 2019	F-5
Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended June 30, 2020 and 2019	F-6-F-8
Consolidated Statements of Cash Flows for the Years Ended June 30, 2020 and 2019	F-9
Notes to Consolidated Financial Statements	F-11-F-48

Unaudited Consolidated Financial Statements

SOMERSET
CPAs AND ADVISORS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Galaxy Next Generation, Inc.
Toccoa, Georgia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Galaxy Next Generation, Inc. (the "Company") as of June 30, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended, and the related consolidated notes (collectively referred to as the "financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2020 and 2019, and the results of their operations and their cash flows for the years ended June 30, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Indianapolis | Chicago | Nashville 800.469.7206 | somersetcpas.com

GALAXY NEXT GENERATION, INC.
Consolidated Balance Sheets
June 30, 2020 and 2019

Assets	2020	2019
Current Assets
Cash	$412,391	$169,430
Accounts receivable, net	798,162	262,304
Inventories, net	738,091	648,715
Prepaid and other current assets	2,800	20,898
Total Current Assets	1,951,444	1,101,347
Property and Equipment, net (Note 2)	52,049	26,765
Intangibles, net (Notes 1 and 12)	1,436,315	-
Goodwill (Notes 1 and 12)	834,220	834,220
Operating right of use assets (Notes 1 and 7)	223,982	-
Total Assets	$4,498,010	$1,962,332
Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Line of credit (Note 3)	$1,236,598	$1,230,550
Convertible notes payable, net of discount (Note 4)	1,101,900	2,124,824
Derivative liability, convertible debt features and warrants	246,612	1,025,944
Current portion of long term notes payable (Note 4)	512,425	279,346
Accrued legal settlement payable (Note 10)	1,282,000	-
Accounts payable	1,679,832	655,941
Accrued expenses	371,912	597,351
Deferred revenue	1,133,992	247,007
Short term vendor payable	124,437	34,941
Short term notes payable - related party (Note 6)	1,272,812	200,000
Total Current Liabilities	8,962,520	6,395,904
Noncurrent Liabilities
Long term portion of accounts payable	-	174,703
Long term portion of related party notes payable (Note 6)	2,075,000	-
Long term portion of accrued legal settlement (Note 10)	718,000	-
Notes payable, less current portion (Note 4)	482,553	1,607
Total Liabilities	12,238,073	6,572,214
Stockholders' Equity (Deficit) (Notes 1 and 8)
Common stock	59,539	1,072
Preferred stock - Series E, non-redeemable	50	-
Additional paid-in capital	15,697,140	4,859,731
Accumulated deficit	(23,496,792)	(9,470,685)
Total Stockholders' Equity (Deficit)	(7,740,063)	(4,609,882)
Total Liabilities and Stockholders' Equity (Deficit)	$4,498,010	$1,962,332

See accompanying notes to the consolidated financial statements.

GALAXY NEXT GENERATION, INC.
Consolidated Statements of Operations
For the Years Ended June 30, 2020 and 2019

	2020	2019
Revenues
Technology interactive panels and related products	$2,304,028	$1,265,786
Entertainment theater ticket sales and concessions	-	589,705
Technology office supplies	15,824	26,567
Total Revenues	2,319,852	1,882,058
Cost of Sales
Technology interactive panels and related products	1,136,126	1,545,093
Entertainment theater ticket sales and concessions	-	221,238
Total Cost of Sales	1,136,126	1,766,331
Gross Profit	1,183,726	115,727
General and Administrative Expenses
Stock compensation and stock issued for services	2,087,425	2,416,934
Asset impairment expense	2,000,287	-
Legal settlement expense	2,000,000	-
General and administrative	4,841,085	3,421,336
Total General and Administrative Expenses	10,928,797	5,838,270

Loss from Operations	(9,745,071)	(5,722,543)
Other Income (Expense)
Other income	6,415	126,530
Expenses related to convertible notes payable:
Change in fair value of derivative liability	2,651,957	(89,198)
Interest accretion	(1,825,506)	(644,055)
Interest expense	(5,113,902)	(333,851)
Total Other Income (Expense)	(4,281,036)	(940,574)
Net Loss before Income Taxes	(14,026,107)	(6,663,117)
Income taxes (Note 8)	-	-
Net Loss	$(14,026,107)	$(6,663,117)
Net Basic and Fully Diluted Loss Per Share	$(0.147)	$(0.658)
Weighted average common shares outstanding
Basic and fully diluted	95,191,792	10,128,475
Fully diluted	753,647,090	10,518,750

See accompanying notes to the consolidated financial statements.

GALAXY NEXT GENERATION, INC.
Consolidated Statements of Changes in Stockholders' Equity (Deficit)
For the Years Ended June 30, 2020 and 2019

	Common Stock		Preferred Stock – Class E		Additional	Accumulated	Total Stockholder's
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Equity (Deficit)

Balance, July 1, 2018	9,655,813	$ 965	-	$ -	$ 3,108,873	$(2,807,568)	$ 302,270

Common stock issued as part of the private placement in September 2018	182,255	-	-	-	637,000	-	637,000

Common stock issued for warrants and convertible debt in January and February 2019	392,271	39	-	-	962,344	-	962,383

Non-cash consideration for net assets of Entertainment in February 2019	-	(4)	-	-	(92,696)	-	(92,700)

Sale of Entertainment net assets in February 2019	-	-	-	-	(1,511,844)	-	(1,511,844)

Common stock issued for services in March and May 2019	162,790	17	-	-	348,075	-	348,092

Common stock issued for cashless exercise of warrants in May 2019	381,944	-	-	-	-	-	-

Settlement of conversion features and warrants in April and May 2019	-	-	-	-	301,575	-	301,575

Common stock issued under Stock Plan in May and June 2019	510,000	51	-	-	1,015,749	-	1,015,800

Common stock issued for services in June 2019	33,828	4	-	-	90,655	-	90,659

Consolidated net loss	-	-	-	-	-	(6,663,117)	(6,663,117)

Balance, June 30, 2019	11,318,901	$ 1,072	-	$ -	$4,859,731	$ (9,470,685)	$ (4,609,882)

Common stock issued for services in July 2019 through June 2020	7,619,912	764	-	-	2,020,150	-	2,020,914

Common stock issued in exchange for debt reduction in August 2019 through June 2020	575,028,264	57,501	-	-	6,158,275	-	6,215,776

Settlement of conversion features in August and September 2019 (Note 8)	-	-	-	-	149,374	-	149,374

Issuance of common stock toWarrant holders in September 2019 through April 2020	32,052,654	-	-	-	-	-	637,000

Common stock issued as compensation in September 2019 and January 2020	144,511	14	-	-	59,497	-	59,511

Common stock issued in acquisition of Ehlert Solutions, Inc. and Interlock Concepts, Inc. (Note 12)	1,350,000	135	-	-	1,720,216	-	1,720,351

Settlement of conversion features in October 2019	-	-	-	-	3,000	-	3,000

Common stock issued for convertible notes in November 2019	500,000	50	-	-	219,950	-	220,000

Commitment shares issued in December 2019	25,000	3	-	-	6,997	-	7,000

Issuance of Preferred Stock - Class E (Note 8)	-	-	500,000	50	499,950	-	500,000

Consolidated net loss	-	-	-	-	-	(14,026,107))	(14,026,107)

Balance, June 30, 2020	628,039,242	$59,539	500,000	$50	$15,697,140	$ (23,496,792)	$ (7,740,063)

See accompanying notes to the consolidated financial statements.

GALAXY NEXT GENERATION, INC.
Consolidated Statements of Cash Flows
For the Years Ended June 30, 2020 and 2019

	2020		2019
Cash Flows from Operating Activities
Net loss	$(14,026,107)	$	$ (6,663,117)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	644,545		221,260
Loss on disposal of property and equipment	20,902		-
Amortization of convertible debt discounts	340,526		89,279
Accretion and settlement of financing instruments
and change in fair value of derivative liability	(779,332)		733,258
Impairment of goodwill and intangible assets	2,000,287		-
Gain on sale of Entertainment (Note 12)	-		(60,688)
Stock compensation and stock issued for services	2,934,201		2,417,041
Changes in assets and liabilities:
Accounts receivable	124,428		74,922
Inventories	(3,579)		(67,561)
Prepaid expenses and other assets	(200,984)		(1,566,268)
Right of use assets	143,521		-
Accounts payable	(109,833)		175,021
Accrued legal settlement and other accrued expenses	1,162,698		712,318
Deferred revenue	375,040		27,187
Net cash used in operating activities	(7,373,687)		(3,907,348)
Cash Flows from Investing Activities
Acquisition of business, net of cash	2,967,918		-
Purchases of property and equipment	(17,637)		-
Net cash provided by investing activities	2,950,281		-
Cash Flows from Financing Activities
Principal payments on financing lease obligations	(4,808)		(11,486)
Principle payments on short term notes payable	(47,060)		-
Payments on advances from shareholders, net	-		(111,173)
Payments on convertible notes payable	(873,003)		-
Proceeds from convertible notes payable	4,978,934		2,495,235
Proceeds from loans	504,571		-
Proceeds from issuance of common stock	-		637,000
Proceeds from line of credit, net	-		682,947
Proceeds from notes payable - related parties	107,733		200,000
Net cash provided by financing activities	4,666,367		3,892,523

Net (Decrease) Increase in Cash and Cash Equivalents	242,961		(14,825)
Cash, Beginning of Period	169,430		184,255
Cash, End of Period	$412,391	$	$ 169,430

Supplemental and Non Cash Disclosures

Noncash additions related to convertible debt	$515,166	$134,461
Cash paid for interest	$195,988	$402,903
Non-cash consideration for sale of Entertainment	$-	$92,700
Related party note payable issued for acquisition of business	$1,484,473	$-
Settlement of conversion features	$152,374	$-
Acquisition of goodwill and intangibles	$3,760,287	$-
Convertible note and warrants extinguished	$6,521,161	$-
Stock compensation and stock issued for services	$2,087,425	$-
Property and equipment purchased with financing lease	$37,980	$-
Fair value of convertible note issued to stockholder	$1,225,000	$-
Fair value of preferred stock - Series E issued to stockholder	$500,000	$-
Non-cash principal payments from proceeds of convertible debt	$1,907,000	$602,024
Accretion of discount on convertible notes payable	$1,825,506	$644,055
Sale of Entertainment	$-	$1,511,844
Common stock issued in exchange for convertible debt reduction	$1,869,053	$-

See accompanying notes to the consolidated financial statements.

Note 1 - Summary of Significant Accounting Policies

Impact of Coronavirus Aid, Relief, and Economic Security Act

The Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted in March 2020, in response to the COVID-19 pandemic. The CARES Act and related rules and guidelines include several significant provisions, including delaying certain payroll tax payments, mandatory transition tax payments, and estimated income tax payments that we are deferring to future periods.  As a result, the Company delayed payment of certain payroll tax payments in the amount of $19,517 as of June 30, 2020.

In April 2020, the Company applied for an unsecured loan under the Paycheck Protection Program, or the PPP Loan. The Paycheck Protection Program, or PPP, was established under CARES Act and is administered by the U.S. Small Business Administration (SBA). The PPP loan was approved and funded, and the Company entered into an unsecured loan of approximately $311,000. The loan matures in April 2022 and accrues interest at an annual rate of 0.98%. The promissory note evidencing the PPP Loan contains customary events of default relating to, among other things, payment defaults and provisions of the promissory note. In accordance with the requirements of the CARES Act, the Company used the proceeds from the PPP Loan primarily for payroll costs. See Note 4.

In May 2020, the Company received a loan from the U.S. Small Business Administration under Section 7(b) of the Small Business Act. The $150,000 secured loan matures in May 2050 and accrues interest at an annual rate of 3.75%. The promissory note is collateralized by a security interest in substantially all assets of the Company. The loan proceeds are to fund working capital needs due to economic injury caused by the COVID-19 pandemic. See Note 4.

Corporate History, Nature of Business, Mergers and Acquisitions

Galaxy Next Generation LTD CO. (“Galaxy CO”) was organized in the state of Georgia in February 2017 while R & G Sales, Inc. (“R&G”) was organized in the state of Georgia in August 2004. Galaxy CO merged with R&G (“common controlled merger”) on March 16, 2018, with R&G becoming the surviving company. R&G subsequently changed its name to Galaxy Next Generation, Inc. (“Galaxy”).

FullCircle Registry, Inc., (“FLCR”) is a holding company created for the purpose of acquiring small profitable businesses to provide exit plans for those company’s owners. FLCR’s subsidiary, FullCircle Entertainment, Inc. (“Entertainment” or “FLCE”), owns and operates Georgetown 14 Cinemas, a fourteen-theater movie complex located in Indianapolis, Indiana.

On June 22, 2018, Galaxy consummated a reverse triangular merger whereby Galaxy merged with and into Full Circle Registry, Inc.’s (“FLCR”) as a newly formed subsidiary which was formed specifically for the transaction (“Galaxy MS”). The merger resulted in Galaxy MS becoming a wholly-owned subsidiary of FLCR. For accounting purposes, the acquisition of Galaxy by FLCR is considered a reverse acquisition, an acquisition transaction where the acquired company, Galaxy, is considered the acquirer for accounting purposes, notwithstanding the form of the transaction. The primary reason the transaction is being treated as a purchase by Galaxy rather than a purchase by FLCR is that FLCR is a public reporting company, and Galaxy’s stockholders gained majority control of the outstanding voting power of FLCR’s equity securities. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements of the Company prior to the merger are those of Galaxy. The financial statements after the completion of the merger include the combined assets and liabilities of the combined company (collectively Galaxy Next Generation, Inc., Full Circle Registry, Inc. and FullCircle Entertainment, Inc., or “the Company”).

In recognition of Galaxy’s merger with FLCR, several things occurred: (1) FLCR amended its articles of incorporation to change its name from FullCircle Registry, Inc. to Galaxy Next Generation, Inc.; (2) Galaxy and FLCR changed its fiscal year end to June 30, effective June 2018; (3) FLCR authorized shares of preferred stock were increased to 200,000,000 and authorized shares of common stock were increased to 4,000,000,000, (prior to the Reverse Stock Split) both with a par value of $0.0001; and (4) the Board of Directors and Executive Officers approved Gary LeCroy, President and Director; Magen McGahee, Secretary and Director; and Carl Austin, Director; and (5) the primary business operated by the combined company became the business that was operated by Galaxy.

On September 4, 2019, Galaxy acquired 100% of the stock of Interlock Concepts, Inc. (“Concepts”) and Ehlert Solutions Group, Inc. (“Solutions”). The purchase price for the acquisition was 1,350,000 shares of common stock and a two year note payable to the seller for $3,000,000. The note payable to the seller is subject to adjustment based on the achievement of certain future gross revenues and successful completion of certain pre-acquisition withholding tax issues of Concepts and Solutions.

Solutions and Concepts are Utah-based audio design and manufacturing companies creating innovative products that provide fundamental tools for building notification systems primarily to K-12 education market customers located primarily in the north and northwest United States. Solutions and Concepts' products and services allow institutions access to intercom, scheduling, and notification systems with improved ease of use. The products provide an open architecture solution to customers which allows the products to be used in both existing and new environments.

Intercom, public announcement (PA), bell and control solutions are easily added and integrated within the open architecture design and software model. These products combine elements over a common internet protocol (IP) network, which minimizes infrastructure requirements and reduces costs by combining systems.

Galaxy is a manufacturer and U.S. distributor of interactive learning technology hardware and software that allows the presenter and participant to engage in a fully collaborative instructional environment. Galaxy’s products include Galaxy’s own private-label interactive touch screen panel as well as numerous other national and international branded peripheral and communication devices. New technologies like Galaxy’s own touchscreen panels are sold along with renowned brands such as Google Chromebooks, Microsoft Surface Tablets, Lenovo & Acer computers, Verizon WiFi and more. Galaxy’s distribution channel consists of approximately 30 resellers across the U.S. who primarily sell its products within the commercial and educational market. Galaxy does not control where the resellers focus their resell efforts; however, the K-12 education market is the largest customer base for Galaxy products comprising nearly 90% of Galaxy’s sales. In addition, Galaxy also possesses its own reseller channel where it sells directly to the K-12 market, primarily throughout the Southeast region of the United States.

As disclosed in Note 12, the Entertainment segment was sold on February 6, 2019 in exchange for 38,625 Galaxy common shares.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Any reference in these footnotes to applicable guidance is meant to refer to the authoritative U.S. generally accepted accounting principles (“GAAP”) as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The financial statements include the consolidated assets and liabilities of the combined company (collectively Galaxy Next Generation, Inc., FullCircle Registry, Inc., FullCircle Entertainment, Inc., Interlock Concepts, Inc., and Ehlert Solutions Group, Inc. referred to collectively as the “Company”). See Note 12.

All intercompany transactions and accounts have been eliminated in the consolidation.

The Company is an over-the-counter public company traded under the stock symbol listing GAXY (formerly FLCR).

Use of Estimates

The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates used in preparing the consolidated financial statements include those assumed in computing product warranty liabilities, product development costs, valuation of goodwill and intangible assets, valuation of convertible notes payable and warrants, and the valuation of deferred tax assets. It is reasonably possible that the significant estimates used will change within the next year.

Capital Structure

The Company's capital structure is as follows:

		June 30, 2020
	Authorized	Issued	Outstanding
Common stock	4,000,000,000	628,039,242	628,000,617	$.0001 par value, one vote per share
Preferred stock	200,000,000	-	-	$.0001 par value, one vote per share
Preferred stock - Class A	750,000	-	-	$.0001 par value; no voting rights
Preferred stock - Class B	1,000,000	-	-	Voting rights of 10 votes for 1 Preferred B share; 2% preferred dividend payable annually
Preferred stock - Class C	9,000,000	-	-	$.0001 par value; 500 votes per share, convertible to common stock
Preferred stock - Class D	1,000,000	-	-	$.0001 par value; no voting rights, convertible to common stock, mandatory conversion to common stock 18 months after issue
Preferred stock - Class E	500,000	500,000	500,000	$.0001 par value; no voting rights, convertible to common stock
		June 30, 2019
	Authorized	Issued	Outstanding
Common stock	4,000,000,000	11,318,901	11,280,276	$.0001 par value, one vote per share
Preferred stock	200,000,000	-	-	$.0001 par value, one vote per share
Preferred stock - Class A	750,000	-	-	$.0001 par value; no voting rights
Preferred stock - Class B	1,000,000	-	-	Voting rights of 10 votes for 1 Preferred B share; 2% preferred dividend payable annually
Preferred stock - Class C	9,000,000	-	-	$.0001 par value; 500 votes per share, convertible to common stock

There is no publicly traded market for the preferred shares.

There are 3,063,998,537 common shares reserved at June 30, 2020 under terms of the convertible debt agreements and Stock Plan (see Notes 4 and 13).

There are 16,305,023 issued common shares that are restricted as of June 30, 2020. The shares will become free-trading upon satisfaction of certain terms within the convertible debt agreements.

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting. Under this method, acquired assets, including separately identifiable intangible assets, and any assumed liabilities are recorded at their acquisition date estimated fair value. The excess of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents the goodwill amount resulting from the acquisition. Determining the fair value of assets acquired and liabilities assumed involves the use of significant estimates and assumptions.

Revenue Recognition

Technology Interactive Panels and Related Products

The Company derives revenue from the sale of interactive panels and other related products. Sales of these panels may also include optional equipment, accessories and services (installation, training and other services, maintenance and warranty services). Product sales and installation revenue are recognized when all of the following criteria have been met: (1) products have been shipped or customers have purchased and accepted title to the goods; service revenue for installation of products sold is recognized as the installation services are performed, (2) persuasive evidence of an arrangement exists, (3) the price to the customer is fixed, and (4) collectability is reasonably assured.

Deferred revenue consists of customer deposits and advance billings of the Company’s products where sales have not yet been recognized. Shipping and handling costs billed to customers are included in revenue in the accompanying statements of operations. Costs incurred by the Company associated with shipping and handling are included in cost of sales in the accompanying statements of operations. Sales are recorded net of sales returns and discounts, and sales are presented net of sales-related taxes.

Because of the nature and quality of the Company’s products, the Company provides for the estimated costs of warranties at the time revenue is recognized for a period of five years after purchase as a secondary warranty. The manufacturer also provides a warranty against certain manufacturing and other defects. As of June 30, 2020 and 2019, the Company accrued $102,350 and $82,350, respectively, for estimated product warranty claims, which is included in accrued expenses in the accompanying consolidated balance sheets. The accrued warranty costs are based primarily on historical warranty claims as well as current repair costs. There was $82,494 and $87,374 of warranty expense for the years ended June 30, 2020 and 2019, respectively.

The Company negotiated a warranty settlement with one of its manufacturers. At June 30, 2020 and 2019, the Company accrued $124,437 and $209,316 payable to this manufacturer to be paid over 24 months.

Product sales resulting from fixed-price contracts involve a signed contract for a fixed price or a binding purchase order to provide the Company’s interactive panels and accessories. Contract arrangements exclude a right of return for delivered items. Product sales resulting from fixed-price contracts are generated from multiple-element arrangements that require separate units of accounting and estimates regarding the fair value of individual elements. The Company has determined that its multiple-element arrangements that qualify as separate units of accounting are product sales and installation and related services. There is objective and reliable evidence of fair value for both the product sales and installation services and allocation of arrangement consideration for each of these units is based on their relative fair values. Each of these elements represent individual units of accounting, as the delivered item has value to a customer on a stand-alone basis. The Company’s products can be sold on a stand-alone basis to customers which provides objective evidence of the fair value of the product portion of the multi-element contract, and thus represents the Company’s best estimate of selling price.

The fair value of installation services is separately calculated using expected costs of installation services. Many times, the value of installation services is calculated using price quotations from subcontractors to the Company who perform installation services on a stand-alone basis.

The Company sells equipment with embedded software to its customers. The embedded software is not sold separately, and it is not a significant focus of the Company’s marketing efforts. The Company does not provide post-contract customer support specific to the software or incur significant costs that are within the scope of FASB guidance on accounting for software to be leased or sold. Additionally, the functionality that the software provides is marketed as part of the overall product. The software embedded in the equipment is incidental to the equipment as a whole.

Entertainment Theater Ticket Sales and Concessions

Revenues are generated principally through admissions and concessions sales with proceeds received in cash or via credit card at the point of sale.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to be cash in all bank accounts, including money market and temporary investments that have an original maturity of three months or less.

From time to time, the Company has on deposit, in institutions whose accounts are insured by the Federal Deposit Insurance Corporation, funds in excess of the insured maximum. The at-risk amount is subject to significant fluctuation daily throughout the year. The Company has never experienced any losses related to these balances, and as such, the Company does not believe it is exposed to any significant risk.

Accounts Receivable

Accounts receivable is recognized when the Company’s right to consideration is unconditional and is presented net of an allowance for doubtful accounts. Interest is not charged on past due accounts. Management reviews each receivable balance and estimates that portion, if any, of the balance that will not be collected. The carrying amount of accounts receivable is then reduced by an allowance based on management’s estimate. Management deemed no allowance for doubtful accounts was necessary at June 30, 2020 and 2019. At June 30, 2020 and 2019, $670,031 and $247,007 of total accounts receivable were considered unbilled and recorded as deferred revenue.

Inventories

Inventory is stated at the lower of cost or net realizable value. Cost is determined on a first-in, first-out (FIFO) method of accounting. All inventory at June 30, 2020 and 2019, represents goods available for sale. Galaxy inventory is primarily comprised of interactive panels, audio and related accessories. Management estimates $67,635 and $20,000 of inventory reserves at June 30, 2020 and 2019, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations.

Property and equipment and the estimated useful lives used in computing depreciation, are as follows:

Furniture and fixtures	5 years
Equipment	5 to 8 years
Vehicles	5 years
Building	40 years
Building improvements	8 years

Depreciation is provided using the straight-line method over the estimated useful lives of the depreciable assets. Depreciation expense was $29,795 and $221,260 for the years ended June 30, 2020 and 2019, respectively.

Long-lived Assets

Long-lived assets to be held and used are tested for recoverability whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount over the fair value of the asset.

Goodwill

Goodwill is attributed to the reverse merger of FullCircle Registry and the acquisition of Concepts and Solutions. Goodwill is reviewed for impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value may not be recoverable. Judgments regarding indicators of potential impairment are based on market conditions and operational performance of the business.

The Company may assess its goodwill for impairment initially using a qualitative approach to determine whether conditions exist to indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value. If management concludes, based on its assessment of relevant events, facts and circumstances that it is more likely than not that a reporting unit’s carrying value is greater than its fair value, then a goodwill impairment charge is recognized for the amount in excess, not to exceed the total amount of goodwill allocated to that reporting unit. If the fair value of a reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and no further testing is required. If determined to be impaired, an impairment charge is recorded as a general and administrative expense within the Company’s consolidated statement of operations.

Management determined that a triggering event to assess goodwill impairment occurred in an interim period during the year ending June 30, 2020 due to the separation of a key executive associated with the acquisition of Concepts and Solutions. While there was no single determinative event, the consideration in totality of several factors that developed during the year of 2020 led management to conclude that it was more likely than not that the fair values of certain intangible assets and goodwill acquired as part of the Ehlert Solutions Group, Inc and Interlock Concepts, Inc acquisitions were below their carrying amounts. These factors included: a) former key executive separating from us; b) respective former key executive violating his noncompete changing the use and value of it; c) sustained decrease in our share price which reduced market capitalization; and d) uncertainty in the United States and global economies beginning in March 2020 due to the COVID-19 pandemic. As a result of the impairment test, the audited results for the year ended 2020 included non-cash impairment losses of $2,000,287, comprised of $800,287 related to goodwill and $1,200,000 related to finite-lived intangible assets.

Intangible Assets

Intangible assets are stated at the lower of cost or fair value. Intangible assets are amortized on a straight-line basis over periods ranging from two to five years, representing the period over which the Company expects to receive future economic benefits from these assets. The Company acquired intangible assets related to the acquisition of Concepts and Solutions. The Company impaired $1,200,000 of the intangible assets during an interim period of the year ended June 30, 2020. There were no further indicators of impairment of intangible assets as of June 30, 2020.

Goodwill and intangible assets are comprised of the following at June 30, 2020:

	Cost	Accumulated Amortization	Net Book Value	Impairment	Total
Goodwill	$ 1,634,507	$ -	$1,634,507	$ (800,287)	$834,220
Finite-lived assets:
Customer list	$ 881,000	$ (132,147)	$ 748,853	$ -	$748,853
Vendor relationships	479,000	(71,847)	407,153	-	407,153
Noncompete agreement	1,600,000	(400,000)	1,200,000	(1,200,000)	-
Product development costs	81,845	(1,536)	280,309	-	280,309
	$ 3,241,845	$ (605,530)	$2,636,315	$(1,200,000)	$1,436,315

Estimated amortization expense related to finite-lived intangible assets for the next five years is: $347,293 for fiscal year 2021, $353,660 for fiscal year 2022, $361,577 for fiscal year 2023, $290,432 for fiscal year 2024, and $288,890 for fiscal year 2025. There were no intangible assets as of June 30, 2019.

Product Development Costs

Costs incurred in designing and developing classroom technology products are expensed as research and development until technological feasibility has been established. Technological feasibility is established upon completion of a detail product design, or in its absence, completion of a working model. Upon the achievement of technological feasibility, development costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Management’s judgment is required in determining whether a product provides new or additional functionality, the point at which various products enter the stages at which costs may be capitalized, assessing the ongoing value and impairment of the capitalized costs and determining the estimated useful lives over which the costs are amortized.

Annual amortization expense is calculated based on the straight-line method over the product’s estimated economic lives. Amortization of product development costs incurred begins when the related products are available for general release to customers. Amortization of product development costs of $1,536 and $0 for the years ended June 30, 2020 and 2019, is included in cost of revenues in the Company’s consolidated statement of operations.

Research and Development

Research and development costs are expensed as incurred and totaled $90,654 for the year ended June 30, 2020. There was no research and development costs for the year ended June 30, 2019.

Warranty

The Company negotiated a warranty settlement with one of its manufacturers. At June 30, 2020, the Company accrued $124,437 payable to this manufacturer, with $0 recorded as a long-term portion of vendor payable. At June 30, 2019 the Company accrued $209,316 payable to this manufacturer to be paid over twenty-four months, with $174,703 recorded as a long-term vendor payable.

Leases

The Company’s leases relate primarily to corporate offices and warehouses. Effective July 1, 2019, the Company adopted the FASB guidance on leases (“Topic 842”), which requires leases with durations greater than twelve months to be recognized on the balance sheet. The Company adopted Topic 842 using the modified retrospective transition approach.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, to classify certain convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company determines a liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

If the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“temporary equity”). The Company determines temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder).

Otherwise, the Company accounts for the financial instrument as permanent equity.

Initial Measurement

The Company records financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.

Subsequent Measurement – Financial Instruments Classified as Liabilities

The Company records the fair value of financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of financial instruments classified as liabilities are recorded as other income (expense).

Income Taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Current income taxes are recognized for the estimated income taxes payable or receivable on taxable income or loss from the current year and any adjustment to income taxes payable related to previous years. Current income taxes are determined using tax rates and tax laws that have been enacted or subsequently enacted by the year-end date.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion or all of the deferred tax asset will not be utilized.

Stock-based Compensation

The Company records stock-based compensation in accordance with the provisions set forth in ASC 718, Stock Compensation. ASC 718 requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. The Company, from time to time, may issue common stock to acquire services or goods from non-employees. Common stock issued to persons other than employees or directors are recorded on the basis of their fair value.

Earnings (Loss) per Share

Basic and diluted earnings (loss) per common share is calculated using the weighted average number of common shares outstanding during the period. The Company's convertible notes and warrants are excluded from the computation of diluted earnings per share as they are anti-dilutive due to the Company's losses during those periods.

Fair Value of Financial Instruments

The Company categorized its fair value measurements within the fair value hierarchy established by generally accepted accounting principles. The hierarchy is based on the valuation inputs used to measure the fair value of the asset. Level 1 inputs are quoted prices in active markets for identical assets; Level 2 inputs are significant other observable inputs; Level 3 inputs are significant unobservable inputs.

As of June 30, 2020 and 2019, the Company held certain financial assets and liabilities that are required to be measured at fair value on a recurring basis. All such assets and liabilities are considered to be Level 3 in the fair value hierarchy defined above.

Derivative Liabilities

The Company generally does not use derivative financial instruments to hedge exposures to cash flow or market risks. However, certain other financial instruments, such as warrants and embedded conversion features on the convertible debt, are classified as derivative liabilities due to protection provisions within the agreements. Such financial instruments are initially recorded at fair value using the Monte Carlo model and subsequently adjusted to fair value at the close of each reporting period. The Company accounts for derivative instruments and debt instruments in accordance with the interpretive guidance of ASC 815, ASU 2017-11, and associated pronouncements related to the classification and measurement of warrants and instruments with conversion features and anti-dilution clauses in agreements.

Recent Accounting Pronouncements

In January 2020, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2020-01, “Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) - Clarifying the Interactions between Topic 321, Topic 323, and Topic 815.” The ASU is based on a consensus of the Emerging Issues Task Force and is expected to increase comparability in accounting for these transactions. ASU 2020-01 made targeted improvements to accounting for financial instruments, including providing an entity the ability to measure certain equity securities without a readily determinable fair value at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Among other topics, the amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting. For public business entities, the amendments in the ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is currently evaluating the impacts of adoption of the new guidance to its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes ("ASU 2019-12") by removing certain exceptions to the general principles. The amendments will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption of the amendments is permitted. Depending on the amendment, adoption may be applied on a retrospective, modified retrospective or prospective basis. The Company is currently evaluating the impacts of adoption of the new guidance to its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), which removes, modifies and adds various disclosure requirements around the topic in order to clarify and improve the cost-benefit nature of disclosures. For example, disclosures around transfers between fair value hierarchy levels will be removed and further detail around changes in unrealized gains and losses for the period and unobservable inputs determining Level 3 fair value measurements will be added.  This standard is effective for fiscal years beginning after December 15, 2019, including interim periods within the fiscal year. The Company is currently evaluating the impact the new standard.

In June 2016, the FASB issued ASU 2016-13, "Financial Instruments - Credit Losses ("ASU 2016-13"). This accounting standard update changes the accounting for recognizing impairments of financial assets. Under the update, credit losses for certain types of financial instruments will be estimated based on expected losses. The update also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is currently evaluating the impact of this accounting standard update.

Note 2 – Property and Equipment

Property and equipment are comprised of the following at:

	2020	2019
Vehicles	$ 115,135	$ 74,755
Equipment	6,097	5,000
Furniture and fixtures	24,335	12,598
	145,567	92,353
Accumulated depreciation	(93,518)	(65,588)

Property and equipment, net	$ 52,049	$ 26,765

As disclosed in Note 12, the net assets of the Entertainment segment were sold on February 6, 2019.

Note 3 - Line of Credit

The Company has a $1,250,000 line of credit bearing interest at prime plus 0.5% (4.25% and 6.0% at June 30, 2020 and 2019, respectively) which expires October 12, 2020. The line of credit is collateralized by certain real estate owned by a family member of a stockholder, 850,000 shares of the Company's common stock owned by two stockholders, personal guarantees of two stockholders, and a key man life insurance policy. A minimum average bank balance of $50,000 is required as part of the line of credit agreement. In addition, a 20% curtailment of the outstanding balance may occur in 2020. The outstanding balance was $1,236,598 and $1,230,550 at June 30, 2020 and 2019, respectively.

Note 4 - Notes Payable

Long Term Notes Payable

The Company's long term notes payable obligations to unrelated parties are as follows at:

	2020	2019

Note payable with a bank maturing on June 26, 2021 due to an extension, bearing interest at 3% and 4% for the years ended June 20, 2020 and 2019, respectively. Monthly interest payments of approximately $697 are due beginning July 26, 2020. The note is guaranteed by a stockholder and collateralized by a certificate of deposit owned by a related party.

	$ 274,900	$ 274,900
Long term PPP loan under the CARES Act bearing interest at 0.98% and maturing in April 2022. Monthly installments of principal and interest of $13,137 begin in October 2020. The loan is subject to forgiveness by the SBA.	310,832	-
Long term loan under Section 7(b) of the Economic Injury Disaster Loan program bearing interest at 3.75% and maturing in May 2050. Monthly installments of principal and interest of $731 begin in May 2021.	150,000	-
Financing lease liabilities for offices and warehouses with monthly installments of $19,173 (ranging from $1,083 to $4,806) over two year terms, expiring through July 2022.	223,982	-
Financing leases with a related party for delivery vehicles with monthly installments totaling $813 (ranging from $352 to $461), including interest (ranging from 4.5% to 4.75%), over 5-year terms expiring through July 2020. One of the financing leases was paid in full in July 2019 leaving one delivery vehicle financing lease remaining.	1,245	6,053
Note payable with a finance company for delivery vehicle with monthly installments totaling $679 including interest at 8.99% over a 6 year term expiring in December 2025.	34,019	-
Total Notes Payable	994,978	280,953
Current Portion of Notes Payable	512,425	279,346
Long-term Portion of Notes Payable	$ 482,553	$ 1,607

Future minimum principal payments on the non-related party long term notes payable are as follows:

Year ending June 30,
2021	$ 512,425
2022	229,962
2023	93,555
2024	10,045
2025	10,807
Thereafter	138,184
$ 994,978

Convertible Notes Payable

June 30,2020	June 30, 2019

On January 16, 2019, the Company signed a convertible promissory note with an investor. The $382,000 note was issued at a discount of $38,200 and bears interest at 12% per year. The Company issued 92,271 common shares to the investor. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in June 2019. The note matured in July 2019 and was converted to equity.

$ -	$ 382,000

On February 22, 2019, the Company signed a convertible promissory note with an investor. The $200,000 note was issued at a discount of $20,000 and bears interest at 5% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in August 2019. The note was paid in full by partial conversion to stock and proceeds from issuance of debt.

-	200,000

On March 28, 2019, the Company signed a convertible promissory note with an investor. The $225,000 note was issued at a discount of $20,000 and bears interest at 10% per year. The Company issued 25,000 common shares to the investor. Three draws of $56,250, $112,500, and $56,250 were borrowed under this note. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in September 2019. The note has prepayment penalties ranging from 110% to 125% of the principal and interest outstanding if repaid within 60 to 180 days from issuance. The note matures in three intervals in March 2020, June 2020, and November 2020. The note was partially repaid by conversion to stock.

24,150	168,750

On April 1, 2019, the Company signed a convertible promissory note with an investor. The $225,000 note was issued at a discount of $25,000 and bears interest at 10% per year. The Company issued 25,000 shares to the investor. An initial draw of $100,000 was borrowed under this note. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion. The note matures in April 2020. The note has prepayment penalties ranging from 110% to 125% of the principal and interest outstanding if repaid within 60 to 180 days from issuance. The note was paid in full by conversion to stock.

-	112,500

On April 29, 2019, the Company signed a convertible promissory note with an investor. The $1,325,000 note was issued at a discount of $92,750 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $2.75 per share. The note matures in April 2020. The note has prepayment penalties of 120% of the sum of the outstanding principal, plus accrued interest, plus defaulted interest, plus any additional principal, plus at the holder's option, any amounts owed to the holder pursuant to any other provision of the note. The note was paid in full with proceeds from issuance of debt and preferred stock.

-	1,325,000

On May 28, 2019, the Company signed a convertible promissory note with an investor. The $322,580 note was issued at a discount of $22,580 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $2.75 per share beginning in November 2019. The note matures in May 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance.  The note was repaid by a combination of conversion to stock and cash.

-	322,580

On June 18, 2019, the Company signed a convertible promissory note with an investor. The $366,120 note was issued at a discount of $27,120 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion. The note matures in May 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance. The note was repaid by conversion to stock.

-	366,120

On August 6, 2019, the Company signed a convertible promissory note with an investor. The $220,000 note was issued at a discount of $20,000 and bears interest at 12% per year. The note principal and interest are convertible into shares of common stock at 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion. The note matures in August 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance. The note was repaid by conversion to stock.

-	-

On August 29, 2019, the Company signed a convertible promissory note with an investor. The $234,726 note was issued at a discount of $16,376 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion. The note matures in August 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance. The note was repaid by conversion to stock.

-	-

On November 18, 2019, the Company signed a convertible promissory note with an investor. The $55,000 note was issued at a discount of $5,000 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of common stock during the 15 trading days prior to the issue date or (b) 70% of the lowest traded price for the common stock during the 15 trading days prior to conversion of the note. The note matures in November 2020. The note has prepayment penalties between 115% and 125% of the principal and interest outstanding if repaid before 180 days from issuance. The note was repaid by conversion to stock.

-	-

On November 18, 2019, the Company signed a convertible promissory note with an investor. The $110,000 note was issued at a discount of $10,000 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of common stock during the 15 trading days prior to the issue date or (b) 70% of the lowest traded price for the common stock during the 15 trading days prior to conversion the note. The note matures in November 2020. The note has prepayment penalties between 115% and 125% of the principal and interest outstanding if repaid before 180 days from issuance. The note was partially repaid by conversion to stock.

1,000	-

On December 11, 2019, the Company signed a convertible promissory note with an investor. The $220,430 note was issued at a discount of $15,430 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) $0.46 per share or (b) 75% of the lowest trading price of common stock during the 10 trading days prior to conversion beginning in June 2020. The note matures in December 2020. The note has prepayment penalties between 120% and 130% of the principal and interest outstanding if repaid before 180 days from issuance.  The note was partially repaid by conversion to stock.

121,200	-

On November 25, 2019, the Company signed a convertible promissory note with an investor. The $1,000,000 note was issued at a discount of $70,000 and bears interest at 8% per year. The note principal and interest up to $250,000 every 30-day calendar period are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $0.46 per share. The note matures in November 2020. The note has a redemption premium of 115% of the principal and interest outstanding if repaid before maturity. The note was partially repaid by conversion to stock.

825,000	-

On January 9, 2020, the Company entered into a $225,000 convertible note. The $225,000 note was issued at a discount of $13,500 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) the lowest traded price of the common stock during the 10 trading days prior to the issuance of this note. The note matures in October 2020. The note has prepayment penalties of 110% to 125% of the principal and interest outstanding if repaid before 180 days from issuance. The note was increased by $25,000 due to the value of the stock price at conversion.

250,000	-

On January 27, 2020, the Company entered into a $223,300 convertible note. The $223,300 note was issued at a discount of $20,300 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at 75% of the average of the lowest 3 trading prices during 15 trading days prior to conversion. The note matures in January 2021. The note has prepayment penalties of 110% to 125% of the principal and interest outstanding if repaid before 180 days from issuance. The note was repaid by conversion to stock.	-	-

On March 25, 2020 the Company signed a convertible promissory note with an investor. The $338,625 note was issued at a discount of $23,625 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) $0.46 per share or (b) 75% of the lowest trading price of common stock during the 10 trading days prior to conversion. The note matures in March 2021. The note has prepayment penalties between 120% and 130% of the principal and interest outstanding if repaid before 180 days from issuance.	338,625	-

On June 26, 2020 the Company signed a convertible promissory note with an investor. The $430,000 note was issued at a discount of $30,000 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) $0.47 per share or (b) 70% of the lowest trading price of common stock during the 10 trading days prior to conversion. The note matures in June 2021. The note has prepayment penalties between 120% and 130% of the principal and interest outstanding if repaid before 180 days from issuance.	430,000	-

Total Convertible Notes Payable	1,989,975	2,876,950

Less: Unamortized original issue discounts	888,075	752,126

Current Portion of Convertible Notes Payable	1,101,900	2,124,824

Long-term Portion of Convertible Notes Payable	$ -	$ -

The original issue discount is being amortized over the terms of the convertible notes using the effective interest method. During the years ended June 30, 2020 and 2019, the Company amortized $340,526 and $89,279 of debt discounts to interest expense and $1,825,506 and $644,055 to interest accretion.

Four convertible promissory notes were entered into during the year ended June 30, 2020, and subsequently repaid prior to June 30, 2020. The Company incurred prepayment penalties of approximately $139,000 due to the advance repayment of two of these convertible notes.

Two convertible promissory notes were entered into during the year ended June 30, 2019, and subsequently repaid in advance of maturity prior to June 30, 2019. Significant noncash transactions involving interest expense during the year ended June 30, 2019 included prepayment penalty interest of $134,461 due to the advance repayment of two convertible notes.

Convertible notes are subordinate to the bank debt of the Company.

Accrued but unpaid interest on the notes is convertible by the lender into, and payable by the Company in common shares at a price per common share equal to the most recent closing price of the Company’s common shares prior to the delivery to the Company of a notice of conversion, or the due date of interest, as applicable. Interest, when due, is payable either in cash or common shares.

The conversion features meet the definition of a derivative liability instrument because the conversion rate is variable and therefore does not meet the “fixed-for-fixed” criteria outlined in ASC 815-40-15. As a result, the conversion features of the notes are recorded as a derivative liability at fair value and marked-to-market each period with the changes in fair value each period charged or credited to other income (expense).

Warrants

The Company issued common stock and warrants as consideration for the convertible notes. The warrants contain certain anti-dilutive clauses that are accounted for as financial derivatives. See Note 8 for common stock issued. Unexercised warrants of 204,771,864 after anti-dilution protection adjustment, are outstanding at June 30, 2020. All outstanding warrants have an original exercise prices of $4 per share, contain anti-dilution protection clauses, and expire 36 months from issue date. The anti-dilution clause was triggered for outstanding warrants, which now have an exercise price below $4 per share. As of June 30, 2020, outstanding warrants expire between November 29, 2021 and November 18, 2022.

The warrants meet the definition of a derivative liability instrument because the exercise price is variable and therefore does not meet the “fixed-for-fixed” criteria outlined in ASC 815-40-15. As a result, the value of unexercised warrants are recorded as a derivative liability at fair value and marked-to-market each period with the changes in fair value each period charged or credited to other income (expense).

Note 5 – Fair Value Measurements

The following table presents information about the assets and liabilities that are measured at fair value on a recurring basis at June 30, 2020 and 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

At June 30, 2020
Assets:	Total	Level 1	Level 2	Level 3
Goodwill	$ 834,220	$ -	$ -	$ 834,220
Customer list	748,853	-	-	748,853
Vendor relationship	407,153	-	-	407,153
Development costs	280,315	-	-	280,315
	$1,990,226	$ -	$ -	$1,990,226
Liabilities:
Original issue discount, convertible debt	$ 213,300	$ -	$ -	$ 213,300
Derivative liability, warrants	33,312	-	-	33,312
Total:	$ 246,612	$ -	$ -	$ 246,612

At June 30, 2019
Liabilities:	Total	Level 1	Level 2	Level 3
Original issue discount, convertible debt	$979,569	$ -	$ -	$ 979,569
Derivative liability, warrants	46,375	-	-	46,375
Total:	$ 1,025,944	$-	$-	$ 1,025,944

As of June 30, 2020, the only asset required to be measured on a nonrecurring basis was goodwill and the fair value of the asset amounted to $834,220 using level 3 valuation techniques.

The Company measures the fair market value of the Level 3 liability components using the Monte Carlo model and projected discounted cash flows, as appropriate. These models were initially prepared by an independent third party and consider management’s best estimate of the conversion price of the stock, an estimate of the expected time to conversion, an estimate of the stock’s volatility, and the risk-free rate of return expected for an instrument with a term equal to the duration of the convertible note.

The significant unobservable valuation inputs for the convertible notes include an expected rate of return of 0%, a risk-free rate of 0.09% and volatility of 300%.

The derivative liability was valued using the Monte Carlo pricing model with the following inputs:

At June 30, 2020
Risk-free interest rate:	0.09%
Expected dividend yield:	0.00%
Expected stock price volatility:	300.00%
Expected option life in years:	.089 to 1.69 years
At June 30, 2019
Risk-free interest rate:	1.72 -2.83%
Expected dividend yield:	0.00%
Expected stock price volatility:	180.00%
Expected option life in years:	2.80 to 3.00 years

The following table sets forth a reconciliation of changes in the fair value of the Company’s convertible debt components classified as Level 3 in the fair value hierarchy at June 30, 2020:

Balance at June 30, 2019	$ 1,025,944
Convertible securities at inception	2,027,000
Settlement of conversion features and warrants	(152,374)
Realized	(240,903)
Unrealized	(2,413,055)
Balance at June 30, 2020	$ 246,612

Balance at June 30, 2018	$ -
Convertible securities at inception	1,238,359
Settlement of conversion features and warrants	(301,613)
Realized	(83,487)
Unrealized	172,685
Balance at June 30, 2019	$ 1,025,944

Note 6 - Related Party Transactions

Notes Payable

The Company's notes payable obligations to related parties are as follows:

	2020	2019

Note payable to a stockholder in which the $200,000 principal plus $10,000 of interest was payable in December 2019. Borrowings under the note increased and the maturity was extended to November 2021. The note bears interest at 6% interest and is payable in cash or common stock, at the Company's option. If interest is paid in common stock, the conversion price will be the market price at the time of conversion. Principal on the note at maturity is convertible into 400,000 shares of Series D Preferred Stock. If principal is paid prior to maturity, the right of conversion is terminated.

	$ 400,000	$ 200,000

Fair value of unsecured notes payable to seller of Concepts and Solutions, a related party, bearing interest at 3% per year, payable in annual installments through November 30, 2021. Payments are subject to adjustment based on the achievement of minimum gross revenues and successful completion of certain pre-acquistion withholding tax issues of Concepts and Solutions.	1,030,079	-

Note payable to a stockholder in which the note principal plus 6% interest is payable in November 2021. Note was amended in March 2020 by increasing the balance by $225,000 and extending the maturity to March 2022. Interest is payable in cash or common stock, at the holders option. If interest is paid in common stock, the conversion price will be the market price at the time of conversion. Principal on the note at maturity is convertible into 1,000,000 shares of Series D Preferred Stock. If principal is paid prior to maturity, the right of conversion is terminated.	1,225,000	-

Note payable to a stockholder in which the note principal plus 6% interest is payable in November 2021. Interest is payable in cash or common stock, at the Company's option. If interest is paid in common stock, the conversion price will be the market price at the time of conversion. Principal on the note at maturity is convertible into 200,000 shares of Series D Preferred Stock. If principal is paid prior to maturity, the right of conversion is terminated.	200,000	-

Note payable to a stockholder in which the note principal plus interest at 10% is payable the earlier of 60 days after invoicing a certain customer, or August 20, 2020. On August 20, 2020, the interest on the note was paid and the note was renewed with an extension of the maturity date to March 30, 2021. The note is collateralized by a security interest in a certain customer purchase order.	385,000	-

Other short term payables due to stockholders and related parties	107,733	-

Total Related Party Notes Payable and Other Payables	3,347,812	200,000

Current Portion of Related Party Notes Payable and Other Payables	1,272,812	200,000

Long-term Portion of Related Party Notes Payable and Other Payables	$ 2,075,000	$ -

Leases

The Company leases property used in operations from a related party under terms of an operating lease. The term of the lease expires on December 31, 2021. The monthly lease payment is $1,500 plus maintenance and property taxes, as defined in the lease agreement. Rent expense for this lease was $18,000 and $9,000 for the years ended June 30, 2020 and 2019, respectively.

The Company leases a vehicle from related parties under a financing lease (Note 4). The Company is paying the lease payments directly to the creditors, rather than the lessor. The leased vehicle is used in operations for deliveries and installations.

Other Agreements

A related party collateralizes the Company’s short-term note with a certificate of deposit in the amount of $274,900, held at the same bank. The related party will receive a $7,500 collateral fee for this service (see Note 4).

Note 7 - Lease Agreements

Financing Lease Agreements

The Company leases vehicles under financing lease agreements (Note 4) requiring monthly payments totaling $813 (ranging from $263 to $461), including interest (ranging from 4.5% to 4.75%), over 5-year terms expiring through July 2020.

The Company has financing lease liabilities for offices and warehouses with monthly installments of $19,173 (ranging from $1,083 to $4,806) over 2 year terms, expiring through July 2022.

Right of use assets
Operating right of use assets	$223,982

Operating lease liabilities
Current portion of long term notes payable	$114,288
Notes payable, less current portion	109,694
Total operating lease liabilities	$223,982

As of June 30, 2020, operating lease maturities are as follows:

Period ending June 30,
2021	$114,288
2022	109,694
$223,982

As of June 30, 2020, the weighted average remaining lease term was 1.75 years.

Note 8 – Equity

In fiscal years 2020 and 2019, 642,857 and 706,618 shares were awarded under the Stock Plan (see Note 13).

In fiscal year 2020, the Company issued 525,000 common shares as consideration for convertible notes. In fiscal year 2019, the Company issued 302,271 common shares as consideration for convertible notes.

In fiscal year 2020, the Company issued 500,000 shares of Series E Preferred Stock to an investor that converts into 1,190,476 shares of common stock as consideration for a convertible note. There were no preferred shares issued in fiscal year 2019.

In fiscal years 2020 and 2019, 0 and 60,000 shares were returned and cancelled upon repayment of a convertible note prior to maturity.

During the years ended June 30, 2020 and 2019, the Company issued 7,619,912 and 346,618 common shares for professional consulting services, respectively. The shares were valued at $2,020,150 and $800,751 upon issuance, for the years ended June 30, 2020 and 2019, respectively.

In fiscal year 2019, the Company repurchased 38,625 shares from an entity with a common board member under a Share Purchase Agreement related to the sale of Entertainment. These shares are issued but not outstanding at June 30, 2019.

During fiscal year 2020, investors exercised warrants in exchange for 32,052,654 common shares in cashless transactions. During fiscal year 2019, an investor exercised warrants in exchange for 381,944 common shares in a cashless transaction.

See the capital structure section in Note 1 for disclosure of the equity components included in the Company’s consolidated financial statements.

Note 9 - Income Taxes

The Company’s effective tax rate differed from the federal statutory income tax rate for the years ended June 30, 2020 and 2019 as follows:

Federal statutory rate	21%
State tax, net of federal tax effect	5.31%
Valuation allowance	-26%
Effective tax rate	0%

The Company had no federal or state income tax (benefit) for the years ended June 30, 2020 and 2019.

The Company’s deferred tax assets and liabilities as of June 30, 2020 and 2019, are summarized as follows:

	2020	2019
Federal
Deferred tax assets	$ 4,825,100	$ 2,980,100
Less valuation allowance	(4,825,100)	(2,980,100)
Deferred tax liabilities	-	-

State
Deferred tax assets	1,290,900	866,300
Less valuation allowance	(1,290,900)	(866,300)
Deferred tax liabilities	-	-
	-	-
Net Deferred Tax Assets	$ -	$ -

The Company’s policy is to provide for deferred income taxes based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates that will be in effect when the differences are expected to reverse. The Company has not generated taxable income and has not recorded any current income tax expense at June 30, 2020 and 2019.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred taxes is dependent upon the generation of future taxable income during the periods in which those temporary differenced become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment.

The Company’s deferred tax assets are primarily comprised of net operating losses (“NOL”) that give rise to deferred tax assets. The NOL carryforwards expire over a range from 2020 to 2037, with certain NOL carryforwards that have no expiration. There is no tax benefit for goodwill impairment, which is permanently non-deductible for tax purposes. Additionally, due to the uncertainty of the utilization of NOL carry forwards, a valuation allowance equal to the net deferred tax assets has been recorded.

The significant components of deferred tax assets as of June 30, 2020 and 2019, are as follows:

	2020	2019
Net operating loss carryforwards	$ 5,767,000	$ 3,826,100
Valuation allowance	(6,116,000)	(3,846,400)
Property and equipment	(10,500)	(7,100)
Goodwill	278,900	-
Intangible assets	35,800	-
Inventory allowance	17,800)	5,400
Warranty accrual	27,000	22,000
Net Deferred Tax Assets	$ -	$ -

As of June 30, 2020, the Company does not believe that it has taken any tax positions that would require the recording of any additional tax liability nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next twelve months. As of June 30, 2020, the Company’s income tax returns generally remain open for examination for three years from the date filed with each taxing jurisdiction.

Note 10 - Commitments, Contingencies, and Concentrations

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

On September 4, 2019, the Company recorded a pre-acquisition liability for approximately $591,000 relative to unpaid payroll tax liabilities and associated penalties and fees of Concepts and Solutions (Note 12). The liability is included in the note payable to seller of $1,030,079 at June 30, 2020 (Note 6).

On August 14, 2020, the Company entered into a legal settlement agreement and recorded a liability for $2,000,000 related to a lawsuit by a previous creditor of Galaxy CO (Note 1). The $2,000,000 liability is included in the balance sheet at June 30, 2020.

Concentrations

Galaxy contracts the manufacturer of its products with overseas suppliers. The Company’s sales could be adversely impacted by a supplier’s inability to provide Galaxy with an adequate supply of inventory.

Galaxy has three customers that accounted for approximately 79% of accounts receivable at June 30, 2020 and one customer that accounted for approximately 86% of accounts receivable at June 30, 2019. Galaxy has two customers that accounted for approximately 40% of total revenue for the year ended June 30, 2020 and four customers that accounted for 79% of revenues for the year ended June 30, 2019.

Note 11 - Material Agreements

Manufacturer and Distributorship Agreement

On September 15, 2018, the Company signed an agreement with a company in China for the manufacture of Galaxy’s SLIM series of interactive panels, a new Galaxy product. The manufacturer agreed to manufacture, and the Company agreed to be the sole distributor of the interactive panels in the United States for a term of two years. The agreement includes a commitment by Galaxy to purchase $2 million of product during the first year beginning September 2018. If the minimum purchase is not met, the manufacturer can require the Company to establish a performance improvement plan, and the manufacturer has the right to terminate the agreement. The payment terms are 20% in advance, 30% after the product is ready to ship, and the remaining 50% 45 days after receipt. The manufacturer provides Galaxy with the product, including a three-year manufacturer’s warranty from the date of shipment. The agreement renews automatically in two-year increments unless three months’ notice is given by either party.

Consulting Agreement

Galaxy entered into a 26 month consulting agreement in May 2017 for advisory services. In exchange for services provided, the consultants receive consulting fees of $15,000 per month and a 4.5% equity interest in Galaxy. The 4.5% equity interest was converted to common stock upon the Common Controlled Merger of R&G and Galaxy CO (as described in Note 1). The consulting agreement was renewed in May 2019 with monthly payment terms of $15,000 and 450,000 shares of common stock upon execution of the renewal. The Company paid the consultants $15,000 and $261,000 in fees and expenses for consulting services provided during the years ended June 30, 2020 and 2019, respectively. The Company issued 450,000 shares to the consultants under the Company’s Stock Plan during the year ended June 30, 2019. The Company issued 1,097,857 shares to the consultant for consulting services during the year ended June 30, 2020.

Consulting Agreement

The Company entered into a consulting agreement in May 2018 for advisory services such as maintaining ongoing stock market support such as drafting and delivering press releases and handling investor requests. The program will be predicated on accurate, deliberate and direct disclosure and information flow from the Company and dissemination to the appropriate investor audiences. In exchange for these consulting services provided, the advisor received $15,000 at contract inception, 10,000 shares of common stock and $4,000 monthly through April 2019. The contract renews automatically each year. The Company paid the consultants $16,500 and $222,500 in fees and expenses for consulting services provided during the years ended June 30, 2020 and 2019.

Agency Agreement

Effective December 11, 2018, the Company entered into a 12 month contract with an agent to raise capital. The agent receives a finder’s fee ranging from 4% to 8% relative to the amount of capital raised, plus restricted shares in an amount equal to 4% of capital raised, if successful. The Agreement contains an option to extend the contract term for an additional six months. The Company paid $11,600 in fees and issued 212,990 shares of common stock during the year ended June 30, 2020. The Company paid $98,400 in fees and issued 46,618 shares of common stock during the year ended June 30, 2019.

Master Service Agreement

Effective January 2, 2019, the Company entered into a 3 month contract with a business for advisory services including among other services, presenting and introducing the Company to the financial community of investors. The Company paid $300,000 and issued 300,000 common stock shares under this agreement during the year ended June 30, 2019. The relationship with this advisor is continuing on an as-needed basis.

Investor Relations and Advisory Agreement

On May 1, 2019, the Company entered into an Investor Relations and Advisory Agreement. The Company pays $8,000 per month under this agreement in cash and a restricted common stock monthly fee in advance of services each month. The number of shares issued is calculated based on the closing price of the Company's common shares on the first day of the month. The Company paid $24,000 and $4,040 in fees during years ended June 30, 2020 and 2019. The Company issued 52,508 common shares under this agreement during fiscal year 2020.

Financial Advisory Engagement

Effective June 4, 2019, the Company engaged a financial advisor to act as the Company’s exclusive financial advisor, lead managing underwriter and sole book running manager and investment banker in connection with a proposed offering. The engagement period of the agreement is June 4, 2019 to May 31, 2020. The Company issued 0 and 250,000 shares to the financial advisor for services in fiscal years 2020 and 2019, respectively.

Business Development and Marketing Agreement

Effective June 10, 2019, the Company entered into a three-month contract for certain advisory and consulting services. The Company will issue 15,000 shares and pay $20,000 per month under the terms of the agreement. The Company paid $347,300 and $35,000 in fees during the years ended June 30, 2020 and 2019. The Company issued 5,510,000 and 60,000 shares to the consultant for consulting services during the years ended June 30, 2020 and 2019, respectively.

Consulting Agreement

Effective October 1, 2019, the Company entered into a 1 year agreement for corporate consulting services and financial advisory services. The Company will issue 50,000 shares to the consultant each quarter, up to a total of 200,000 shares for the year. The Company paid $49,800 and $0 in fees during the years ended June 30, 2020 and 2019. The Company issued 150,000 shares to the consultant for consulting services during the year ended June 30, 2020.

Purchase Agreement

On May 31, 2020, the Company entered into a 2 year Purchase Agreement with an investor, which was amended and restated on July 9, 2020. Pursuant to the terms of the Purchase Agreement, the investor agreed to purchase up to $2 million of the Company’s common stock (subject to certain limitations) from time to time during the term of the Agreement. The Company issued 2,500,000 shares to the investor as consideration for its commitment to purchase shares of the Company’s common stock. The Company will use proceeds from shares issued to the investor for working capital and general and administrative expenses.

Employment Agreements

On January 1, 2020, the Company entered into an employment agreement with the Chief Executive Officer (CEO) of the Company for a two-year term which was amended on September 1, 2020. Under the amended employment agreement, the CEO will receive annual compensation of $500,000, and an annual discretionary bonus based on profitability and revenue growth. The agreement includes a non-compete agreement and severance benefits of $90,000.

On January 1, 2020, the Company entered into an employment agreement with the Chief Finance Officer/Chief Operations Officer (CFO/COO) of the Company for a two-year term, which was amended on September 1, 2020. Under the amended employment agreement, the CFO/COO will receive annual compensation of $250,000, an annual discretionary bonus based on profitability and revenue growth. The agreement includes a non-compete agreement and severance benefits of $72,000.

Note 12 - Acquisitions

Reverse Acquisition

On June 22, 2018, Galaxy consummated a reverse triangular merger whereby Galaxy merged with and into FLCR’s newly formed subsidiary, Galaxy MS, Inc. which was formed specifically for the transaction. Under the terms of the merger, Galaxy’s shareholders transferred all their outstanding shares of common stock to Galaxy MS, in return for FLCR’s Series C Preferred Shares, which were equivalent to approximately 3,065,000,000 shares of the common stock of FLCR on a pre-reverse stock split basis. This represented approximately 89% of the outstanding common stock of FLCR, with the remaining 11% of common stock distributed as follows: (a) an ownership interest of seven percent (7%) to the holders of common stock, pro rata; and (b) four percent (4%) of the common stock to the holders of convertible debt, pro rata.

Concurrent with the reverse triangular merger, the Company applied pushdown accounting; therefore, the consolidated financial statements after completion of the reverse merger include the assets, liabilities, and results of operations of the combined company from and after the closing date of the reverse merger, with only certain aspects of pre-consummation stockholders’ equity remaining in the consolidated financial statements.

There was no cash consideration paid by Galaxy to FLCR on the date of the reverse triangular merger. Instead, shares of stock were issued and exchanged, and the Company acquired $1,511,844 of net assets of FLCR. At the closing of the merger, all of FLCR’s convertible promissory notes were converted into FLCR’s common shares. The merger agreement contains potential future tax advantages of the net operating loss carryforward available to offset future taxable income of the combined company, up to a maximum of $150,000, over a 5-year period beginning June 22, 2018. There is a valuation allowance reducing this tax benefit to zero at June 30, 2020 and 2019.

The following table summarizes the preliminary allocation of the fair value of the assets and liabilities as of the merger date through pushdown accounting. The preliminary allocation to certain assets and/or liabilities may be adjusted by material amounts as the Company finalizes fair value estimates.

Assets
Cash	$ 22,205
Property and equipment	4,209,995
Other	20,716
Other assets	1,511,844
Goodwill	892,312
Total Assets	6,657,072
Liabilities
Accounts payable	208,763
Long-term debt	4,593,851
Short-term debt	799,534
Accrued interest	78,948
Other	83,664
Total Liabilities	5,764,760
Net Assets	$ 892,312
Consideration	$ 58,092
Fair value of noncontrolling interest	834,220
$ 892,312

As a result of the Company pushing down the effects of the acquisition, certain accounting adjustments are reflected in the consolidated financial statements, such as goodwill recognized of $834,220 and reflected in the balance sheet. Goodwill recognized is primarily attributable to the acquisition of the fair value of the public company structure and other intangible assets that do not qualify for separate recognition.

Other assets noted in the table above consist of the differences between the acquired assets and liabilities of Full Circle Entertainment distributed to pre-acquisition FLCR shareholders. The Company sold the Entertainment subsidiary on February 6, 2019 to focus on its primary business plan. As a result, the Company did not receive any economic benefit from the related other assets in the table above, nor incur any obligations from the corresponding liabilities.

The consideration received for the sale of Entertainment was 38,625 shares of Galaxy common stock at the fair value on the date of the transaction, or $92,700. The fair value of the Galaxy common shares received offset the assets and liabilities of Entertainment, with the difference recorded as a gain on the sale for the year ended June 30, 2019. The gain on the sale has been recorded in other income in the Consolidated Statement of Operations.

The following table presents a summary of Entertainment’s identifiable assets and liabilities at February 6, 2019, the date of the sale:

Assets
Cash	$36,290
Property and equipment, net	4,006,426
Receivables	4,500
Inventories	5,610
Other assets	1,522,714
Total Assets	5,575,540
Liabilities
Accounts payable	22,424
Debt	5,393,623
Accrued expenses	127,481
Total Liabilities	5,543,528
Net Assets	$32,012
Noncash consideration for net assets of Entertainment	92,700
Gain on Sale	$60,688

Concepts and Solutions Acquisition

On September 4, 2019, Galaxy entered into a stock purchase agreement with Concepts and Solutions. Under the terms of the stock purchase agreement, 100% of the outstanding capital for both Concepts and Solutions was purchased by Galaxy. Concurrent with this acquisition, the Company applied pushdown accounting; therefore, the consolidated financial statements after completion of the acquisition include the assets, liabilities, and results of operations of the combined company from and after the closing date. As part of the stock purchase agreement, Galaxy issued 1,350,000 common shares to the seller with a value of $1,485,000. In addition to the issuance of common shares, the Company entered into three promissory notes with the seller for a total note payable of $3,000,000. Payments under the notes are subject to adjustment based on the achievement of minimum gross revenues and successful resolution of certain pre-acquisition payroll withholding tax issues of Concepts and Solutions. The Company believes future earnings goals will not be met and valued the note payable at $1,484,473, which includes approximately $584,000 of accrued pre-acquisition withholding tax liabilities (See Note 10).

The balance of the note payable is $1,030,079 at June 30, 2020.

Management of the Company determined that a triggering event to assess the impairment of goodwill associated with the acquisition of Concepts and Solutions occurred during the third quarter of 2020. While there was no single event, the consideration in totality of several factors that developed during this quarter led management to conclude that it was more likely than not that the fair values of certain intangible assets and goodwill acquired as part of the acquisition were below their carrying amounts. See Notes 1 and 12.

The following table summarizes the preliminary allocation of the fair value of the assets and liabilities as of the acquisition date through pushdown accounting. The preliminary allocation to certain assets and/or liabilities may be adjusted by material amounts as the Company finalizes fair value estimates.

Assets
Cash	$ 201,161
Accounts receivable	1,165,953
Inventory	94,360
Property and equipment	20,904
Other assets	2,800
Goodwill and other intangibles	3,760,287
Total Assets	5,245,465
Liabilities
Accounts payable	1,225,734
Accrued expenses	783,540
Short-term debt	96,941
Deferred revenue	518,900
Total Liabilities	2,625,115
Net Assets	$ 2,620,350
Consideration
Fair value of anti-dilution clause in employment agreement	$ 235,350
Note payable to seller	900,000
Stock	1,485,000
$ 2,620,350

As a result of the Company pushing down the effects of the acquisition, certain accounting adjustments are reflected in the consolidated financial statements, such as goodwill and other intangible assets initially recognized of $3,760,287 and reflected in the balance sheet as of September 30, 2019. Goodwill and other intangible assets recognized is primarily attributable to the amount of the consideration in excess of the fair value of Concepts and Solutions at the date of purchase.

Note 13 – Stock Plan

An Employee, Directors, and Consultants Stock Plan was established by the Company. The Plan is intended to attract and retain employees, directors and consultants by aligning the economic interest of such individuals more closely with the Company’s stockholders, by paying fees or salaries in the form of shares of the Company’s common stock. The Plan is reviewed annually. The 2020 Plan is effective September 16, 2020 and expires December 15, 2021. The 2019 Plan is effective December 13, 2018 and expires June 1, 2020. Common shares of 2,000,000 are reserved for stock awards under the Plans. There were 965,000 and 642,857 shares awarded under the Plans as of June 30, 2020 and 2019, respectively.

Note 14 - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying consolidated financial statements, the Company had negative working capital of approximately $7,000,000, an accumulated deficit of approximately $23,500,000, and cash used in operations of approximately $7,400,000 at June 30, 2020.

The Company’s operational activities has primarily been funded through issuance of common stock for services, related party advances, debt financing, a private placement offering of common stock and through the deferral of accounts payable and other expenses. The Company intends to raise additional capital through the sale of equity securities or borrowings from financial institutions and possibly from related and nonrelated parties who may in fact lend to the Company on reasonable terms. Management believes that its actions to secure additional funding will allow the Company to continue as a going concern. There is no guarantee the Company will be successful in achieving any of these objectives. These sources of working capital are not assured, and consequently do not sufficiently mitigate the risks and uncertainties disclosed above. The ability of the Company to continue as a going concern is dependent upon management’s ability to raise capital from the sale of its equity and, ultimately, the achievement of operating revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 15 - Subsequent Events

The Company has evaluated subsequent events through the date on which the consolidated financial statements were available to be issued.

On July 1, 2020, the Company signed a lease agreement for a warehouse in Jacksonville, Florida. The lease expires in June 30, 2021 and requires monthly installments of $3,524. Future lease payments are approximately $43,000 per year for the year ended June 30, 2021.

On August 1, 2020, the Company signed a lease agreement for a warehouse in Peoria, Arizona. The lease expires in July 31, 2022 and requires monthly installments ranging from $1,463 to $3,012. Future escalating lease payments are approximately $29,000 and $39,000 for the years ended June 30, 2021 and 2022.

In July and August 2020, the Company issued a total of 242,000,000 shares to an investor in exchange for proceeds of $1,884,520 under the Purchase Agreement dated May 19, 2020 (Note 11).

In July 2020, the Company issued 784,966,812 common shares to investors in satisfaction of $977,350 of principal on convertible notes.

In July and August 2020, a warrant holder exercised warrants and received 204,771,864 shares in five cashless transactions.

In July and August 2020, the Company entered into new $125,000 and $500,000 convertible notes with an investor.

On July 30, 2020, the Company entered into a two year accounts receivable factoring agreement with a financial services company to provide working capital. Factoring fees are 2.5% of the face value of the account receivable sold to the factoring agent per month until collected. For collections over 90 days from the invoice date, the fee increases to 3.5%. The agreement contains a credit line of $1,000,000 and requires a minimum of $300,000 of factored receivables per calendar quarter. The agreement includes early termination fees. The Company has factored approximately $390,000 of accounts receivable as of September 25, 2020.

In August 2020, the Company issued 327,513,771 common shares to investors in satisfaction of $804,160 of principal on convertible notes.

As of September 25, 2020, the Company paid approximately $732,000 under the Settlement Agreement dated August 14, 2020 (Note 10).

Galaxy renewed a consulting agreement in April 2020 for advisory services with a stockholder. In exchange for services provided, the consultant receives consulting fees paid out in stock not resulting in a greater than 4.9% equity interest in Galaxy.

Effective September 16, 2020, the company adopted the Employee, Directors and Consultants Stock Plan 2020 and reserved 97,250,000 shares of common stock for distribution under the Plan. On September 18, 2020, the Company issued 97,250,000 shares registered under the Stock Plan 2020 to a consultant for services. The Plan expires on December 15, 2021.

In September 2020, the Company issued 6,500,000 shares for consulting services.

=====================================================================================================================================

GALAXY NEXT GENERATION, INC.
Condensed Consolidated Balance Sheets

	September 30, 2020	June 30, 2020
Assets	(Unaudited)	(Audited)
Current Assets
Cash	$ 411,721	$ 412,391
Accounts receivable, net	1,494,872	798,162
Inventories, net	817,010	738,091
Prepaid and other current assets	2,800	2,800
Total Current Assets	2,726,403	1,951,444

Property and Equipment, net (Note 3)	47,621	52,049

Intangibles, net (Notes 4 and 14)	1,355,803	1,436,315

Goodwill (Notes 4 and 14)	834,220	834,220

Operating right of use asset (Note 9)	249,299	223,982
Total Assets	$ 5,213,346	$ 4,498,010

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Line of credit (Note 5)	$ -	$ 1,236,598
Convertible notes payable, net of discount (Note 6)	677,546	1,101,900
Derivative liability, convertible debt features and warrants (Note 7)	1,276,312	246,612
Current portion of long term notes payable (Note 6)	570,962	512,425
Accrued legal settlement payable (Note 12)	500,000	1,282,000
Accounts payable	1,283,957	1,804,269
Accrued expenses	213,311	371,912
Deferred revenue	1,565,139	1,133,992
Short term portion of related party notes and payables (Note 8)	1,239,402	1,272,812
Total Current Liabilities	7,326,629	8,962,520
Noncurrent Liabilities
Line of credit (Note 5)	936,598	-
Long term portion of related party notes payable (Note 8)	2,075,000	2,075,000
Long term portion of accrued legal settlement payable (Note 12)	558,240	718,000
Notes payable, less current portion (Note 6)	447,614	482,553
Total Liabilities	11,344,081	12,238,073

Stockholders' Equity (Deficit)
Common stock	191,211	59,539
Preferred stock - Series E, non-redeemable	50	50
Additional paid-in-capital	30,309,574	15,697,140
Accumulated deficit	(36,631,570)	(23,496,792)
Total Stockholders' Equity (Deficit)	(6,130,735)	(7,740,063)

Total Liabilities and Stockholders' Equity (Deficit)	$ 5,213,346	$ 4,498,010

See accompanying notes to the condensed consolidated financial statements (unaudited)

GALAXY NEXT GENERATION, INC.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2020	2019

Revenues	$1,178,213	$ 624,897
Cost of Sales	833,177	493,679

Gross Profit	345,036	131,218

General and Administrative Expenses
Stock compensation and stock issued for services	2,763,000	1,327,811
General and administrative	1,392,227	796,048
Total General and Administrative Expenses	4,155,227	2,123,859
Loss from Operations	(3,810,191)	(1,992,641)

Other Income (Expense)
Other income	-	3,049
Expenses related to convertible notes payable:
Change in fair value of derivative liability	(1,053,895)	802,968
Interest accretion	(399,936)	(228,933)
Interest expense related to Put Purchase Agreement (Note 13)	(4,006,900)	-
Interest expense	(3,863,856)	(601,790)

Total Other Income (Expense)	(9,324,587)	(24,706)

Net Loss before Income Taxes	(13,134,778)	(2,017,347)

Income taxes (Note 11)	-	-

Net Loss	$(13,134,778)	$(2,017,347)
Net Basic and Fully Diluted Loss Per Share	$ (0.008)	$ (0.138)

Weighted average common shares outstanding
Basic	1,642,915,407	14,658,382
Fully diluted	2,633,468,281	17,105,758

See accompanying notes to the condensed consolidated financial statements (unaudited).

GALAXY NEXT GENERATION, INC.
Consolidated Statement of Changes in Stockholders' Equity (Deficit)
Three Months Ended September 30, 2020
(Unaudited)
							Total
	Common Stock		Preferred Stock - Class E		Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Deficit

Balance, July 1, 2020	628,039,242	$ 59,539	500,000	$50	$15,697,140	$(23,496,792)	$ (7,740,063)

Common stock issued for services	103,750,000	10,375	-	-	2,752,625	-	2,763,000

Common stock issued in exchange for debt reduction	968,475,442	96,847	-	-	7,877,359	-	7,974,206

Issuance of common stock to warrant holders	249,792,217	-	-	-	-	-	-

Commitment shares issued	2,500,000	250	-	-	54,750	-	55,000

Common stock issued under Put Purchase Agreement	242,000,000	24,200	-	-	3,927,000	-	3,951,900

Condolidated net loss	-	-	-	-	-	(13,134,778)	(13,134,778)

Balance September 20, 2020	2,194,556,901	$191,211	500,000	$50	$30,309,574	$(36,631,570)	$ (6,130,735)

See accompanying notes to the condensed consolidated financial statements (unaudited).

GALAXY NEXT GENERATION, INC.
Consolidated Statement of Changes in Stockholders' Equity (Deficit)
Three Months Ended September 30, 2019
(Unaudited)
					Total
	Common Stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Deficit

Balance, July 1, 2019	11,318,901	$ 1,072	$ 4,859,731	$ (9,470,685)	$ (4,609,882)

Common stock issued for services	555,000	57	1,283,243	-	1,283,300

Common stock issued for debt reduction	745,261	75	1,027,690	-	1,027,765

Settlement of conversion features	-	-	149,374	-	149,374

Issuance of common stock to warrant holders	644,709	-	-	-	-

Common stock issued as compensation	44,511	4	44,507	-	44,511

Common stock issued in acquisition of Ehlert Solutions
and Interlock Concepts, Inc.	1,350,000	135	1,720,216	-	1,720,351

Condolidate net loss	-	-	-	(2,017,347)	(2,017,347)

Balance September 20, 2019	14,658,382	$ 1,343	$ 9,084,761	$ (11,488,032)	$ (2,401,928)

See accompanying notes to the condensed consolidated financial statements (unaudited).

GALAXY NEXT GENERATION, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities
Net loss	$(13,134,778)	$ (2,017,347)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	84,940	7,832
Amortization of convertible debt discounts	74,775	60,268
Accretion and settlement of financing instruments
and change in fair value of derivative liability	1,381,363	(1,346,797)
Stock compensation and stock issued for services	2,870,472	-
Stock issued under Put Purchase Agreement	7,865,077	-

Changes in assets and liabilities:
Accounts receivable	(696,710)	82,359
Inventories	(78,919)	304,970
Accounts payable	(1,462,072)	(22,995)
Accrued expenses	(158,601)	(346,095)
Deferred revenue	431,147	(91,453)
Net cash used in operating activities	(2,823,306)	(3,369,258)

Cash Flows from Investing Activities
Acquisition of business, net of cash	-	2,967,918
Purchases of property and equipment	-	(17,636)
Net cash provided by investing activities	-	2,950,282

Cash Flows from Financing Activities
Principal payments on financing lease obligations	-	(1,649)
Principal payments on notes payable	(774)	-
Payments on advances from stockholder, net	(33,110)	-
Proceeds from convertible notes payable	840,000	667,000
Payments on line of credit, net	(300,000)	-
Proceeds from sale of common stock under Purchase Agreement	2,316,520	-
Net cash provided by financing activities	2,822,636	665,351

Net Increase (Decrease) in Cash and Cash Equivalents	(670)	246,375

Cash, Beginning of Period	412,391	169,430

Cash, End of Period	$ 411,721	$ 415,805

Supplemental and Non Cash Disclosures
Noncash additions related to convertible debt	$ 34,250	$ 119,986
Cash paid for interest	$ 19,986	$ 129,536
Interest on shares issued under Put Purchase Agreement	$4,006,900	$ -
Related party note payable issued for acquisition of business	$ -	$ 900,000
Settlement of conversion feature	$ -	$ 149,374
Acquisition of goodwill and intangibles	$ -	$3,760,287
Stock compensation and stock issued for services	$2,763,000	$1,327,811
Property leased with financing lease	$ 25,317	$ -
Accretion of discount on convertible notes payable	$1,029,700	$ -
Common stock issued in exchange for convertible debt reduction	$1,799,510	$1,027,765

See accompanying notes to the condensed consolidated financial statements (unaudited)

Note 1 - Summary of Significant Accounting Policies

Impact of Coronavirus Aid, Relief, and Economic Security Act

The Coronavirus Aid, Relief and Economic Security Act (the "CARES Act") was enacted in March 2020 in response to the COVID-19 pandemic. The CARES Act and related rules and guidelines include several significant provisions, including delaying certain payroll tax payments, mandatory transition tax payments, and estimated income tax payments that we are deferring to future periods.  As a result, the Company delayed payment of certain payroll tax payments in the amount of $19,517 as of September 30, 2020 and June 30, 2020, respectively.

In April 2020, the Company applied for an unsecured loan (the "PPP Loan") under the Paycheck Protection Program (PPP). The PPP was established under The CARES Act and is administered by the U.S. Small Business Administration (SBA). The PPP loan was approved and funded, and the Company entered into an unsecured loan of approximately $311,000. The PPP loan matures in April 2022 and accrues interest at an annual rate of 0.98%. The promissory note evidencing the PPP Loan contains customary events of default relating to, among other things, payment defaults and provisions of the promissory note. In accordance with the requirements of the CARES Act, the Company used the proceeds from the PPP Loan primarily for payroll costs. See Note 6.

In May 2020, the Company received a loan from the SBA under Section 7(b) of the Small Business Act. The $150,000 secured loan matures in May 2050 and accrues interest at an annual rate of 3.75%. The promissory note is collateralized by a security interest in substantially all assets of the Company. The loan proceeds are to fund working capital needs due to economic injury caused by the COVID-19 pandemic. See Note 6.

Corporate History, Nature of Business, Mergers and Acquisitions

Galaxy Next Generation LTD CO. ("Galaxy CO") merged with R&G Sales, Inc. ("R&G") ("common controlled merger") with R&G becoming the surviving company. R&G subsequently changed its name to Galaxy Next Generation, Inc.

On September 4, 2019, Galaxy acquired 100% of the stock of Interlock Concepts, Inc. ("Concepts") and Ehlert Solutions Group, Inc. ("Solutions"). The purchase price for the acquisition was 1,350,000 shares of common stock and a two year note payable to the seller for $3,000,000. The note payable to the seller is subject to adjustment based on the achievement of certain future gross revenues and successful completion of certain pre-acquisition withholding tax issues of Concepts and Solutions.

Solutions and Concepts are Utah-based audio design and manufacturing companies creating innovative products that provide fundamental tools for building notification systems primarily to K-12 education market customers located primarily in the north and northwest United States. These products and services allow institutions access to intercom, scheduling, and notification systems with improved ease of use. The products provide an open architecture solution to customers which allows the products to be used in both existing and new environments. Intercom, public announcement (PA), bell and control solutions are easily added and integrated within the open architecture design and software model. These products combine elements over a common internet protocol (IP) network, which minimizes infrastructure requirements and reduces costs by combining systems.

Galaxy is a manufacturer and U.S. distributor of interactive learning technology hardware and software that allows the presenter and participant to engage in a fully collaborative instructional environment. Galaxy's products include Galaxy's own private-label interactive touch screen panel as well as numerous other national and international branded peripheral and communication devices. New technologies like Galaxy's own touchscreen panels are sold along with renowned brands such as Google Chromebooks, Microsoft Surface Tablets, Lenovo and Acer computers, Verizon WiFi and more. Galaxy's distribution channel consists of approximately 30 resellers across the U.S. who primarily sell its products within the commercial and educational market. Galaxy does not control where the resellers focus their resell efforts; however, the K-12 education market is the largest customer base for Galaxy products comprising nearly 90% of Galaxy's sales. In addition, Galaxy also possesses its own reseller channel where it sells directly to the K-12 market, primarily throughout the Southeast region of the United States.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Any reference in these footnotes to applicable guidance is meant to refer to the authoritative U.S. generally accepted accounting principles ("GAAP") as found in the Accounting Standards Codification ("ASC") and Accounting Standards Update ("ASU") of the Financial Accounting Standards Board ("FASB").

The financial statements include the consolidated assets and liabilities of the combined company (collectively Galaxy Next Generation, Inc., Interlock Concepts, Inc., and Ehlert Solutions Group, Inc. referred to collectively as the "Company"). See Note 14.

All intercompany transactions and accounts have been eliminated in the consolidation.

The Company is an over-the-counter public company traded under the stock symbol listing GAXY (formerly FLCR).

Use of Estimates

The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates used in preparing the consolidated financial statements include those assumed in computing product warranty liabilities, product development costs, valuation of goodwill and intangible assets, valuation of convertible notes payable and warrants, and the valuation of deferred tax assets. It is reasonably possible that the significant estimates used will change within the next year.

Capital Structure

In accordance with ASC 505, Equity, the Company's capital structure is as follows:

	September 30, 2020
	Authorized	Issued	Outstanding

Common stock	4,000,000,000	2,194,557,083	2,194,518,458	$.0001 par value, one vote per share
Preferred stock	200,000,000	-	-	$.0001 par value, one vote per share
Preferred stock - Class A	750,000	-	-	$.0001 par value; no voting rights
Preferred stock - Class B	1,000,000	-	-	Voting rights of 10 votes for 1 Preferred B share; 2% preferred dividend payable annually

Preferred stock - Class C	9,000,000	-	-	$.0001 par value; 500 votes per share, convertible to common stock

Preferred stock - Class D	1,000,000	-	-	$.0001 par value; no voting rights, convertible to common stock, mandatory conversion to common stock 18 months after issue

Preferred stock - Class E	500,000	500,000	500,000	$.0001 par value; no voting rights, convertible to common stock

	June 30, 2020
	Authorized	Issued	Outstanding

Common stock	4,000,000,000	628,039,242	628,000,617	$.0001 par value, one vote per share

Preferred stock	200,000,000	-	-	$.0001 par value, one vote per share

Preferred stock - Class A	750,000	-	-	$.0001 par value; no voting rights

Preferred stock - Class B	1,000,000	-	-	Voting rights of 10 votes for 1 Preferred B share; 2% preferred dividend payable annually

Preferred stock - Class C	9,000,000	-	-	$.0001 par value; 500 votes per share, convertible to common stock
Preferred stock - Class D	1,000,000	-	-	$.0001 par value; no voting rights, convertible to common stock, mandatory conversion to common stock 18 months after issue

Preferred stock - Class E	500,000	500,000	500,000	$.0001 par value; no voting rights, convertible to common stock

There is no publicly traded market for the preferred shares.

There are 1,101,609,009 common shares reserved at September 30, 2020 under terms of the convertible debt agreements, Stock Plan and Put Purchase Agreement (see Notes 6, 14 and 15).

There are 125,953,028 issued common shares that are restricted as of September 30, 2020. The shares may become free-trading upon satisfaction of certain terms and regulatory conditions.

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting. Under this method, acquired assets, including separately identifiable intangible assets, and any assumed liabilities are recorded at their acquisition date estimated fair value. The excess of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents the goodwill amount resulting from the acquisition. Determining the fair value of assets acquired and liabilities assumed involves the use of significant estimates and assumptions.

Revenue Recognition

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services. To achieve this core principle, the Company applies the following five steps:

● Identify the contract with a customer

● Identify the performance obligations in the contract

● Determine the transaction price

● Allocate the transaction price to performance obligations in the contract

● Recognize revenue when or as the Company satisfies a performance obligation

All of the Company's performance obligations and associated revenue are generally transferred to customers at a point in time.  Shipping and handling costs billed to customers are included in revenue in the accompanying statements of operations. Costs incurred by the Company associated with shipping and handling are included in cost of sales in the accompanying statements of operations. Sales are recorded net of sales returns and discounts, and sales are presented net of sales-related taxes.

Contracts with Multiple Performance Obligations

Most contracts with customers contain multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company's products can be sold on a stand-alone basis to customers which provides objective evidence of the fair value of the product portion of the multi-element contract, and thus represents the Company's best estimate of selling price.

The Company considers several factors in determining that control transfers to the customer including that legal title transfers to the customer, the Company has a present right to payment, and the customer has assumed the risks and rewards of ownership.

Product

Product revenue consists of fees for associated equipment sold, such as interactive panels, intercom, public announcement, bell and control solutions. Product sales resulting from fixed-price contracts involve a signed contract for a fixed price or a binding purchase order to provide the Company's interactive panels and accessories.  Revenue is recognized at a point in time once the product is installed at the customer's premises. Hardware items are generally invoiced in full on execution of the arrangement.

Service

Service revenue consists of installation and training services, support maintenance, technical assistance, bug fixes, and product repair. The Company satisfies its service performance obligations by providing "stand-ready" assistance as required over the contract period.  The fair value of these services is separately calculated using expected costs of the services. Many times, the value of the services is calculated using price quotations from subcontractors to the Company who perform such services on a stand-alone basis.  Additionally, service revenue not part of the contract is based upon standard hourly/daily rates, and revenue is recognized as the services are performed.

Software

The Company sells equipment with embedded software to its customers. The embedded software is not sold separately and is not a significant focus of the Company's marketing efforts. The Company does not provide post-contract customer support specific to the software or incur significant costs that are within the scope of FASB guidance on accounting for software to be leased or sold. Additionally, the functionality that the software provides is marketed as part of the overall product. The software embedded in the equipment is incidental to the equipment as a whole.

Reserves and Warranties

The Company does not record a reserve for product returns as contract arrangements generally exclude a right of return for delivered items.

Because of the nature and quality of the Company's products, the Company provides for the estimated costs of warranties at the time revenue is recognized for a period of five years after purchase as a secondary warranty. The manufacturer also provides a warranty against certain manufacturing and other defects. As of September 30, 2020 and June 30, 2020, the Company accrued $102,350, respectively, for estimated product warranty claims, which is included in accrued expenses in the accompanying condensed consolidated balance sheets. The accrued warranty costs are based primarily on historical warranty claims as well as current repair costs. There was $1,391 and $82,494 of warranty expense for the three months ended September 30, 2020 and 2019, respectively.

The Company negotiated a warranty settlement with one of its manufacturers. At September 30, 2020 and June 30, 2020, the Company accrued $87,720 and $124,437 payable to this manufacturer.

Costs to Obtain and Fulfill a Contract

The Company incurs incremental costs to obtain a contract in the form of sales commissions. These costs, whether related to performance obligations that extend beyond twelve months or not, are immaterial and will continue to be recognized in the period incurred within general and administrative expenses.

Contract Assets and Contract Liabilities

Contract assets are rights to consideration in exchange for goods or services that has been transferred to a customer when that right is conditional on something other than the passage of time. The majority of our contract assets represent unbilled accounts receivable as the right to consideration is subject to the contractually agreed upon installation and billing schedule.

Contract liabilities (deferred revenue) represent consideration received or consideration which is unconditionally due from customers prior to transferring goods or services to the customer under the terms of the contract, all of which is expected to be recognized within one year.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to be cash in all bank accounts, including temporary investments that have an original maturity of three months or less.

From time to time, the Company has on deposit, in institutions whose accounts are insured by the Federal Deposit Insurance Corporation, funds in excess of the insured maximum. The at-risk amount is subject to significant daily fluctuation. The Company has never experienced any losses related to these balances, and as such, the Company does not believe it is exposed to any significant risk.

Accounts Receivable

Accounts receivable is recognized when the Company's right to consideration is unconditional and is presented net of an allowance for doubtful accounts. Interest is not charged on past due accounts. Management reviews each receivable balance and estimates that portion, if any, of the balance that will not be collected. The carrying amount of accounts receivable is then reduced by an allowance based on management's estimate. Management deemed no allowance for doubtful accounts was necessary at September 30, 2020 and June 30, 2020. At September 30, 2020 and June 30, 2020, $1,145,187 and $670,031 of total accounts receivable were considered unbilled and recorded as deferred revenue. Accounts receivable unbilled is related to 1) a supply contract with a customer and 2) customers that are school districts. The unbilled accounts receivable and deferred revenue related to the supply contract are disclosed in Note 2. The remaining unbilled accounts receivable and deferred revenues are related to unconditional purchase orders from school districts; therefore, excluded from contract asset and liabilities.

To enhance cash and liquidity, the Company factors trade accounts receivable with a financial services company. Factoring fees are 2.5% of the face value of the account receivable sold to the factoring agent per month until collected. For collections over 90 days from the invoice date, the fee increases to 3.5%. The proceeds received are included in cash provided by operating activities in the condensed consolidated statements of cash flows. The difference between the carrying amount of the trade receivables sold and the cash received is recorded as a general and administrative expense in the condensed consolidated statements of operations. For the three months ended September 30, 2020, expenses on sale of trade receivables was inconsequential. For the three months ended September 30, 2019, the Company did not factor accounts receivable.

Inventories

Inventory is stated at the lower of cost or net realizable value. Cost is determined on a first-in, first-out (FIFO) method of accounting. Galaxy inventory is comprised of interactive panels, audio and related accessories, and parts for audio products. Management estimates $67,635 of inventory reserves at September 30, 2020 and June 30, 2020.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations.

Property and equipment and the estimated useful lives used in computing depreciation, are as follows:

Furniture and fixtures	5 years
Equipment	5 to 10 years
Vehicles	5 years

Depreciation is provided using the straight-line method over the estimated useful lives of the depreciable assets. Depreciation expense was $4,428 and $7,832 for the three months ended September 30, 2020 and 2019, respectively.

Long-lived Assets

Long-lived assets to be held and used are tested for recoverability whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset's carrying amount over the fair value of the asset.

Product Development Costs

Costs incurred in designing and developing classroom technology products are expensed as research and development until commercial viability has been established. Commercial viability is established upon completion of a detail product design, or a working model. Upon the achievement of commercial viability, development costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Management's judgment is required in determining whether a product provides new or additional functionality, the point at which a product enters the stages at which costs may be capitalized, assessing the ongoing value and impairment of the capitalized costs and determining the estimated useful life over which the costs are amortized.

Annual amortization expense is calculated based on the straight-line method over the product's estimated economic life. Amortization of product development costs incurred begins when the related products are available for sale to customers. Amortization of product development costs of $12,512 and $0 for the three months ended September 30, 2020 and 2019, and is included in cost of sales in the Company's condensed consolidated statements of operations.

Goodwill and Intangible Assets

Goodwill is not amortized, but is reviewed for impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value may not be recoverable. Judgments regarding indicators of potential impairment are based on market conditions and operational performance of the business. At each fiscal year-end, the Company performs an analysis of goodwill or whenever events or circumstances arise that indicate an impairment may exist, such as the loss of a key executive, adverse industry and economic conditions, or increased or unexpected competition. The Company may assess its goodwill for impairment initially using a qualitative approach to determine whether conditions exist to indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value. If management concludes, based on its assessment of relevant events, facts and circumstances that it is more likely than not that a reporting unit's carrying value is greater than its fair value, then a goodwill impairment charge is recognized for the amount in excess, not to exceed the total amount of goodwill allocated to that reporting unit. If the fair value of a reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and no further testing is required. If determined to be impaired, an impairment charge is recorded as a general and administrative expense within the Company's condensed consolidated statements of operations.

Management of the Company determined that a triggering event to assess goodwill impairment occurred during the year ended June 30, 2020 due to the separation of a key executive associated with their acquisition of Concepts and Solutions. While there was no single determinative event, the consideration in totality of several factors that developed led management to conclude that it was more likely than not that the fair values of certain intangible assets and goodwill acquired as part of that acquisition were below their carrying amounts. These factors included: a) former key executive separating from the Company; b) respective former key executive violating his noncompete changing the use and value of it; c) sustained decrease in the Company's share price which reduced market capitalization; and d) uncertainty in the United States and global economies due to Covid-19. As a result, the Company recorded a non-cash impairment loss of approximately $2,000,000, including $800,287 related to goodwill and $1,200,000 related to finite-lived intangibleassets. No such impairment charge was recorded during the three months ended September 30, 2020.

Research and Development

Research and development costs are expensed as incurred and totaled approximately $15,000 and $0 for the three months ended September 30, 2020 and 2019.

Leases

The Company's leases relate primarily to corporate offices and warehouses. Effective July 1, 2019, the Company adopted the FASB guidance on leases ("Topic 842"), which requires leases with durations greater than twelve months to be recognized on the balance sheet. The Company adopted Topic 842 using the modified retrospective transition approach.

Income Taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Current income taxes are recognized for the estimated income taxes payable or receivable on taxable income or loss from the current year and any adjustment to income taxes payable related to previous years. Current income taxes are determined using tax rates and tax laws that have been enacted or subsequently enacted by the year-end date.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion or all of the deferred tax asset will not be utilized.

Stock-based Compensation

The Company records stock-based compensation in accordance with the provisions set forth in ASC 718, Stock Compensation ("ASC 718"). ASC 718 requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. The Company, from time to time, may issue common stock to acquire services or goods from non-employees. Common stock issued to persons other than employees or directors are recorded on the basis of their fair value.

Earnings (Loss) per Share

Basic and diluted earnings (loss) per common share is calculated using the weighted average number of common shares outstanding during the period. The Company's convertible notes and warrants are excluded from the computation of diluted earnings per share as they are anti-dilutive due to the Company's losses during those periods.

Fair Value of Financial Instruments

The Company categorized its fair value measurements within the fair value hierarchy established by generally accepted accounting principles. The hierarchy is based on the valuation inputs used to measure the fair value of the asset. Level 1 inputs are quoted prices in active markets for identical assets; Level 2 inputs are significant other observable inputs; Level 3 inputs are significant unobservable inputs.

As of September 30, 2020 ,and June 30, 2020, the Company held certain financial assets and liabilities that are required to be measured at fair value on a recurring basis. All such assets and liabilities are considered to be Level 3 in the fair value hierarchy defined above.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, "Distinguishing Liabilities from Equity," and ASC 815.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) - Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement ("ASU 2018-13"). The amendments in ASU 2018-13 modify certain disclosure requirements of fair value measurements. The Company adopted ASU 2018-13 on July 1, 2020 with no impact to the condensed consolidated financial statements as a result.

Derivative Liabilities

The Company generally does not use derivative financial instruments to hedge exposures to cash flow or market risks. However, certain other financial instruments, such as warrants and embedded conversion features on the convertible debt, are classified as derivative liabilities due to protection provisions within the agreements. Such financial instruments are initially recorded at fair value using the Monte Carlo model and subsequently adjusted to fair value at the close of each reporting period. The Company accounts for derivative instruments and debt instruments in accordance with the interpretive guidance of ASC 815, ASU 2017-11, and associated pronouncements related to the classification and measurement of warrants and instruments with conversion features and anti-dilution clauses in agreements.

Recent Accounting Pronouncements

In January 2020, the FASB issued ASU No. 2020-01, "Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) - Clarifying the Interactions between Topic 321, Topic 323, and Topic 815." The ASU is based on a consensus of the Emerging Issues Task Force and is expected to increase comparability in accounting for these transactions. ASU 2020-01 made targeted improvements to accounting for financial instruments, including providing an entity the ability to measure certain equity securities without a readily determinable fair value at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Among other topics, the amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting. For public business entities, the amendments in the ASU are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. The Company is currently evaluating the impacts of adoption of the new guidance to its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12 "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes ("ASU 2019-12") by removing certain exceptions to the general principles. The amendments will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption of the amendments is permitted. Depending on the amendment, adoption may be applied on a retrospective, modified retrospective or prospective basis. The Company is currently evaluating the impacts of adoption of the new guidance to its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity's Own Equity, which simplifies the accounting for certain convertible instruments, amends guidance on derivative scope exceptions for contracts in an entity's own equity and modifies the guidance on diluted EPS calculations as a result of these changes. The guidance in this ASU can be adopted using either a full or modified retrospective approach and becomes effective for annual reporting periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and disclosures.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the consolidated financialstatements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Reclassifications

Certain amounts in the current condensed consolidated financial statements have been reclassified to conform to the current presentation.

Note 2 - Contract Balances

Contract assets and contract liabilities are as follows:

	September 30, 2020	June 30, 2020
Contract assets	$ 756,800	$ -
Contract liabilities	1,220,761	463,961

For the three months ended September 30, 2020, the Company recognized $54,939 of revenue that was included in contract liabilities as of June 30, 2020.

Note 3 - Property and Equipment

Property and equipment are comprised of the following at:

	September 30, 2020	June 30, 2020
Vehicles	$ 115,135	$ 115,135
Equipment	6,097	6,097
Furniture and fixtures	24,335	24,335
	145,567	145,567
Accumulated depreciation	(97,946)	(93,518)

Property and equipment, net	$ 47,621	$ 52,049

Note 4 - Intangible Assets

Intangible assets are stated at the lower of cost or fair value. Intangible assets are amortized on a straight-line basis over five years, representing the period over which the Company expects to receive future economic benefits from these assets. The following tables shows goodwill, finite-lived intangible assets, accumulated amortization, and the impairment charges:

September 30, 2020
	Cost	Accumulated Amortization	Net Book Value	Impairment	Total
Goodwill	$ 834,220	$ -	$ 834,220	$ -	$ 834,220
Finite-lived assets:
Customer list	$ 881,000	$ (168,293)	$ 712,707	$ -	$ 712,707
Vendor relationships	471,096	(95,797)	375,299	-	375,299
Capitalized product development costs	281,845	(14,048)	267,797	-	267,797
	$ 1,633,941	$ (278,138)	$ 1,355,803	$ -	$1,355,803

June 30, 2020
	Cost	Accumulated Amortization	Net Book Value	Impairment	Total
Goodwill	$ 1,634,507	$ -	$ 1,634,507	$ (800,287)	$ 834,220
Finite-lived assets:
Customer list	$ 881,000	$ (132,147)	$ 748,853	$ -	$ 748,853
Vendor relationships	479,000	(71,847)	407,153	-	407,153
Noncompete agreements	1,600,000	(400,000)	1,200,000	(1,200,000)	-
Capitalized product development costs	281,845	(1,536)	280,309	-	280,309
	$ 3,241,845	$ (605,530)	$ 2,636,315	$(1,200,000)	$1,436,315

Estimated amortization expense related to intangible assets for the next five years is as follows:

Period ending September 30,
2021	$ 347,293
2022	353,660
2023	361,577
2024	276,383
2025	16,890
$ 1,355,803

Note 5 - Lines of Credit

The Company has an available $1,000,000 and $1,250,000 line of credit at September 30, 2020 and June 30, 2020, respectively, bearing interest at prime plus 0.5% (3.75% at September 30, 2020 and 4.25% at June 30, 2020). The line of credit was renewed in October 2020 at a reduced available credit line, change in collateral, and now expires on October 29, 2021. The renewed line of credit is collateralized by certain real estate owned by a family member of a stockholder, 50,000,000 shares of the Company's common stock par value $0.0001 per share (the "Common Stock") and the personal stock of two stockholders, and a key man life insurance policy. A minimum average bank balance of $50,000 was required on the line of credit agreement at June 30, 2020, but this requirement was removed as of September 30, 2020.The outstanding balance is $936,598 and $1,236,598 at September 30, 2020 and June 30, 2020, respectively.

The Company has a $1,000,000 available credit line under an accounts receivable factoring agreement through July 30, 2022. No amounts were outstanding as of September 30, 2020. See Note 13.

Note 6 - Notes Payable

Long Term Notes Payable

	September 30, 2020	June 30, 2020

Note payable with a bank bearing interest at 4% and maturing on June 26, 2020. The note was renewed by the lender with a revised maturity of June 26, 2021 and a lowered interest rate to 3%. The renewal provides for monthly interest payments and a balloon payment of outstanding principal and interest at maturity. The note is collateralized by a certificate of deposit owned by a related party.

	$275,200	$274,900
Long term PPP loan under the CARES Act bearing interest at 0.98% and maturing in April 2022. Monthly installments of principal and interest of $13,137 begin in October 2020. The loan is subject to forgiveness by the SBA.	310,832	310,832
Long term loan under Section 7(b) of the Economic Injury Disaster Loan program bearing interest at 3.75% and maturing in May 2050. Monthly installments of principal and interest of $731 begin in May 2021.	150,000	150,000
Financing lease liabilities for offices and warehouses with monthly installments of $12,449 (ranging from $1,083 to $3,524) over terms expiring through July 2022.	249,299	223,982
Financing leases with a related party for delivery vehicles with monthly installments totaling $813, including interest, over 5-year terms expiring through July 2020.	-	1,245
Note payable with a finance company for delivery vehicle with monthly installments totaling $679 including interest at 8.99% over a 6 year term expiring in December 2025.	33,245	34,019

Total Notes Payable	1,018,576	994,978

Current Portion of Notes Payable	570,962	512,425

Long-term Portion of Notes Payable	$ 447,614	$ 482,553

Future minimum principal payments on the long-term notes payable to unrelated parties are as follows:

Period ending September 30,
2021	$ 570,962
2022	247,194
2023	42,191
2024	10,230
2025	13,017
Thereafter	134,982
$ 1,018,576

Convertible Notes

September 30, 2020	June 30, 2020

On March 28, 2019, the Company signed a convertible promissory note with an investor. The $225,000 note was issued at a discount of $20,000 and bears interest at 10% per year. The Company issued 25,000 common shares to the investor. Three draws of $56,250, $112,500, and $56,250 were borrowed under this note. The note principal and interest were convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in September 2019. The note had prepayment penalties ranging from 110% to 125% of the principal and interest outstanding if repaid within 60 to 180 days from issuance. The note matured in three intervals in March 2020, June 2020, and November 2020. The note was repaid by conversion to stock.

$ -	$24,150

On November 18, 2019, the Company signed a convertible promissory note with an investor. The $110,000 note was issued at a discount of $10,000 and bore interest at 8% per year. The note principal and interest were convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of common stock during the 15 trading days prior to the issue date or (b) 70% of the lowest traded price for the common stock during the 15 trading days prior to conversion of the note. The note matures in November 2020. The note had prepayment penalties between 115% and 125% of the principal and interest outstanding if repaid before 180 days from issuance. The note was repaid by conversion to stock.

-	1,000

On December 11, 2019, the Company signed a convertible promissory note with an investor. The $220,430 note was issued at a discount of $15,430 and bore interest at 8% per year. The note principal and interest were convertible into shares of common stock at the lower of (a) $0.46 per share or (b) 75% of the lowest trading price of common stock during the 10 trading days prior to conversion beginning in June 2020. The note matured in December 2020. The note had prepayment penalties between 120% and 130% of the principal and interest outstanding if repaid before 180 days from issuance.  The note was repaid by conversion to stock.

-	121,200

On November 25, 2019, the Company signed a convertible promissory note with an investor. The $1,000,000 note was issued at a discount of $70,000 and bore interest at 8% per year. The note principal and interest up to $250,000 every 30-day calendar period were convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $0.46 per share. The note matures in November 2020. The note had a redemption premium of 115% of the principal and interest outstanding if repaid before maturity. The note was repaid by conversion to stock.

-	825,000

On January 9, 2020, the Company entered into a $225,000 convertible note. The $225,000 note was issued at a discount of $13,500 and bore interest at 8% per year. The note principal and interest were convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) the lowest traded price of the common stock during the 10 trading days prior to the issuance of this note. The note matured in October 2020. The note had prepayment penalties of 110% to 125% of the principal and interest outstanding if repaid before 180 days from issuance. The principal amount of the note was increased by $25,000 due to the value of the stock price at conversion. The note was repaid by conversion to stock.

-	250,000

On March 25, 2020, the Company signed a convertible promissory note with an investor. The $338,625 note was issued at a discount of $23,625 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) $0.46 per share or (b) 75% of the lowest trading price of common stock during the 10 trading days prior to conversion. The note matures in March 2021. The note has prepayment penalties between 120% and 130% of the principal and interest outstanding if repaid before 180 days from issuance. The note was partially repaid by conversion to stock.

	75,465	338,625
On June 26, 2020, the Company signed a convertible promissory note with an investor. The $430,000 note was issued at a discount of $30,000 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) $0.47 per share or (b) 70% of the lowest trading price of common stock during the 10 trading days prior to conversion. The note matures in June 2021. The note has prepayment penalties between 120% and 130% of the principal and interest outstanding if repaid before 180 days from issuance.	430,000	430,000

On July 20, 2019, the Company signed a convertible promissory note with an investor. The $125,000 note was issued at a discount of $8,750 and bores interest at 8% per year. The note principal and interest were convertible into shares of common stock at the lower of (a) 80% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $0.47 per share. The note matured in July 2021. The note had a redemption premium of 115% of the principal and interest outstanding if repaid before maturity. The note is secured by a security interest in all assets of the Company. The note was borrowed and repaid by conversion to stock during the three months ended September 30, 2020.

	-	-

On August 18, 2020, the Company signed a convertible promissory note with an investor. The $500,000 note was issued at a discount of $35,000 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 80% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $0.47 per share. The note matures in August 2021. The note has a redemption premium of 115% of the principal and interest outstanding if repaid before maturity. The note is secured by a security interest in all assets of the Company. The note was partially repaid by conversion to stock during the three months ended September 30, 2020.

	325,000	-

On July 20, 2020, the Company signed a convertible promissory note with an investor. The $134,375 note was issued at a discount of $9,375 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) $0.47 per share or (b) 70% of the lowest trading price of common stock during the 10 trading days prior to conversion. The note matures in July 2021. The note contains a price protection clause where if the share price falls below $0.01 per share after six months, the conversion price discount increases by 5%.  The note has prepayment penalties between 120% and 130% of the principal and interest outstanding if repaid before 180 days from issuance.

	134,375	-

On July 24, 2020, the Company entered into a $168,300 convertible note. The note was issued at a discount of $15,300 and bears interest at 12% per year. The note principal and interest are convertible into shares of common stock at 71% of the average of the lowest 2 trading prices during 15 trading days prior to conversion. The note matures in July 2021. The note has prepayment penalties of 110% to 125% of the principal and interest outstanding if repaid before 180 days from issuance.	168,300	-

Total Convertible Notes Payable	1,133,140	1,989,975
Less: Unamortized original issue discounts	455,594	888,075
Current Portion of Convertible Notes Payable	677,546	1,101,900

Long-term Portion of Convertible Notes Payable	$ -	$ -

The original issue discount is being amortized over the terms of the convertible notes using the effective interest method. During the three months ended September 30, 2020 and 2019, the Company amortized $34,250 and $60,268, respectively, of debt discounts to interest expense and $399,936 and $228,933, respectively, to interest accretion.

One convertible promissory note for $125,000 was entered into during the three months ended September 30, 2020, and subsequently repaid prior to September 30, 2020.

Convertible notes are subordinate to the bank debt of the Company.

Accrued but unpaid interest on the notes is convertible by the lender into, and payable by the Company in common shares at a price per common share equal to the most recent closing price of the Company's common shares prior to the delivery to the Company of a request to convert interest, or the due date of interest, as applicable. Interest, when due, is payable either in cash or common shares.

The conversion features meet the definition of a derivative liability instrument because the conversion rate is variable and therefore does not meet the"fixed-for-fixed"criteria outlined in ASC 815-40-15. As a result, the conversion features of the notes are recorded as a derivative liability at fair value and marked-to-market each period with the changes in fair value each period charged or credited to other income (expense).

Warrants

The Company issued common stock and warrants as consideration for the convertible notes. The warrants contain certain anti-dilutive clauses that are accounted for as financial derivatives. All warrants have an original exercise price of $4 per share, contain anti-dilution protection clauses, and expire 36 months from issue date. The anti-dilution clause was triggered for warrants, which reduced the exercise price below $4 per share. As of September 30, 2020, warrants expire between November 29, 2021 and November 18, 2022. There are no unexercised warrants at September 30, 2020.

The warrants meet the definition of a derivative liability instrument because the exercise price is variable and therefore does not meet the "fixed-for-fixed" criteria outlined in ASC 815-40-15. As a result, the value of unexercised warrants was recorded as a derivative liability at fair value and marked-to-market each period with the changes in fair value each period charged or credited to other income (expense).

Note 7 - Fair Value Measurements

The following table presents information about the assets and liabilities that are measured at fair value on a recurring basis at September 30, 2020 and June 30, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

At September 30, 2020
		Total	Level 1	Level 2	Level 3
Assets
	Customer List	$704,803	-	-	$704,803
	Vendor Relationship	383,203	-	-	383,203
	Development Costs	287,797	-	-	287,797

		$1,355,803	-	-	$1,355,803
Liabilities
	Original Issue discount, convertible debt	$1,276,312	-	-	$1,276,312

At June 30, 2020
		Total	Level 1	Level 2	Level 3
Assets
	Customer list	$748,847	-	-	$748,847
	Vendor relationship	407,153	-	-	407,153
	Development costs	280,315	-	-	280,315

		$1,436,315	-	-	$1,436,315
Liabilities
	Original issue discount, convertible debt	$213,300	-	-	$213,300
	Derivative liability warrants	33,312	-	-	33,312
Total		$246,612	-	-	$246,612

As of September 30, 2020 and June 30, 2020, the only asset required to be measured on a nonrecurring basis was goodwill and the fair value of the asset amounted to $834,220 using level 3 valuation techniques.

The Company measures the fair market value of the Level 3 liability components using the Monte Carlo model and projected discounted cash flows, as appropriate. These models were prepared by an independent third party and consider management's best estimate of the conversion price of the stock, an estimate of the expected time to conversion, an estimate of the stock's volatility, and the risk-free rate of return expected for an instrument with a term equal to the duration of the convertible note.

The derivative liability was valued using the Monte Carlo pricing model with the following inputs:

At September 30, 2020
Risk-free interest rate:	0.08%
Expected dividend yield:	0.00%
Expected stock price volatility:	325.00%
Expected option life in years:	0.48 to 1.44 years
At June 30, 2020
Risk-free interest rate:	0.09%
Expected dividend yield:	0.00%
Expected stock price volatility:	300.00%
Expected option life in years:	.085 to 1.69 years

The following table sets forth a reconciliation of changes in the fair value of the Company's convertible debt components classified as Level 3 in the fair value hierarchy at September 30, 2020 and June 30, 2020:

Balance at June 30, 2020	$ 246,612
Additional convertible securities at inception	2,000
Realized	(5,300)
Unrealized	1,033,000
Ending balance at September 30, 2020	$ 1,276,312

Balance at June 30, 2019	$ 1,025,944
Additional convertible securities at inception	2,027,000
Settlement of conversion features and warrants	(152,374)
Realized	(240,903)
Unrealized	(2,413,055)
Ending balance at June 30, 2020	$ 246,612

Note 8 - Related Party Transactions

Notes Payable

	September 30, 2020	June 30, 2020

Note payable to a stockholder in which the $200,000 principal plus $10,000 of interest was payable in December 2019. Borrowings under the note increased to $400,000 and the maturity was extended to November 2021. The note bears interest at 6% interest and is payable in cash or common stock, at the Company's option. If interest is paid in common stock, the conversion price will be the market price at the time of conversion. Principal on the note at maturity is convertible into 400,000 shares of Series D Preferred Stock. If principal is paid prior to maturity, the right of conversion is terminated.

	$400,000	$400,000

Fair value of unsecured notes payable to seller of Concepts and Solutions, a related party, bearing interest at 3% per year, payable in annual installments through November 30, 2021. Payments are subject to adjustment based on the achievement of minimum gross revenues and successful completion of certain pre-acquisition withholding tax issues of Concepts and Solutions.	1,030,079	1,030,079

Note payable to a stockholder in which the note principal plus 6% interest is payable in November 2021. Note was amended in March 2020 by increasing the available borrowings to $1,225,000 and extending the maturity to March 2022. Interest is payable in cash or common stock, at the holder's option. If interest is paid in common stock, the conversion price will be the market price at the time of conversion. Principal on the note at maturity is convertible into 1,000,000 shares of Series D Preferred Stock. If principal is paid prior to maturity, the right of conversion is terminated.	1,225,000	1,225,000

Note payable to a stockholder in which the note principal plus 6% interest is payable in November 2021. Interest is payable in cash or common stock, at the Company's option. If interest is paid in common stock, the conversion price will be the market price at the time of conversion. Principal on the note at maturity is convertible into 200,000 shares of Series D Preferred Stock. If principal is paid prior to maturity, the right of conversion is terminated.	200,000	200,000

Note payable to a stockholder in which the note principal plus interest at 10% is payable the earlier of 60 days after invoicing a certain customer, or April 2021, due to an extension granted by the lender. The note is collateralized by a security interest in a certain customer purchase order.	385,000	385,000

Other short term payables due to stockholders and related parties	74,323	107,733

Total Related Party Notes Payable and Other Payables	3,314,402	3,347,812
Current Portion of Related Party Notes Payable and Other Payables	1,239,402	1,272,812

Long-term Portion of Related Party Notes Payable and Other Payables	$2,075,000	$2,075,000

Future maturities of related party notes payable are as follows:

Period ending September 30,
2021	$1,239,402
2022	2,075,000
$3,314,402

Leases

The Company leases property used in operations from a related party under terms of a financing lease. The term of the lease expires on December 31, 2021. The monthly lease payment is $1,500 plus maintenance and property taxes, as defined in the lease agreement. Rent expense for this lease was $4,500 for the three months ended September 30, 2020 and 2019, respectively.

Other Agreements

A related party collateralizes the Company's short-term note with a certificate of deposit in the amount of $274,900, held at the same bank. The related party will receive a $7,500 collateral fee for this service (see Note 6).

Note 9 - Lease Agreements

The Company has financing lease liabilities for offices and warehouses with monthly installments of $12,449 (ranging from $1,083 to $3,524) including imputed interest (ranging from 0% to 2%), over 2 year terms plus extensions, expiring through July 2022.

Right-of-use assets:
Operating right-of-use assets	$249,299
Operating lease liabilities:
Current portion of long term payable	135,099
Financing leases payable, less current portion	114,200

Total financing lease liabilities	$249,299

As of September 30, 2020, financing lease maturities are as follows:

Period ending September 30,
2021	$135,099
2022	81,523
2022	32,677

$249,299

As of September 30, 2020, the weighted average remaining lease term was 1.67 years.

Note 10 - Equity

During the three months ended September 30, 2020, the Company issued 103,750,000 shares of common stock for professional consulting services. These shares were valued at $2,763,000 upon issuance during the three months ended September 30, 2020.

During the three months ended September 30, 2020, the Company issued 968,475,442 shares of common stock for debt reduction. These shares were valued at $7,974,206 upon issuance during the three months ended September 30, 2020.

During the three months ended September 30, 2020, the Company issued 249,792,217 shares of common stock to warrant holders in six cashless transactions.

During the three months ended September 30, 2020, the Company issued 2,500,000 shares of common stock for commitment shares under a two year purchase agreement entered into on May 31, 2020 between the Company and an investor, as amended and restated on July 9, 2020 (the "Put Purchase Agreement"). These shares were valued at $55,000 upon issuance during the three months ended September 30, 2020.

During the three months ended September 30, 2020, the Company issued 242,000,000 shares of common stock in exchange for proceeds under the Put Purchase Agreement. These shares were valued at $3,951,900 upon issuance during the three months ended September 30, 2020.

See the capital structure section in Note 1 for disclosure of the equity components included in the Company's consolidated financial statements.

Note 11 - Income Taxes

The Company's effective tax rate differed from the federal statutory income tax rate for the three months ended September 30, 2020 and 2019 as follows:

Federal statutory rate	21%
State tax, net of federal tax effect	5.31%
Valuation allowance	-26%
Effective tax rate	0%

The Company had no federal or state income tax (benefit) for the three months ended September 30, 2020 or 2019.

The Company's deferred tax assets and liabilities as of September 30, 2020 and June 30, 2020, are summarized as follows:

		September 30, 2020	June 30, 2020

Federal
	Deferred tax assets	$ 7,216,100	$ 4,825,100
	Less valuation allowance	(7,216,100)	(4,825,100)
	Deferred tax liabilities	-	-
		-	-
State
	Deferred tax assets	1,926,900	1,290,900
	Less valuation allowance	(1,926,900)	(1,290,900)
	Deferred tax liabilities	-	-
		-	-
	Net Deferred Tax Assets	$ -	$ -

The Company's policy is to provide for deferred income taxes based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates that will be in effect when the differences are expected to reverse. The Company has not generated taxable income and has not recorded any current income tax expense at September 30, 2020 and 2019, respectively.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred taxes is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment.

The Company's deferred tax assets are primarily comprised of net operating losses ("NOL") that give rise to deferred tax assets. The NOL carryforwards expire over a range from 2020 to 2037, with certain NOL carryforwards that have no expiration. There is no tax benefit for goodwill impairment, which is permanently non-deductible for tax purposes. Additionally, due to the uncertainty of the utilization of NOL carry forwards, a valuation allowance equal to the net deferred tax assets has been recorded.

The significant components of deferred tax assets as of September 30, 2020 and June 30, 2020, are as follows:

	September 30, 2020	June 30, 2020

Net operating loss carryforwards	$ 8,681,800	$ 5,767,000
Valuation allowance	(9,143,000)	(6,116,000)
Goodwill	273,600	278,900
Property and equipment	(10,200)	(10,500)
Intangible assets	153,000	35,800
Inventory allowance	17,800	17,800
Warranty accrual and other	27,000	27,000

Net Deferred Tax Assets	$ -	$ -

As of September 30, 2020, the Company does not believe that it has taken any tax positions that would require the recording of any additional tax liability nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next twelve months. As of September 30, 2020, the Company's income tax returns generally remain open for examination for three years from the date filed with each taxing jurisdiction.

Note 12 - Commitments, Contingencies, and Concentrations

Contingencies

Certain conditions may exist as of the date the condensed consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's condensed consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

On September 4, 2019, the Company recorded a pre-acquisition liability for approximately $591,000 relative to unpaid payroll tax liabilities and associated penalties and fees of Concepts and Solutions. The liability is included with the seller note payable.

On August 14, 2020, the Company entered into a legal settlement agreement and recorded a liability for $2,000,000 related to a lawsuit by a previous creditor of Galaxy CO. The liability of $1,058,240 and $2,000,000 is included in the consolidated balance sheets at September 30, 2020 and June 30, 2020.

Concentrations

Galaxy contracts the manufacturer of its products with overseas suppliers. The Company's sales could be adversely impacted by a supplier's inability to provide Galaxy with an adequate supply of inventory.

Galaxy has two customers that accounted for approximately 13% of accounts receivable at September 30, 2020, and three customers that accounted for approximately 79% of accounts receivable at June 30, 2020. Galaxy has two customers that accounted for approximately 48% and 81% of total revenue for the three months ended September 30, 2020 and 2019, respectively.

Note 13 - Material Agreements

Consulting Agreement

Galaxy renewed a consulting agreement in April 2020 for advisory services with a stockholder. In exchange for services provided, the consultant receives consulting fees paid out in stock not resulting in a greater than 4.9% equity interest in Galaxy. On September 18, 2020, the Company issued 97,250,000 shares of common stock registered under the Stock Plan 2020 to the consultant for services.

Put Purchase Agreement

On May 31, 2020, the Company entered into a two year purchase agreement (the "Put Purchase Agreement") with an investor, which was amended and restated on July 9, 2020. Pursuant to the terms of the Purchase Agreement, the investor agreed to purchase up to $2 million of the Company's common stock (subject to certain limitations) from time to time during the term of the Put Purchase Agreement. The Company issued 2,500,000 shares of common stock to the investor as consideration for its commitment to purchase shares of the Company's common stock. The Company will use proceeds from shares issued to the investor for working capital and general and administrative expenses.

Accounts Receivable Factoring Agreement

On July 30, 2020, the Company entered into a two year accounts receivable factoring agreement with a financial services company to provide working capital. Factoring fees are 2.5% of the face value of the account receivable sold to the factoring agent per month until collected. For collections over 90 days from the invoice date, the fee increases to 3.5%. The agreement contains a credit line of $1,000,000 and requires a minimum of $300,000 of factored receivables per calendar quarter. The agreement includes early termination fees. The Company factored $191,223 of accounts receivable as of September 30, 2020.

Employment Agreements

On January 1, 2020, the Company entered into an employment agreement with the Chief Executive Officer (CEO) of the Company for a two-year term which was amended on September 1, 2020. Under the amended employment agreement, the CEO will receive annual compensation of $500,000, and an annual discretionary bonus based on profitability and revenue growth. The agreement includes a non-compete agreement and severance benefits of $90,000.

On January 1, 2020, the Company entered into an employment agreement with the Chief Finance Officer/Chief Operations Officer (CFO/COO) of the Company for a two-year term, which was amended on September 1, 2020. Under the amended employment agreement, the CFO/COO will receive annual compensation of $250,000, and an annual discretionary bonus based on profitability and revenue growth. The agreement includes a non-compete agreement and severance benefits of $72,000.

Supply Agreement

The Company is party to a one year supplier agreement to manufacture and sell audio products to a buyer that is effective until July 2021. The initial order under this supplier agreement is for 4,000 units, at a discounted total price of $3,488,000, to be delivered over the agreement period. If the buyer does not meet the minimum floor of 4,000 units, then the contract becomes void and the buyer must pay the difference between the units sold and the total floor pricing of the $3,488,000. The buyer will pay tooling costs of $25 per unit shipped to them. The Company supplied 92 units as of September 30, 2020. The agreement was extended in July 2020 for a one year term. The agreement can be extended for one additional year.

Note 14 - Acquisition

On September 4, 2019, Galaxy entered into a stock purchase agreement with Concepts and Solutions. Under the terms of the stock purchase agreement, 100% of the outstanding capital for both Concepts and Solutions was purchased by Galaxy. Concurrent with this acquisition, the Company applied pushdown accounting; therefore, the consolidated financial statements after completion of the acquisition include the assets, liabilities, and results of operations of the combined company from and after the closing date. As part of the stock purchase agreement, Galaxy issued 1,350,000 shares of common stock to the seller with a value of $1,485,000. In addition to the issuance of shares of common stock, the Company entered into three promissory notes with the seller for a total note payable of $3,000,000. Payments under the notes are subject to adjustment based on the achievement of minimum gross revenues and successful resolution of certain pre-acquisition payroll withholding tax issues of Concepts and Solutions. The Company believes future earnings goals will not be met and valued the note payable at $1,484,473. The balance of the note payable is $1,030,079 at September 30, 2020 and June 30, 2020.

Management of the Company determined that a triggering event to assess the impairment of goodwill associated with the acquisition of Concepts and Solutions occurred during the year ended June 30, 2020. While there was no single event, the consideration in totality of several factors that developed during this year led management to conclude that it was more likely than not that the fair values of certain intangible assets and goodwill acquired as part of the acquisition were below their carrying amounts. See Note 4.

The following table summarizes the preliminary allocation of the fair value of the assets and liabilities as of the acquisition date through pushdown accounting. The preliminary allocation to certain assets and/or liabilities may be adjusted by material amounts as the Company finalizes fair value estimates.

Assets
Cash	$ 201,161
Accounts receivable	1,165,953
Inventory	94,360
Property and equipment	20,904
Other assets	2,800
Goodwill and other intangibles	3,760,287

Total Assets	5,245,465

Liabilities
Accounts payable	1,225,734
Accrued expenses	783,540
Short-term debt	96,941
Deferred revenue	518,900

Total Liabilities	2,625,115

Net Assets	$ 2,620,350

Consideration
Fair value of anti-dilution clause in employment agreement	$ 235,350
Note payable to seller	900,000
Stock	1,485,000

$ 2,620,350

Note 15 - Stock Plan

An Employee, Directors, and Consultants Stock Plan was established by the Company (The "Plan"). The Plan is intended to attract and retain employees, directors and consultants by aligning the economic interest of such individuals more closely with the Company's stockholders by paying fees or salaries in the form of shares of the Company's common stock. The Plan is renewed annually or earlier. The 2020 Plan is effective September 16, 2020 and expires December 15, 2021. The 2019 Plan is effective December 13, 2018 and expires June 1, 2020. 99,250,000 Shares of Common Stock of are reserved for stock awards under the Plans. There were 98,857,857 and 965,000 shares awarded under the Plans as of September 30, 2020 and June 30, 2020, respectively.

Note 16 - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying consolidated financial statements, the Company had negative working capital of approximately $5,000,000, an accumulated deficit of approximately $37,000,000, and cash used in operations of approximately $3,000,000 at September 30, 2020.

The Company's operational activities has primarily been funded through issuance of common stock for services, related party advances, put purchase agreement transactions for proceeds, accounts receivable factoring, debt financing, a private placement offering of common stock and through the deferral of accounts payable and other expenses. The Company intends to raise additional capital through the sale of equity securities or borrowings from financial institutions and investors and possibly from related and nonrelated parties who may in fact lend to the Company on reasonable terms. Management believes that its actions to secure additional funding will allow the Company to continue as a going concern. There is no guarantee the Company will be successful in achieving any of these objectives. These sources of working capital are not assured, and consequently do not sufficiently mitigate the risks and uncertainties disclosed above. The ability of the Company to continue as a going concern is dependent upon management's ability to raise capital from the sale of its equity and, ultimately, the achievement of operating revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 17 - Subsequent Events

The Company has evaluated subsequent events through the date on which the condensed consolidated financial statements were available to be issued.

On October 15, 2020, the Company entered into an Asset Purchase Agreement (APA), to acquire the assets of Classroom Technologies Solutions, Inc. ("Classroom Tech"), for consideration of (a) paying off a secured Classroom Tech loan, not to exceed the greater of 50% of the value of the Classroom Tech assets acquired or $120,000; (b) the issuance a promissory note in the amount of $44,526 to a Classroom Tech designee; and (c) the issuance of 10 million shares of common stock to the seller of Classroom Tech.

On October 22, 2020, the Company reserved 50,000,000 shares in certificate form as collateral on the renewed line of credit (Note 5).

In October 2020, the Company issued 7,025,582 shares to investors in satisfaction of $58,300 of principal on convertible notes.

On October 30, 2020, the Company issued a $1,200,000 convertible note to an investor.The common shares reserved for conversion under the note are registered.

GALAXY NEXT GENERATION, INC.

500,000,000 SHARES OF COMMON STOCK

PROSPECTUS

_____________, 2021

Through and including                       , 2021 (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

  ==================================================================================

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee, are estimates.

Accounting fees and expenses	$5,000
Legal fees and expenses	20,000
Transfer agent fees and expenses
SEC registration fee	1,353
Miscellaneous
Total	$26,353

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the Nevada Revised Statute provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's or officer's fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Registrant's Articles of Incorporation, as amended, and amended and restated bylaws provide for indemnification of directors, officers, employees or agents of the Registrant to the fullest extent permitted by Nevada law (as amended from time to time). Section 78.7502 of the Nevada Revised Statute provides that such indemnification may only be provided if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to behave his conduct was unlawful.

In any underwriting agreement we enter into in connection with the sale of the securities being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth certain information with respect to all securities that we have sold during the last three years. We did not pay any commissions in connection with any of these sales.

As part of the common controlled merger in March 2018, 8,249,234 shares were issued to the owners of Galaxy Next Generation in exchange for Preferred Class C shares in an amount equivalent to 89% ownership in the outstanding shares of the merged company.

In addition, 471,473 shares were issued for consulting services as part of the common controlled merger.

In March 2018, the Company offered 1,500,000 shares of common stock to qualified investors at $2 per share in a private placement memorandum ("PPM"). The Company issued 32,226 shares in March 2018 at $2 per share, prior to a 350 for 1 Reverse Stock Split. The Company issued 1,954 shares during the three month period ended June 30, 2018 after the Reverse Stock Split resulting in proceeds of $1,367,500. During the three months ended September 30, 2018, the Company issued 182,255 shares to new investors resulting in proceeds of $637,000.

In April and May 2018, 100 shares were issued to various consultants in exchange for services.

In May 2018, the Company issued 822 shares of common stock at $0.0001 par value to various employees, management, and former members of the Board of Directors as compensation in the regular course of business as well as upon contemplation of the reverse triangular merger.

In May 2018, the Company issued 381,944 shares for warrants in a cashless exercise.

In May and June 2019, the company issued 510,000 shares under a Stock Plan.

In June 2018, 143 shares were issued to a related party in exchange for a $100,000 reduction of a short term note.

In June 2018, 687,630 shares were issued to FLCR common stockholders which was an amount equivalent to 7% ownership in the outstanding shares of the merged company as part of the reverse triangular merger with FullCircle Registry, Inc.

In June 2018, 392,931 shares were issued to FLCR convertible debt holders which was an amount equivalent to 4% ownership in the outstanding shares of the merged company as part of the reverse triangular merger with FullCircle Registry, Inc.

During the year ended June 2019, the Company issued 588,889 shares to various consultants in exchange for services and to investors for convertible debt and warrants.

During July and August 2019, the Company issued 475,000 shares of common stock for professional consulting services. These shares were valued at $1,203,300 upon issuance.

During August 2019, the Company issued 347,397 shares of common stock for debt reduction. These shares were valued at $619,103 upon issuance.

During August and September 2019, the Company settled conversion features on convertible notes. These conversions were valued at $149,374 at conversion.

During September 2019, the Company issued 644,709 shares of common stock to warrant holders in two cashless transactions.

During September 2019, the Company issued 44,511 shares of common stock in lieu of compensation. These shares were valued at $44,511 upon issuance.

During September 2019, the Company issued 80,000 shares of common stock for professional consulting services. These shares were valued at $80,000 upon issuance.

On September 27, 2019, the Company signed a convertible promissory note with an investor. The $225,000 note was issued at a discount of $13,500 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) the lowest closing price during the preceding 10 trading days prior to the issue date of the note. The note matures in June 2020. The note has prepayment penalties between 110% and 125% of the principal and interest outstanding if repaid before 180 days from issuance. During September 2019, the Company issued 397,864 shares of common stock for debt reduction. These shares were valued at $408,662 upon issuance.

During September 2019, the Company issued 397,864 shares of common stock for debt reduction. These shares were valued at $408,662 upon issuance.

On October 3, 2019, the Company issued 100,000 shares of common stock to an investor in satisfaction of $76,000 of principal on a convertible note.

On October 8, 2019, the Company issued 455,000 shares of common stock to a consultant in lieu of monthly compensation of $15,000 under a two year consulting agreement.

On October 10, 2019, a warrant holder exercised warrants and received 46,170 shares of common stock in a cashless transaction.

On October 14, 2019, the Company issued 55,000 shares of common stock to an investor in satisfaction of $15,125 principal and fees on a convertible note.

On October 15, 2019, the Company issued 100,000 shares of common stock to an investor in satisfaction of $80,000 of principal on a convertible note.

On October 17, 2019, the Company issued 50,000 shares of common stock to a consultant in lieu of compensation of $30,000.

On October 17, 2019, a warrant holder exercised warrants and received 500,000 shares of common stock in a cashless transaction. The warrants were issued due to anti-dilution protections.

On October 21, 2019, the Company issued 200,000 shares of common stock to an investor in satisfaction of $112,000 in principal on a convertible note.

On October 21, 2019, the Company issued 75,000 shares of common stock to an investor in satisfaction of $83,875 of principal and fees on a convertible note.

On October 22, 2019, the Company issued 16,557 shares of common stock to a consultant in lieu of legal fees of $9,603.

On October 22, 2019, the Company issued 1,350,000 shares of common stock as part of the stock purchase agreement of Concepts and Solutions.

On October 24, 2019, the Company issued 121,429 shares of common stock to an investor in satisfaction of $57,072 of principal and interest on a convertible note.

On October 28, 2019, a warrant holder exercised warrants and received 37,500 shares of common stock in a cashless transaction. The warrants were issued due to anti-dilution protections.

On October 30, 2019, the Company issued 75,000 shares of common stock to an investor in satisfaction of $33,000 of principal on a convertible note.

On October 31, 2019, the Company issued 107,143 shares of common stock to an investor in satisfaction of $40,714 of principal and interest on a convertible note.

During November 2019, the Company issued 45,000 shares of common stock for professional services.

During November 2019, the Company issued 1,194,157 shares of common stock for debt reduction.

During November 2019, the Company issued 500,000 shares of common stock for debt reduction.

On November 7, 2019, the Company borrowed $1,000,000 from a stockholder under terms of a two year convertible note payable. The note is convertible into preferred stock Series D and Series E at maturity on November 7, 2021. The note bears interest at 6%. There are no prepayment penalties related to the note and the Company may issue shares of common stock to repay the note. The proceeds of the note were used to pay off convertible notes and warrants.

On November 18, 2019, the Company signed a convertible promissory note with an investor. The $55,000 note was issued at a discount of $5,000 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of common stock during the 15 trading days prior to the issue date or (b) 70% of the lowest traded price for the common stock during the 15 trading days prior to conversion of the note. The note matures in November 2020. The note has prepayment penalties between 115% and 125% of the principal and interest outstanding if repaid before 180 days from issuance.

On November 18, 2019, the Company signed a convertible promissory note with an investor. The $110,000 note was issued at a discount of $10,000 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of common stock during the 15 trading days prior to the issue date or (b) 70% of the lowest traded price for the common stock during the 15 trading days prior to conversion of the note. The note matures in November 2020. The note has prepayment penalties between 115% and 125% of the principal and interest outstanding if repaid before 180 days from issuance.

On November 25, 2019, the Company issued a senior secured convertible debenture in the aggregate principal amount of $1,000,000 (the "Convertible Debenture") that is convertible into shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), bears interest at the rate of 8.0% per annum that matures on November 25, 2020 (the "Maturity Date"), which may be extended at the option of the Holder in the event that, and for so long as, an Event of Default (as defined in the Convertible Debenture) will have occurred and be continuing on the Maturity Date. The Convertible Debenture was issued with a 7.0% original issue discount, resulting in net proceeds to the Company of $930,000. As part of the issuance of the Convertible Debenture, the Company issued to the Holder 500,000 shares of Common Stock.

On November 30, 2019, the Company issued a convertible note in the principal amount of $400,000 to an investment firm. The note bears interest at the rate of 5% per year. The loan principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in May 2019. The note matures in August 2019. The note has prepayment penalties ranging from 110% to 125% of the principal and interest outstanding if repaid within 60 to 180 days from issuance.

On December 11, 2019, the Company signed a convertible promissory note with an investor. The $220,430 note was issued at a discount of $15,430 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) $0.46 per share or (b) 75% of the lowest trading price of common stock during the 10 trading days prior to conversion beginning in June 2020. The note matures in December 2020. The note has prepayment penalties between 120% and 130% of the principal and interest outstanding if repaid before 180 days from issuance.

During December 2019, the Company issued 908,355 shares of common stock for professional services. These shares were valued at $256,478 upon issuance.

During December 2019, the Company issued 25,000 shares of common stock for commitment shares on convertible debt. These shares were valued at $7,000 upon issuance.

On January 7, 2020, the Company issued 357,142 shares of common stock to an investor in satisfaction of $50,000 of principal on a convertible note.

On January 7, 2020, the Company issued 121,212 shares of common stock to an investor in satisfaction of $20,000 of principal on a convertible note.

On January 9, 2020, the Company issued a convertible promissory note in the principal amount of $225,000 note to an investor. The note was issued at a discount of $13,500 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) the closing price or (b) 75% of the lowest trade price of the stock during the 10 trading days immediately preceding conversion beginning in July of 2020.

On January 10, 2020, the Company issued 25,000 shares of common stock to an investor as consideration for a new $225,000 convertible note. The note bears interest at 8% and matures in October 2020.

On January 15, 2020, the Company issued 177,778 shares of common stock to an investor in satisfaction of $20,000 of principal on a convertible note.

On January 16, 2020, the Company issued 380,952 shares of common stock to an investor in satisfaction of $40,000 of principal on a convertible note.

On January 16, 2020, the Company issued 231,111 shares of common stock to an investor in satisfaction of $26,000 of principal on a convertible note.

On January 17, 2020, the Company issued 170,000 shares of common stock to an investor in satisfaction of $12,000 of principal on a convertible note.

On January 21, 2020, the Company issued 100,000 shares of common stock to an employee as compensation.

On January 22, 2020, the Company issued 100,000 shares of common stock to a consultant for professional services.

On January 29, 2020, the Company issued 416,667 shares of common stock to an investor in satisfaction of $30,000 of principal on a convertible note.

On January 30, 2020, the Company issued 634,920 shares of common stock to an investor in satisfaction of $40,000 of principal on a convertible note.

On February 6, 2020, the Company issued 500,000 shares of common stock to an investor in satisfaction of $9,250 of principal on a convertible note.

On February 7, 2020, the Company issued 100,000 shares of common stock to a consultant for professional services.

On March 11, 2020, the Company amended a $200,000 convertible note with a stockholder. The note bears interest at 6%. The note was amended by increasing the balance by $200,000 and extending the maturity to November 2021. Interest is payable in cash or common stock, at the holder's option. If interest is paid in common stock, the conversion price will be the market price at the time of conversion. Principal on the note at maturity is convertible into 400,000 shares of Series D Preferred Stock. If principal is paid prior to maturity, the right of conversion is terminated.

On March 25, 2020, the Company signed a convertible promissory note with an investor. The $338,625 note was issued at a discount of $23,625 and bears interest of 8%. The note principal and interest are convertible into shares of common stock at the lower of (a) the closing price or (b) 75% of the lowest trade price of the stock during the 10 trading days immediately preceding conversion beginning in September of 2020.

During March 2020, the Company issued 85,586,940 shares of common stock for convertible debt reduction. These shares were valued at $1,522,153 upon issuance.

During March 2020, the Company issued 890,000 shares of common stock for professional consulting services.  These shares were valued at $11,945 upon issuance.

During March 2020, the Company issued 21,914,415 shares of common stock to warrant holders in seven cashless transactions.

On April 1, 2020, the Company issued 5,000,000 shares of common stock to an investor in satisfaction of $12,000 of principal on a convertible note.

On April 1, 2020, the Company issued 6,694,678 shares of common stock to an investor in satisfaction of $23,400 of principal on a convertible note.

On April 3, 2020, the Company issued 6,666,667 shares of common stock to an investor in satisfaction of $23,300 of principal on a convertible note.

On April 3, 2020, the Company issued 5,000,000 shares of common stock to an investor in satisfaction of $12,000 of principal on a convertible note.

On April 7, 2020, the Company issued 5,476,190 shares of common stock to an investor in satisfaction of $23,000 of principal on a convertible note.

On April 13, 2020, the Company issued 6,177,428 shares of common stock to an investor in satisfaction of $4,435 of principal on a convertible note and accrued interest.

On April 13, 2020, the Company issued 8,122,449 shares of common stock to an investor in satisfaction of $19,400 of principal on a convertible note.

On April 14, 2020, the Company issued 8,909,860 shares of common stock to warrant holder in a cashless transaction.

On April 16, 2020, the Company issued 9,306,123 shares of common stock to an investor in satisfaction of $22,300 of principal on a convertible note.

On April 17, 2020, the Company issued 9,790,476 shares of common stock to an investor in satisfaction of $25,700 of principal on a convertible note.

On April 22, 2020, the Company issued 10,315,810 shares of common stock to an investor in satisfaction of $27,079 of principal on a convertible note.

On April 27, 2020, the Company issued 5,726,223 shares of common stock to an investor in satisfaction of $7,679 of principal on a convertible note.

On April 30, 2020, the Company issued 8,775,511 shares of common stock to an investor in satisfaction of $21,000 of principal on a convertible note.

On May 5, 2020, the Company issued 9,569,378 shares of common stock to an investor in satisfaction of $30,000 of principal on a convertible note.

On May 11, 2020, the Company issued 2,000,000 shares of common stock to consultant for consulting services.

On May 20, 2020, the Company issued 5,000,000 shares of common stock to an investor in satisfaction of $9,750 of principal on a convertible note.

On May 20, 2020, the Company issued 9,880,952 shares of common stock to an investor in satisfaction of $20,000 of principal on a convertible note.

On May 21, 2020, the Company issued 11,333,333 shares of common stock to an investor in satisfaction of $34,000 of principal on a convertible note.

On May 21, 2020, the Company issued 6,428,571 shares of common stock to an investor in satisfaction of $17,250 of principal on a convertible note.

On May 26, 2020, the Company issued 13,205,128 shares of common stock to an investor in satisfaction of $25,000 of principal on a convertible note.

On May 26, 2020, the Company issued 6,156,625 shares of common stock to an investor in satisfaction of $16,000 of principal on a convertible note.

On June 1, 2020, the Company issued 7,500,000 shares of common stock to an investor in satisfaction of $15,000 of principal on a convertible note.

On June 1, 2020, the Company issued 15,111,111 shares of common stock to an investor in satisfaction of $34,000 of principal on a convertible note.

On June 2, 2020, the Company issued 14,290,322 shares of common stock to an investor in satisfaction of $17,000 of principal on a convertible note.

On June 2, 2020, the Company issued 2,500,000 shares of common stock to a consultant for consulting services.

On June 2, 2020, the Company issued 11,833,333 shares of common stock to an investor in satisfaction of $28,400 of accrued interest on a convertible note.

On June 3, 2020, the Company issued 6,000,000 shares of common stock to an investor in satisfaction of $8,250 of principal on a convertible note.

On June 3, 2020, the Company issued 16,767,667 shares of common stock to an investor in satisfaction of $37,727 of principal on a convertible note.

On June 3, 2020, the Company issued 17,367,579 shares of common stock to an investor in satisfaction of $40,000 of principal on a convertible note.

On June 4, 2020, the Company issued 19,485,333 shares of common stock to an investor in satisfaction of $42,842 of principal on a convertible note.

On June 4, 2020, the Company issued 6,547,619 shares of common stock to an investor in satisfaction of $13,000 of principal on a convertible note.

On June 4, 2020, the Company issued 18,837,670 shares of common stock to an investor in satisfaction of $45,000 of principal on a convertible note.

On June 4, 2020, the Company issued 20,755,556 shares of common stock to an investor in satisfaction of $46,700 of principal on a convertible note.

On June 8, 2020, the Company issued 19,838,709 shares of common stock to an investor in satisfaction of $30,000 of principal on a convertible note.

On June 15, 2020, the Company issued 11,490,964 shares of common stock to an investor in satisfaction of $8,457 of principal on a convertible note.

On June 16, 2020, the Company issued 6,978,021 shares of common stock to an investor in satisfaction of $9,750 of principal on a convertible note.

On June 16, 2020, the Company issued 6,250,000 shares of common stock to an investor in satisfaction of $7,375 of principal on a convertible note.

On June 16, 2020, the Company issued 13,653,846 shares of common stock to an investor in satisfaction of $17,000 of principal on a convertible note.

On June 22, 2020, the Company issued 8,695,652 shares of common stock to an investor in satisfaction of $15,000 of principal on a convertible note.

On June 24, 2020, the Company issued 20,289,855 shares of common stock to an investor in satisfaction of $35,000 of principal on a convertible note.

On June 24, 2020, the Company issued 22,111,031 shares of common stock to an investor in satisfaction of $38,000 of principal on a convertible note.

On June 24, 2020, the Company issued 6,500,000 shares of common stock to an investor in satisfaction of $6,725 of principal on a convertible note.

On June 25, 2020, the Company issued 28,539,130 shares of common stock to an investor in satisfaction of $49,230 of principal on a convertible note.

On June 26, 2020, the Company issued 27,570,757 shares of common stock to an investor in satisfaction of $52,000 of principal on a convertible note.

On July 2, 2020, the Company issued 12,848,485 shares of common stock to an investor in satisfaction of $21,200 of principal on a convertible note.

On July 7, 2020, the Company issued 2,500,000 shares of common stock to the Selling Stockholder as commitment shares in connection with that certain purchase agreement dated in May 2020, as amended in June 2020.

On July 8, 2020, the Company issued 28,882,800 shares of common stock to an investor in satisfaction of $50,000 of principal on a convertible note.

On July 15, 2020, the Company issued 14,035,005 shares of common stock to an investor in satisfaction of $25,000 of principal on a convertible note.

On July 20, 2020, the Company issued 47,572,300 shares of common stock to an investor in satisfaction of $85,000 of principal on a convertible note.

On July 21, 2020, the Company issued 50,059,666 shares of common stock to an investor in satisfaction of $90,000 of principal on a convertible note.

On July 22, 2020, the Company issued 50,048,205 shares of common stock to an investor in satisfaction of $90,000 of principal on a convertible note.

For the three months ended September 30, 2020, the Company issued a total of 242,000,000 shares to the Selling Stockholder in exchange for proceeds of $2,000,000 under the Original Purchase Agreement.

In July 2020, the Company issued 784,966,812 shares of common stock to investors in satisfaction of $977,350 of principal on convertible notes.

In July and August 2020, a warrant holder exercised warrants and received 204,771,864 shares in five cashless transactions.

In July and August 2020, the Company entered into new $125,000 and $500,000 convertible notes with an investor.

On July 30, 2020, the Company entered into a two year accounts receivable factoring agreement with a financial services company to provide working capital. Factoring fees are 2.5% of the face value of the account receivable sold to the factoring agent per month until collected. For collections over 90 days from the invoice date, the fee increases to 3.5%. The agreement contains a credit line of $1,000,000 and requires a minimum of $300,000 of factored receivables per calendar quarter. The agreement includes early termination fees. The Company has factored approximately $390,000 of accounts receivable as of September 25, 2020.

In August 2020, the Company issued 327,513,771 shares of common stock to investors in satisfaction of $804,160 of principal on convertible notes.

For the three months ended September 2020, the Company issued 93,333,333 shares of common stock for debt reduction. These shares were issued in exchange for convertible debt reduction of $210,000 during the three months ended September 2020.

For the three months ended September 2020, the Company issued 6,949,020 shares of common stock for debt reduction. These shares were issued in exchange for convertible debt reduction of $53,160 during the three months ended September 2020.

For the three months ended September 2020, the Company issued 12,848,485 shares of common stock for debt reduction. These shares were issued in exchange for convertible debt reduction of $21,200 during the three months ended September 2020.

For the three months ended September 2020, the Company issued 18,181,818 shares of common stock for debt reduction. These shares were issued in exchange for convertible debt reduction of $30,000 during the three months ended September 2020.

For the three months ended September 2020, the Company issued 34,852,727 shares of common stock for debt reduction. These shares were issued in exchange for convertible debt reduction of $57,507 during the three months ended September 2020.

For the three months ended September 2020, the Company issued 13,414,903 shares of common stock for debt reduction.  These shares were issued in exchange for convertible debt reduction of $12,493 during the three months ended September 2020.

For the three months ended September 2020, the Company issued 8,000,000 shares of common stock for debt reduction. These shares were issued in exchange for convertible debt reduction of $8,800 during the three months ended September 2020.

For the three months ended September 2020, the Company issued 7,500,000 shares of common stock for debt reduction. These shares were issued in exchange for convertible debt reduction of $8,250 during the three months ended September 2020.

For the three months ended September 2020, the Company issued 6,295,454 shares of common stock for debt reduction. These shares were issued in exchange for convertible debt reduction of $6,925 during the three months ended September 2020.

During July 2020, the Company issued 249,792,217 shares of common stock to a warrant holder in six cashless transactions

For the three months ended September 2020, the Company issued 25,000,000 shares of common stock for debt reduction. These shares were issued in exchange for convertible debt reduction of $32,000 during the three months ended September 2020.

For the three months ended September 2020, the Company issued 45,000,000 shares of common stock for debt reduction. These shares were issued in exchange for convertible debt reduction of $58,400 during the three months ended September 2020.

For the three months ended September 2020, the Company issued 49,800,000 shares of common stock for debt reduction. These shares were issued in exchange for convertible debt reduction of $64,736 during the three months ended September 2020.

For the three months ended September 2020, the Company issued 62,000,000 shares of common stock for debt reduction. These shares were issued in exchange for convertible debt reduction of $80,840 during the three months ended September 2020.

For the three months ended September 2020, the Company issued 16,870,013 shares of common stock for debt reduction. These shares were issued in exchange for convertible debt reduction of $14,024 during the three months ended September 2020.

On October 9, 2020, the Company issued and sold a convertible debenture or a stockholder in the aggregate principal amount of $500,000, issued with a 7.0% original issue discount, resulting in net proceeds to the us of $465,000, before deducting legal fees and expenses. The convertible debenture is secured by a security interest in all of the assets of the Company and each of the Company's subsidiaries. The holder of such Convertible Debenture, has the right, subject to certain limitations, at any time to convert all or a portion of the Convertible Debentures, up to $350,000 of the outstanding and unpaid Conversion Amount in any 30 day calendar period, into fully paid and nonassessable shares of common stock, below an initial price of $0.47.

On October 15, 2020, the Company entered into an Asset Purchase Agreement (APA), to acquire the assets of Classroom Technologies Solutions, Inc. ("Classroom Tech"), for consideration of (a) paying off a secured Classroom Tech loan, not to exceed the greater of 50% of the value of the Classroom Tech assets acquired or $120,000; (b) the issuance a promissory note in the amount of $44,526 to a Classroom Tech designee; and (c) the issuance of 10 million shares of common stock to the seller of Classroom Tech.

On October 30, 2020, the Company issued and sold a convertible debenture to a stockholder in the aggregate principal amount of $1,200,000, issued with a 7.0% original issue discount, resulting in net proceeds of $1,116,000 before deducting legal fees and expenses. The convertible debenture is secured by a security interest in all of the assets of the Company and each of the Company's subsidiaries. The holder of such Convertible Debenture, has the right, subject to certain limitations, at any time to convert all or a portion of the Convertible Debentures, up to $350,000 of the outstanding and unpaid Conversion Amount in any 30 day calendar period, into fully paid and nonassessable shares of common stock, below an initial price of $0.47.

In October 2020, the Company issued 7,025,582 shares to investors in satisfaction of $58,300 of principal on convertible notes. On December 29, 2020, we entered into the Amended and Restated Purchase Agreement, Registration Rights Agreement and Tysadco SPA with the Selling Stockholder. Pursuant to the terms of the Tysadco SPA, the Company sold an aggregate of 100,000,000 shares of our common stock to the Selling Stockholder for an aggregate price of $500,000. Pursuant to the Amended and Restated Purchase Agreement, the Selling Stockholder committed to purchase, subject to certain restrictions and conditions, up to $10.0 million of the Company's common stock over a period of 24 months from the effectiveness of this registration statement registering the resale of shares purchased by the Selling Stockholder pursuant to the Amended and Restated Purchase Agreement. The Company has issued 50,000,000 Commitment Shares of its common stock to the Selling Stockholder as a commitment fee.

The issuance of shares of common stock upon the exercise of warrants or conversion of notes or preferred stock as set forth above, was made without registration, in reliance on the exemptions provided by Section 3(a)(9) of the Securities Act, and in reliance on similar exemptions under applicable state laws, for exchanges of securities with existing security holders.

All other securities described above were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. The recipients of the securities in the transactions described above acquired the securities for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. Appropriate legends were affixed to the instruments representing such securities issued in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
3.1

Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Annual Report on Form 10-K/A, File No. 000-56006, filed with the Securities and Exchange Commission on October 16, 2020 )

3.2	Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registrant's Form 8A-12G, File No. 000-56006, filed with the Securities and Exchange Commission on December 3, 2018)
4.1

Galaxy Next Generation, Inc. Employees, Directors, and Consultants Stock Plan for the Year 2019 (incorporated herein by reference to Exhibit 4.4 to the Registration Statement Form S-8, File No. 333-229532, filed with the Securities and Exchange Commission on February 6, 2019)

4.2

Employees, Directors, and Consultants Stock Plan for the Year 2020 (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-8, File No. 333-229532, filed with the Securities and Exchange Commission on September 18, 2020)

4.3

Description of Securities (incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on October 16, 2020).

5.1	Opinion of Parsons Behl & Latimer (1)
10.1

Agreement and Plan of Merger between Full Circle Registry, Inc. and Galaxy Next Generation, Inc. dated June 6, 2018 (incorporated herein by reference to Exhibit 10.01 to the Current Report on Form 8-K, File No. 000-56006, filed with the Securities and Exchange Commission on June 7, 2018)

10.2

Share Purchase Agreement dated January 24, 2019 between Galaxy Next Generation, Inc. and CIA LLC. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 000-56006, filed with the Securities and Exchange Commission on February 13, 2019)

10.3

Stock Purchase Agreement dated September 3, 2019 between Galaxy Next Generation, Inc., Interlock Concepts, Inc., and Ehlert Solutions Group, Inc., its sister company (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 000-56006, filed with the Securities and Exchange Commission on September 5, 2019)

10.4

Secured Convertible Debenture issued by Galaxy Next Generation, Inc. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 000-56006, filed with the Securities and Exchange Commission on December 4, 2019)

10.5

Securities Purchase Agreement, initially dated as of October 28, 2019 and amended and restated as of November 25, 2019, between Galaxy Next Generation, Inc. and YA II PN, LTD. (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K, File No. 000-56006, filed with the Securities and Exchange Commission on December 4, 2019)

10.6

Security Agreement dated as of October 29, 2019 between Galaxy Next Generation, Inc. and YA II PN, LTD. (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K, File No. 000-56006, filed with the Securities and Exchange Commission on December 4, 2019)

10.7

Registration Rights Agreement initially dated as of October 28, 2019 and amended and restated as of November 25, 2019 between Galaxy Next Generation, Inc. and YA II PN, LTD. (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K, File No. 000-56006, filed with the Securities and Exchange Commission on December 4, 2019)

10.8

Employment Agreement between the Company and Magen McGahee dated January 1, 2017 (incorporated herein by reference to Exhibit 10.8 to the Registration Statement on Form S-1, File No. 333-235905, filed with the Securities and Exchange Commission on January 13, 2020)

10.9

Amendment to Purchase Agreement, dated July 9, 2020 by and between Galaxy Next Generation, Inc. and Tysadco Partner, LLC. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 000-56006, filed with the Securities and Exchange Commission on July 10, 2020)

10.10

Registration Rights Agreement dated May 31, 2020 by and between Galaxy Next Generation, Inc. and Tysadco Partner, LLC (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K, File No. 000-56006, filed with the Securities and Exchange Commission on July 10, 2020)

10.11

Employment Agreement between the Company and Gary LeCroy dated January 1, 2020 (incorporated herein by reference to Exhibit 10.11 to the Annual Report on Form 10-K, File No. 000-56006, filed with the Securities and Exchange Commission on September 28, 2020)

10.12

Employment Agreement between the Company and Magen McGahee dated January 1, 2020 (incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K, File No. 000-56006, filed with the Securities and Exchange Commission on September 28, 2020)

10.13

 Amendment to Employment Agreement between the Company and Gary LeCroy dated September 1, 2020 (incorporated herein by reference to Exhibit 10.13 to the Annual Report on Form 10-K, File No. 000-56006, filed with the Securities and Exchange Commission on September 28, 2020)

10.14

Amendment to Employment Agreement between the Company and Magen McGahee dated September 1, 2020 (incorporated herein by reference to Exhibit 10.14 to the Registrant's Annual Report on Form 10-K, File No. 000-56006, filed with the Securities and Exchange Commission on September 28, 2020)

10.15

Form of Secured Convertible Debenture issued by Galaxy Next Generation, Inc. (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2020)

10.16

Securities Purchase Agreement, initially dated as of August 18, 2020 and amended and restated as of October 1, 2020, between Galaxy Next Generation, Inc. and YA II PN, LTD. (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2020)

10.17

Security Agreement dated as of August 18, 2020 and amended and restated as of October 1, 2020 between Galaxy Next Generation, Inc. and YA II PN, LTD. (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2020)

10.18

Registration Rights Agreement initially dated as of August 18, 2020 and amended and restated as of October 1, 2020 between Galaxy Next Generation, Inc. and YA II PN, LT (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2020)

10.19

Amended and Restated Purchase Agreement dated December 29, 2020, by and between Galaxy Next Generation, Inc. and Tysadco Partners LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2021).

10.20

Registration Rights Agreement, dated December 29, 2020, by and between Galaxy Next Generation, Inc. and Tysadco Partners LLC (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2021).

10.21

Securities Purchase Agreement, dated December 29, 2020, by and between Galaxy Next Generation, Inc. and Tysadco Partners LLC (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2021).

21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Annual Report on Form 10-K, File No. 000-56006, filed with the Securities and Exchange Commission on September 28, 2020)
23.1	Consent of Independent Registered Public Accounting Firm (1)
23.2	Consent of Parsons Behl & Latimer (contained in Exhibit 5.1) (1)
24.1	Power of Attorney (Included on the signature page of the registration statement)
101	XBRL Interactive Data (2)

(1) Filed herewith

(2) To be filed by amendment

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

iii. to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided , however , that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No.1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toccoa, Georgia, January 15, 2021.

GALAXY NEXT GENERATION, INC.

By:	/s/Gary LeCroy
Name:	Gary LeCroy
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Gary LeCroy and Magen McGahee our true and lawful attorneys and agents with full power of substitution and resubstitution, with full power to sign for us, and in our names in the capacities indicated below, any and all amendments to this registration statement, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

/s/ Gary LeCroy Gary LeCroy	Chief Executive Officer and Director (principal executive officer)	January 15, 2021

/s/ Magen McGahee Magen McGahee	Chief Operating Officer, Chief Financial Officer, Secretary and Director (principal financial and accounting officer)	January 15, 2021

/s/ Carl R. Austin	Director	January 15, 2021
Carl R. Austin

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